                                            FILED PURSUANT TO RULE 424(B)(3)
                                                   REGISTRATION NO. 33-65425

                        JOINT PROXY STATEMENT-PROSPECTUS


    CHAMPPS ENTERTAINMENT, INC.                           DAKA INTERNATIONAL, INC.
        153 EAST LAKE STREET                                ONE CORPORATE PLACE
      WAYZATA, MINNESOTA 55391                               55 FERNCROFT ROAD
           (612) 449-4841                               DANVERS, MASSACHUSETTS 01923
                                                               (508) 774-9115
          PROXY STATEMENT                                     PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS                  FOR ANNUAL MEETING OF STOCKHOLDERS
  TO BE HELD ON FEBRUARY 21, 1996                     TO BE HELD ON FEBRUARY 21, 1996

                            ------------------------

                            DAKA INTERNATIONAL, INC.
                                   PROSPECTUS
                         COMMON STOCK, $0.01 PAR VALUE
                            ------------------------

    This Joint Proxy Statement-Prospectus is being furnished to holders of common stock, par value $.01 per share ("Champps Common Stock"), of Champps Entertainment, Inc., a Minnesota corporation ("Champps"), in connection with the solicitation of proxies by the Board of Directors of Champps (the "Champps Board") for use at a Special Meeting of Stockholders of Champps to be held at 10:00 a.m. local time on February 21, 1996 at The Radisson Plaza Hotel Minneapolis, 35 South Seventh Street, Minneapolis, Minnesota (together with any adjournments or postponements thereof, the "Special Meeting"). At the Champps Special Meeting, the holders of Champps Common Stock will consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated October 10, 1995 (the "Merger Agreement") by and among Champps, DAKA International, Inc., a Delaware corporation ("DAKA"), and CEI Acquisition Corp., a wholly-owned subsidiary of DAKA ("Merger Subsidiary"), pursuant to which Merger Subsidiary will merge with and into Champps whereupon Champps will become a wholly-owned subsidiary of DAKA (the "Merger"). Upon consummation of the Merger, each share of Champps Common Stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive four-tenths (.40) of one share of DAKA common stock, par value $.01 per share ("DAKA Common Stock"), subject to possible adjustment to forty-three hundredths (.43) of one share of DAKA Common Stock if the average per share closing price of DAKA Common Stock as reported on the Nasdaq National Market over the twenty
(20) trading days immediately preceding the second trading day prior to the closing date of the Merger (such time period, the "Determination Period," and such per share closing price, the "DAKA Average Trading Price") is less than $30.00 per share, or thirty-seven hundredths (.37) of one share of DAKA Common Stock if the DAKA Average Trading Price is more than $35.00 per share (as such ratio may be so adjusted, the "Exchange Ratio").


    This Joint Proxy Statement-Prospectus is also being furnished to holders of DAKA Common Stock and DAKA Series A Preferred Stock, par value $0.01 per share ("Series A Preferred Stock" and, with the DAKA Common Stock, "DAKA Capital Stock"), in connection with the solicitation of proxies by the Board of Directors of DAKA (the "DAKA Board") for use at the 1995 Annual Meeting of Stockholders of DAKA to be held at 10:00 a.m. local time on February 21, 1996 at Tara's Ferncroft Conference Resort, 50 Ferncroft Road, Danvers, Massachusetts (together with any adjournments or postponements thereof, the "Annual Meeting" and, with the Special Meeting, the "Stockholders Meetings"). At the DAKA Annual Meeting, stockholders of DAKA will vote on proposals regarding (i) the issuance of DAKA Common Stock pursuant to the Merger Agreement (such shares as may be issued, the "DAKA Merger Shares"), (ii) an amendment to DAKA's Certificate of Incorporation, as amended (the "DAKA Certificate"), to increase the number of authorized shares of DAKA Common Stock from 20,000,000 to 30,000,000, and (iii) the election of one Director to the DAKA Board.


    The Determination Period will end one or two business days prior to the Stockholders Meetings. Stockholders of DAKA and Champps can, beginning one or two business days prior to the date of the Stockholders Meetings, call the following toll-free number established by DAKA to learn the determination of the Exchange Ratio: 1-800-572-8925.


    The Annual Report to DAKA stockholders for the fiscal year ended July 1, 1995 is being mailed to stockholders of DAKA with this Joint Proxy Statement-Prospectus. A detailed description of the proposals to be presented at the Stockholders Meetings is included in this Joint Proxy Statement-Prospectus.


    This Joint Proxy Statement-Prospectus is also the prospectus of DAKA covering the offering and issuance of the DAKA Merger Shares pursuant to the Merger.

    All information contained in this Joint Proxy Statement-Prospectus with respect to DAKA has been supplied by DAKA and all information with respect to Champps has been supplied by Champps.
                           ------------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
                           ------------------------

  The date of this Joint Proxy Statement-Prospectus is January 16, 1996 and it is first being mailed or delivered to DAKA and Champps stockholders on or about that date.

                             AVAILABLE INFORMATION

     Each of DAKA and Champps is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Proxy statements, reports and other information concerning either DAKA or Champps can be inspected and copied at the SEC's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Each of the DAKA Common Stock and Champps Common Stock is listed on the Nasdaq National Market. Consequently, reports, proxy statements and other information concerning DAKA and Champps may also be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD") at 1735 K Street, N.W., Washington, D.C. 20006. This Joint Proxy Statement-Prospectus is part of a registration statement on Form S-4 filed with the SEC (the "Registration Statement") and does not contain all the information set forth in the Registration Statement and exhibits thereto which DAKA has filed with the SEC under the Exchange Act, which Registration Statement and exhibits thereto may be obtained from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees, and to which reference is hereby made.

     Statements contained herein or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document incorporated herein by reference. Each such statement is qualified in its entirety by the information contained in such document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by DAKA with the SEC pursuant to the Exchange Act are incorporated into this Joint Proxy Statement-Prospectus by reference: (i) DAKA's Annual Report on Form 10-K for the fiscal year ended July 1, 1995 as amended by Form 10-K/A (ii) DAKA's Form 8-K dated October 10, 1995,
(iii) DAKA's quarterly report on Form 10-Q for the quarter ended September 30, 1995, and (iv) the description of DAKA's Common Stock contained in DAKA's Registration Statement on Form 8-A dated October 11, 1988, including any amendment or report filed for the purpose of amending such description.

     All documents filed by DAKA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement-Prospectus and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Joint Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement-Prospectus or any supplement thereto, except as so modified or superseded.

     THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT

PROXY STATEMENT-PROSPECTUS IS DELIVERED UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO DAKA, LOUIE PSALLIDAS, DAKA INTERNATIONAL, INC., ONE CORPORATE PLACE, 55 FERNCROFT ROAD, DANVERS, MASSACHUSETTS 01923-4001, TELEPHONE
(508) 774-9115, AND IN THE CASE OF DOCUMENTS RELATING TO CHAMPPS, FROM SHAUN P. NUGENT, CHIEF FINANCIAL OFFICER, CHAMPPS ENTERTAINMENT, INC., 153 EAST LAKE STREET, WAYZATA, MINNESOTA 55391 (TELEPHONE: (612) 449-4841). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 13, 1996.


                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................     1
  Introduction........................................................................     1
  The Parties.........................................................................     1
  Terms of The Merger and The Merger Agreement........................................     2
  The Stockholders Meetings...........................................................     3
  Management and Operations after the Merger..........................................     4
  Dissenters' Rights..................................................................     4
  Certain Differences in the Rights of Stockholders...................................     4
  Reasons for the Recommendations of the Boards of Directors..........................     4
  Opinion of Financial Advisors.......................................................     5
  Amendment and Waiver of the Merger Agreement; Extensions............................     5
  Interim Financing Arrangements......................................................     5
  Other Transactions..................................................................     5
  Regulatory Approvals................................................................     6
  Certain Federal Income Tax Consequences.............................................     6
  Accounting..........................................................................     6
  Comparative Stock Prices............................................................     7
  Pro Forma Per Share Data............................................................     8
SUMMARY FINANCIAL DATA................................................................     9
VOTING AND PROXIES....................................................................    12
  The Stockholders Meetings...........................................................    12
  Record Dates........................................................................    12
  Purposes of the Stockholders Meetings...............................................    12
  Votes Required at the Stockholders Meetings.........................................    12
  Proxies, Voting and Revocations.....................................................    13
  Solicitation Expenses...............................................................    14
RIGHTS OF DISSENTING STOCKHOLDERS.....................................................    14
  Procedure to Preserve Dissenters' Rights............................................    14
  Procedures Following an Assertion of Dissenters' Rights.............................    15
THE MERGER AND RELATED TRANSACTIONS...................................................    17
  General.............................................................................    17
  Background of the Merger............................................................    17
  Reasons for the Champps Board's Recommendation......................................    18
  Reasons for the DAKA Board's Recommendation.........................................    19
  Recommendations of the Boards of Directors of DAKA and Champps......................    19
  Management and Operations after the Merger..........................................    20
  Opinion of Financial Advisor to Champps.............................................    20
  Opinion of Financial Advisor to DAKA................................................    24
TERMS OF THE MERGER...................................................................    28
  Effective Time of the Merger; Closing Date..........................................    28
  Conversion of Shares of Champps Stock Pursuant to Merger; Treatment of
     Options and Warrants.............................................................    28
  The Surviving Corporation...........................................................    28
  Conduct of Business Pending the Merger..............................................    29
  Interim Financing Arrangements .....................................................    29
  Conditions to Consummation of the Merger............................................    30

                                       (i)

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                                                                                        PAGE
                                                                                        ----
  Material Federal Income Tax Consequences............................................    31
  Accounting Treatment................................................................    32
  Regulatory Approvals................................................................    33
  Termination of the Merger Agreement.................................................    33
  Other Transactions; Termination Fees................................................    33
  Expenses............................................................................    34
  Amendment and Waiver of the Merger Agreement; Extensions............................    34
  Effect on Employee Benefits.........................................................    34
  Exchange of Certificates in the Merger..............................................    35
  Representations and Warranties......................................................    35
  Interests of Certain Persons in the Merger..........................................    36
  The Stockholders Agreement..........................................................    37
  Resale of DAKA Common Stock.........................................................    37
CHAMPPS SPECIAL MEETING PROPOSAL......................................................    39
  Approval and Adoption of the Merger Agreement.......................................    39
DAKA ANNUAL MEETING PROPOSALS.........................................................    40
  Proposal 1--Issuance of DAKA Common Stock Pursuant to the Merger Agreement..........    40
  Proposal 2--Increase in the Authorized Shares of DAKA Common Stock..................    40
  Proposal 3--Election of Class I Director............................................    41
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.....................................    42
CHAMPPS SELECTED FINANCIAL DATA.......................................................    51
CHAMPPS MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION...........................................................................    52
BUSINESS OF DAKA......................................................................    56
BUSINESS OF CHAMPPS...................................................................    58
  General.............................................................................    58
  History.............................................................................    58
  Concept and Strategy................................................................    59
  Expansion Strategy..................................................................    60
  Restaurant Operations...............................................................    61
  Competition.........................................................................    61
  Franchises..........................................................................    62
  Government Regulation...............................................................    64
  Trademarks and Service Marks........................................................    64
  Employees...........................................................................    65
  Properties..........................................................................    65
  Legal Proceedings...................................................................    65
PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF CHAMPPS......................................    66
COMPARISON OF THE RIGHTS OF HOLDERS OF CHAMPPS COMMON STOCK AND DAKA COMMON STOCK.....    67
THE DAKA ANNUAL MEETING--OTHER INFORMATION............................................    72
  Composition of DAKA Board...........................................................    72
  Appointment of Director.............................................................    72
  Incumbent Directors.................................................................    72
  Meetings and Committees.............................................................    74
  Directors' Compensation ............................................................    74
  Executive Compensation .............................................................    75
  Employment Agreements ..............................................................    76

                                      (ii)

                                                                                        PAGE
                                                                                        ----
  Compensation Committee Report.......................................................    77
  Performance Graph...................................................................    80
  Principal and Management Stockholders of DAKA.......................................    81
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934..................    83
AUDITORS..............................................................................    83
STOCKHOLDER PROPOSALS.................................................................    83
EXPERTS...............................................................................    84
LEGAL OPINIONS........................................................................    84
INDEX TO CHAMPPS CONSOLIDATED FINANCIAL STATEMENTS....................................   F-1
  Appendices:
  -----------
Appendix A. Agreement and Plan of Merger
Appendix B. Opinion of Montgomery Securities
Appendix C. Opinion of Piper Jaffray Inc.
Appendix D. Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

                                      (iii)

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement-Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained herein and the exhibits hereto. Each stockholder of Champps and DAKA is urged to read this Joint Proxy Statement-Prospectus with care.

                                  INTRODUCTION

     The DAKA Board and the Champps Board have each unanimously adopted and approved the Merger Agreement, pursuant to which Merger Subsidiary will be merged with and into Champps if the stockholders of Champps adopt and approve the Merger Agreement, the stockholders of DAKA approve the issuance of the DAKA Merger Shares, and certain regulatory approvals are received and certain other conditions are satisfied. Champps will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of DAKA. As a result of the Merger, each share of Champps Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares as to which dissenters' rights are properly exercised) will be converted into the right to receive four-tenths (.40) of one share of DAKA Common Stock, subject to possible adjustment as more fully described herein, with holders receiving cash in lieu of fractional shares of DAKA Common Stock.

                                  THE PARTIES

     Champps. Champps owns and operates six casual dining restaurants under the name "Champps Americana" located in Minnesota, Texas, New Jersey, Indiana and California. Champps also has a total of twelve additional restaurants in operation pursuant to franchise or license agreements in the following areas:
Minneapolis-St. Paul metropolitan area; Sioux Falls, South Dakota; Milwaukee, Wisconsin; Charlotte, North Carolina; Cleveland, Ohio; and Omaha, Nebraska. Champps plans to continue to expand its concept nationally by establishing additional Champps-owned restaurants. Champps has signed leases to open three additional Champps-owned restaurants in Reston, Virginia, Denver, Colorado and Hempstead, New York. Champps has also entered into various license, franchise and development agreements, some of which are on an exclusive basis, which grant third parties rights to open and operate Champps Americana restaurants in various territories. The principal executive offices of Champps are located at 153 East Lake Street, Wayzata, Minnesota 55931.

     DAKA. DAKA is a diversified foodservice and restaurant company formed in 1988 pursuant to the merger of Daka, Inc. ("Daka") and Fuddruckers, Inc. ("Fuddruckers") and operates in the contract foodservice management industry and in the restaurant industry. Daka provides restaurant-style contract foodservice management at a variety of schools and colleges, corporate offices, factories, healthcare facilities, museums and government offices. Fuddruckers owns, operates and franchises Fuddruckers restaurants, which specialize in moderately-priced, casual dining for families and adults. In 1994, Casual Dining Ventures, Inc. ("CDVI"), a wholly-owned subsidiary of DAKA, acquired a 57% voting interest in Americana Dining Corp. ("ADC"), a newly formed company which acquired two restaurants located in Richfield and New Brighton, Minnesota operating under the name "Champps Americana" pursuant to a license from Champps. ADC has the exclusive right to develop Champps Americana restaurants in Ohio, Florida and seven Illinois counties. The principal executive offices of DAKA are located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923.

     Merger Subsidiary. Merger Subsidiary is a Minnesota corporation recently formed by DAKA for the sole purpose of facilitating the Merger. Merger Subsidiary is a wholly-owned subsidiary of DAKA with no assets (other than those received in connection with its initial capitalization) or liabilities. The principal executive offices of Merger Subsidiary are located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923.

                  TERMS OF THE MERGER AND THE MERGER AGREEMENT

     A copy of the Merger Agreement is attached hereto as Appendix A and is summarized more fully herein under "Terms of the Merger." Pursuant to the Merger Agreement, upon fulfillment (or waiver) of the conditions set forth therein, at the time the Merger becomes effective (the "Effective Time") and in accordance with the relevant provisions of Minnesota law, Merger Subsidiary will be merged with and into Champps. As a result of the Merger, the separate corporate existence of Merger Subsidiary will cease and Champps will continue as the surviving corporation after the Merger (the "Surviving Corporation"). On October 10, 1995, the sole director of Merger Subsidiary approved the Merger Agreement and DAKA, as sole stockholder of Merger Subsidiary, approved and adopted the Merger Agreement.

     At the Effective Time of the Merger, each outstanding share of Champps Common Stock will be converted into the right to receive four-tenths (.40) of one share of DAKA Common Stock, subject to adjustment to forty-three hundredths (.43) of one share of DAKA Common Stock if the DAKA Average Trading Price is less than $30.00 or to thirty-seven hundredths (.37) of one share of DAKA Common Stock if the DAKA Average Trading Price is more than $35.00, as discussed more fully herein (as such ratio may be so adjusted, the "Exchange Ratio"). See "Terms of the Merger--Conversion of Shares of Champps Stock pursuant to Merger; Treatment of Options and Warrants."

     Consummation of the Merger is subject to various conditions, including, among other things, the approval and adoption of the Merger Agreement by the stockholders of Champps and the approval of the issuance of the DAKA Merger Shares by the stockholders of DAKA; receipt by Champps and DAKA of opinions of counsel as to the treatment of the Merger as a tax-free reorganization for federal income tax purposes; receipt by DAKA from Deloitte & Touche LLP, its independent auditors, and receipt by Champps from Arthur Andersen LLP, its independent auditors, of a letter to the effect that pooling-of-interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and conditions of the Merger Agreement; the lack of any materially adverse changes concerning Champps or DAKA; and other customary closing conditions. See "Terms of the Merger--Conditions to Consummation of the Merger."

     Upon the occurrence of certain conditions, the Merger Agreement may be terminated. Champps will be obligated to pay DAKA a fee of $2,800,000 to reimburse DAKA for costs and expenses incurred in connection with the Merger (the "Termination Fee") in the event DAKA terminates the Merger Agreement due to
(i) a breach of the Merger Agreement by Champps, (ii) a failure by the Champps Board to recommend to Champps stockholders approval of the Merger Agreement,
(iii) consummation by a third party of a tender offer for 20% or more of Champps shares, or (iv) (unless the average per share closing price of DAKA Common Stock on the Nasdaq National Market over the twenty (20) trading days immediately preceding the originally scheduled date of the Champps Special Meeting is less than $22.50 (the "Floor Price")) the failure of the Champps stockholders to approve the Merger. The likelihood that the Merger will be consummated in the event that the Floor Price is reached cannot be determined, as consummation of the Merger depends on a number of factors, including (i) whether the affirmative vote of the stockholders of DAKA and Champps with respect to the Merger is obtained, which will be influenced by considerations such as the relative prices of the companies' stock, the prospects of Champps as an independent company as compared to the prospects of the combined DAKA-Champps enterprise, and general changes in the level of broad-based stock indices, and (ii) satisfaction (or waiver) of all conditions precedent to the obligation of each of Champps and DAKA to consummate the Merger. The Termination Fee could discourage a third party from pursuing an acquisition of Champps because the cost of such acquisition, if successful, would be increased by the amount of the Termination Fee. See "Terms of the Merger--Termination of the Merger Agreement" and "--Other Transactions; Termination Fees." The Termination Fee payable to DAKA will be reduced, dollar for dollar, by any payments actually made to DAKA under the Stockholders Agreement. See "Terms of the Merger--The Stockholders Agreement."

                           THE STOCKHOLDERS MEETINGS


     Champps. The Champps Special Meeting will be held on February 21, 1996 at 10:00 a.m. local time at The Radisson Plaza Hotel Minneapolis, 35 South Seventh Street, Minneapolis, Minnesota. At the Champps Special Meeting, Champps stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement. The Champps Board has fixed the close of business on January 3 as the record date (the "Champps Record Date") for determination of stockholders entitled to notice of and to vote at the Champps Special Meeting. At the close of business on the Champps Record Date, 4,953,774 shares of Champps Common Stock were outstanding and entitled to vote. The affirmative vote of the holders of at least a majority of the outstanding shares of Champps Common Stock is required to approve and adopt the Merger Agreement. Stockholders of Champps are entitled to one vote at the Champps Special Meeting for each share of Champps Common Stock held of record at the close of business on the Champps Record Date. On the Champps Record Date, directors and executive officers of Champps beneficially owned 2,986,800 shares, or 59.3%, of the outstanding shares of Champps Common Stock. Dean Vlahos, Walter Henrion and Robert Taylor, directors of Champps, have entered into a Stockholders Agreement dated October 10, 1995 (the "Stockholders Agreement") with DAKA, the purpose of which is to assure that an aggregate of 990,000 shares, or 19.98% of the outstanding shares of Champps Common Stock, owned by such individuals is voted in favor of the Merger. See "Terms of the Merger--The Stockholders Agreement."



     DAKA. The DAKA Annual Meeting will be held on February 21, 1996 at 10:00 a.m. local time at Tara's Ferncroft Conference Resort, 50 Ferncroft Road, Danvers, Massachusetts. At the DAKA Annual Meeting, holders of DAKA Capital Stock will consider and vote upon (i) a proposal to issue the DAKA Merger Shares pursuant to the Merger Agreement, (ii) a proposal to approve and adopt an amendment to the DAKA Certificate to increase the number of authorized shares of DAKA Common Stock from 20,000,000 to 30,000,000, and (iii) a proposal to elect one director to the DAKA Board. Stockholder approval of the proposal to issue the DAKA Merger Shares pursuant to the Merger is required by the rules and regulations of the Nasdaq National Market, on which the DAKA Common Stock is listed for trading, and is not being sought in response to or in fulfillment of any provision of the Delaware General Corporation Law. Such approval is not sought for the purpose of limiting or precluding any liability which DAKA or its officers or directors may have with respect to the Merger under any applicable laws or to prevent any shareholder from contesting the Merger, but DAKA does not know whether such would be the effect. The DAKA Board has fixed the close of business on January 3 as the record date (the "DAKA Record Date") for determination of stockholders entitled to notice of and to vote at the DAKA Annual Meeting. At the close of business on the DAKA Record Date there were 7,225,489 shares of DAKA Common Stock outstanding and entitled to vote and 11,912 shares of Series A Preferred Stock outstanding and entitled to vote. The terms of the Series A Preferred Stock provide that holders of such class of stock are entitled to vote with the holders of DAKA Common Stock upon any matter submitted to a vote of the holders of DAKA Common Stock, but under Delaware law each of the aforementioned classes may also be entitled to separate class votes under certain circumstances. On any matter submitted to a vote of the DAKA stockholders, holders of DAKA Common Stock are entitled to one vote per share of DAKA Common Stock and holders of Series A Preferred Stock are entitled to approximately 22.22 votes per share of Series A Preferred Stock (representing the number of shares of DAKA Common Stock into which each share of Series A Preferred Stock is convertible).


     Because a subsidiary of DAKA, and not DAKA itself, is a party to the Merger, the approval of stockholders of DAKA is not required to approve and adopt the Merger Agreement. However, the By-laws of the NASD require the affirmative vote of a majority of the votes cast in person or by proxy at the DAKA Annual Meeting to approve the issuance of the DAKA Merger Shares pursuant to the Merger Agreement. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of DAKA Common Stock voting as a separate class, as well as the affirmative vote of at least a majority of the votes eligible to be cast by holders of DAKA Common Stock and Series A Preferred Stock voting together, are required to approve the amendment to the DAKA Certificate to increase the number of authorized shares of DAKA Common Stock. With respect to the election of a director, DAKA's By-laws provide that such election shall be determined by a plurality of the votes cast by holders of DAKA Capital Stock.

     The approval of the Merger Agreement by the Champps stockholders and the approval of the issuance of the DAKA Merger Shares by the DAKA stockholders are conditions to the consummation of the Merger. See "Voting and Proxies."

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Immediately following the Merger, Champps will be operated as a wholly-owned subsidiary of DAKA. The Merger Agreement provides that after the Merger the Champps Board will consist of William H. Baumhauer, Chairman and Chief Executive Officer of DAKA, Dean P. Vlahos, currently Chief Executive Officer and President of Champps, and one other person to be mutually designated by Messrs. Baumhauer and Vlahos. Mr. Vlahos has entered into an employment agreement with DAKA and Champps, dated October 10, 1995. The terms of such employment agreement were negotiated after an understanding as to what the Exchange Ratio would be was determined and discussed with the Champps Board. Such employment agreement provides for Mr. Vlahos' employment for a term of five years after the Merger as Chairman of the Board, Chief Executive Officer and President of Champps. Under such employment agreement, Mr. Vlahos will receive an annual base salary of $350,000 plus, subject to the achievement of performance targets relating to DAKA and to Champps, a performance bonus of between 50% and 100% of base salary. See "The DAKA Annual Meeting--Other Information--Employment Agreements" for a summary of the other terms of such employment agreement.

                               DISSENTERS' RIGHTS

     A record or beneficial owner of shares of Champps Common Stock whose shares are not voted in favor of approval of the Merger will be entitled to receive the fair market value of his or her shares in cash in lieu of the consideration contemplated by the Merger Agreement if he or she complies with certain procedures specified in the Minnesota Business Corporation Act (the "MBCA") relating to dissenters' rights. See "Rights of Dissenting Stockholders." ANY STOCKHOLDER WHO WISHES TO EXERCISE SUCH DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THE DISCUSSION UNDER "RIGHTS OF DISSENTING STOCKHOLDERS" HEREIN AND APPENDIX D CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS UNDER THE MBCA.

               CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

     The rights of stockholders of Champps are currently governed by the Minnesota Business Corporation Act, Champps' Articles of Incorporation, as amended (the "Champps Articles"), and Champps' restated by-laws (the "Champps By-laws"). Upon consummation of the Merger, Champps' stockholders will become holders of DAKA Common Stock and their rights will be governed by the Delaware General Corporation Law ("Delaware law"), the DAKA Certificate and DAKA's By-laws (the "DAKA By-laws"). The differences in the rights of Champps stockholders and DAKA stockholders include (i) Champps stockholders holding sufficient voting power can call a stockholders meeting while DAKA stockholders cannot call a stockholders meeting, (ii) the DAKA Board is classified into three classes while the Champps Board is unclassified, and (iii) Champps is subject to a "control share acquisition" statute (which can have the effect of limiting purchases of a company's stock by a person or group above certain thresholds) while DAKA is not. See "Comparison of the Rights of Holders of Champps Common Stock and DAKA Common Stock" for a more complete summary of the differences in the rights of Champps and DAKA stockholders.

           REASONS FOR THE RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The DAKA Board and the Champps Board each believes that the Merger is in the best interests of its respective company and stockholders.

     In reaching its determination that the Merger is in the best interests of the Champps stockholders and unanimously recommending that the Champps stockholders approve the Merger, the Champps Board considered a number of factors, including the beneficial effects the Merger would have on Champps' financial condition and expansion plans; the financial and other terms and tax consequences of the Merger; the business strengths of DAKA; the increased liquidity the Merger should provide Champps' stockholders; and the opinion of Montgomery Securities ("Montgomery") regarding the fairness, from a financial point of view, of the consideration to be received by stockholders of Champps pursuant to the Merger. A special committee of the Champps Board, comprised of six non-management directors (the "Special Committee"), unanimously approved the Merger. The Champps Board ratified such approval by the Special Committee and unanimously approved the Merger.

     In reaching its determination that the Merger is in the best interests of the DAKA stockholders, and unanimously recommending that the DAKA stockholders approve the issuance of the DAKA Merger Shares, the DAKA Board considered a number of factors, including the growth potential of the Champps Americana concept, particularly when combined with DAKA's ability to rapidly expand the number of Champps Americana restaurants as a result of its expertise in the areas of site selection, real estate development and construction, and finance; Mr. Dean Vlahos' experience in implementing the Champps Americana concept and his five year employment agreement; DAKA's experience in the restaurant industry; and the opinion of Piper Jaffray Inc. ("Piper Jaffray") that the Exchange Ratio is fair to DAKA from a financial point of view.

     See "The Merger and Related Transactions--Background of the Merger," "--Reasons for the DAKA Board's Recommendation" and "--Reasons for the Champps Board's Recommendation."

                         OPINION OF FINANCIAL ADVISORS

     Montgomery has delivered to the Champps Board written opinions that, as of October 10, 1995 and on or about the date of this Joint Proxy Statement-Prospectus, the consideration to be received by Champps stockholders pursuant to the Merger is fair to such stockholders from a financial point of view. A copy of Montgomery's opinion dated on or about the date of this Joint Proxy Statement-Prospectus is attached hereto as Appendix B and should be read in its entirety.

     Piper Jaffray has delivered to the DAKA Board its written opinions, dated as of October 9, 1995 and on or about the date of this Joint Proxy Statement-Prospectus, that the Exchange Ratio is fair, from a financial point of view, to DAKA. A copy of Piper Jaffray's opinion dated on or about the date of this Joint Proxy Statement-Prospectus is attached hereto as Appendix C and should be read in its entirety.

     See "The Merger and Related Transactions--Background of the Merger" "--Opinion of Financial Advisor to Champps" and "--Opinion of Financial Advisor to DAKA."

            AMENDMENT AND WAIVER OF THE MERGER AGREEMENT; EXTENSIONS

     The Merger Agreement may be amended by DAKA and Champps, by action taken by or on behalf of their respective Boards, at any time prior to the Effective Time, except that after approval of the Merger by the stockholders of Champps, or after approval of the issuance of the DAKA Merger Shares by the stockholders of DAKA, no amendment that under applicable law may not be made without the approval of the stockholders of DAKA or Champps may be made without such approval. At any time prior to the Effective Time, DAKA and Champps may (i) extend the time for the performance of any of the obligations of the other party under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained therein. See "Terms of the Merger--Amendment and Waiver of the Merger Agreement; Extensions."

                         INTERIM FINANCING ARRANGEMENTS

     In order to allow Champps to continue to develop and construct new restaurants, pursuant to the Merger Agreement DAKA has entered into a loan agreement with a newly formed wholly-owned subsidiary of Champps whereby DAKA has committed to provide loans to such subsidiary up to an aggregate principal amount of $3,000,000. Approximately $710,000 has been loaned by DAKA to such subsidiary to date. The loans bear interest at a fixed rate of 10% per annum with principal due on October 10, 2000 and are subject to other terms as are normal and customary for loans of this type. If the Merger Agreement is terminated,

DAKA will not be obligated to make additional loans, but existing loans will remain outstanding. See "Champps Management's Discussion and Analysis of Results of Operations and Financial Condition."

                               OTHER TRANSACTIONS

     Dean Vlahos, Walter Henrion and Robert Taylor, members of the Champps Board, all of whom are also stockholders of Champps, negotiated and entered into the Stockholders Agreement contemporaneously with the negotiation and execution of the Merger Agreement. The purpose of the Stockholders Agreement is to assure that an aggregate of 990,000 shares of Champps Common Stock, or 19.98% of the outstanding shares of Champps Common Stock, owned by such individuals is voted in favor of the Merger. See "Terms of the Merger--The Stockholders Agreement."

     In the event the Merger Agreement is terminated because of a failure by Champps stockholders to approve the Merger, and the average per share closing price of DAKA Common Stock on the Nasdaq National Market over the twenty (20) trading days immediately preceding the originally scheduled date of the Champps Special Meeting was equal to or greater than $22.50, then Messrs. Vlahos, Henrion and Taylor shall be required to pay to DAKA $1,000,000 in the aggregate to reimburse DAKA for costs incurred in connection with the Merger (with such fee to be allocated among Messrs. Vlahos, Henrion and Taylor in proportion to the number of their shares subject to the Stockholders Agreement ($693,939, $94,742, and $211,319, respectively) and with such fee to be subject to reduction on a dollar for dollar basis by the amount of the Termination Fee actually paid by Champps). See "Terms of the Merger--Conditions to Consummation of the Merger," "--Termination of the Merger."

                              REGULATORY APPROVALS

     Champps and DAKA are not aware of any government or regulatory requirements relating to consummation of the Merger or the proposals to be considered at the DAKA Annual Meeting other than compliance with applicable federal and state securities laws.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Neither DAKA nor Champps has requested nor will they receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. As contemplated by the Merger Agreement, it is a condition to closing of the Merger that counsel for each of DAKA and Champps deliver opinions, dated on or about the date that is two business days prior to the mailing of this Joint Proxy Statement-Prospectus, which opinions are based on customary conditions and qualifications, that for federal income tax purposes the Merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Stockholders of Champps should consult their own tax advisors as to the tax consequences of the Merger to them under federal, state, local or any other applicable law. See "Terms of The Merger--Material Federal Income Tax Consequences."

                                   ACCOUNTING

     It is the intention of the parties that the Merger shall qualify as a pooling-of-interests for accounting and financial reporting purposes. In addition, it is a condition to consummation of the Merger that DAKA shall have received from Deloitte & Touche LLP, its independent auditors, and Champps shall have received from Arthur Andersen LLP, its independent public accountants, a letter to the effect that pooling-of-interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and conditions of the Merger Agreement.

                            COMPARATIVE STOCK PRICES

     The shares of DAKA Common Stock and Champps Common Stock are quoted on the Nasdaq National Market under the symbols DKAI and CHPP, respectively. The table below sets forth the quarterly high and low sale prices for DAKA Common Stock and Champps Common Stock as reported on the Nasdaq National Market for the periods indicated.


     DAKA

                                                                           LOW      HIGH
                                                                           ---      ----
     FISCAL YEAR 1994:
       First Quarter ended October 2, 1993..............................  $ 9.00   $11.00
       Second Quarter ended January 1, 1994.............................    8.50    11.50
       Third Quarter ended April 2, 1994................................   11.25    13.63
       Fourth Quarter ended July 2, 1994................................   11.38    13.88
     FISCAL YEAR 1995:
       First Quarter ended October 1, 1994..............................   13.50    15.50
       Second Quarter ended December 31, 1994...........................   12.88    16.25
       Third Quarter ended April 1, 1995................................   14.50    18.00
       Fourth Quarter ended July 1, 1995................................   17.00    23.88
     FISCAL YEAR 1996:
       First Quarter ended September 30, 1995...........................   23.00    33.75
       Second Quarter ended December 30, 1995...........................   22.75    33.63
       Third Quarter (through January 8, 1996)..........................   24.00    27.50

     CHAMPPS

                                                                            LOW      HIGH
                                                                            ---      ----
    CALENDAR YEAR 1994:
      Second Quarter (trading commenced April 6, 1994) ended June 30,
         1994............................................................  $ 4.50   $ 7.50
      Third Quarter ended September 30, 1994.............................    4.50     6.50
      Fourth Quarter ended December 31, 1994.............................    4.75     6.25
    FISCAL YEAR 1995:
      First Quarter ended April 2, 1995..................................    4.75     6.38
      Second Quarter ended July 2, 1995..................................    5.38     6.25
      Third Quarter ended October 1, 1995................................    5.75    10.75
      Fourth Quarter ended December 31, 1995.............................    8.00    11.00
    FISCAL YEAR 1996:
      First Quarter ended March 31, 1996 (through January 8, 1996).......    9.00    10.00

     On October 9, 1995, the last business day immediately preceding the public announcement of the proposed Merger, the closing sale price for DAKA Common Stock as reported on the Nasdaq National Market was $33.25 per share and the closing sale price for Champps Common Stock as reported on the Nasdaq National Market was $11.75 per share. Based on the closing price for DAKA Common Stock on October 9, 1995, and assuming the applicable Exchange Ratio will be .40, the value of the DAKA Common Stock to be received for each share of Champps Common Stock in the Merger is $13.30.

                            PRO FORMA PER SHARE DATA

     The following unaudited information reflects certain comparative per share data related to book value per share and income per share from continuing operations for each of DAKA and Champps. DAKA has never paid dividends on DAKA Common Stock and Champps has not paid dividends on Champps Common Stock since December 31, 1993. The information set forth below is presented (i) on a historical basis for DAKA and Champps; (ii) on a pro forma combined basis for DAKA and Champps, assuming consummation of the Merger; and (iii) on an equivalent pro forma basis per share of Champps Common Stock assuming consummation of the Merger. The Champps equivalent pro forma data is presented below in the same table as the DAKA historical and pro forma data because, due to the changes to Champps historical data required in order to conform such data to DAKA's fiscal year end, Champps historical data would not be readily comparable to the Champps equivalent pro forma data. The equivalent pro forma per share data for Champps has been computed by multiplying the pro forma DAKA amounts by the maximum Exchange Ratio of .43.


     The information shown below should be read in conjunction with (i) the consolidated financial statements and notes thereto of DAKA incorporated herein by reference and (ii) the consolidated financial statements and notes thereto of Champps and the pro forma condensed combined financial statements including the respective notes thereto, each of which is contained in this Joint Proxy
Statement-Prospectus.

                                                                           DAKA
                                                                  ----------------------    CHAMPPS
                                                                                           EQUIVALENT
                                                                  HISTORICAL   PRO FORMA   PRO FORMA
                                                                  ----------   ---------   ---------
Income per share from continuing operations:
  Primary:
     Three months ended September 30, 1995......................    $  .36       $ .27       $ .12
     Year ended July 1, 1995....................................    $ 2.03       $1.38       $ .59
     Year ended July 2, 1994....................................    $ 1.55       $1.14       $ .49
     Year ended June 26, 1993...................................    $ 1.36       $1.01       $ .43
  Fully Diluted:
     Three months ended September 30, 1995......................    $  .27       $ .22       $ .09
     Year ended July 1, 1995....................................    $ 1.18       $ .96       $ .41
     Year ended July 2, 1994....................................    $  .96       $ .84       $ .36
     Year ended June 26, 1993...................................    $  .80       $ .69       $ .30
Book Value per share(1):
     September 30, 1995.........................................    $ 8.56       $7.51       $3.23
     July 1, 1995...............................................    $ 8.34       $7.33       $3.15

                                                                                      CHAMPPS
                                                                                     HISTORICAL
                                                                                     ----------
Income per share from continuing operations:
  Primary:
     Thirty-nine weeks ended October 1, 1995.......................................    $ 0.04
     Year ended December 31, 1994..................................................    $ 0.05
     Year ended December 31, 1993..................................................    $ 0.12
     Year ended December 31, 1992..................................................    $ 0.09
  Fully Diluted:
     Thirty-nine weeks ended October 1, 1995.......................................    $ 0.04
     Year ended December 31, 1994..................................................    $ 0.05
     Year ended December 31, 1993(2)...............................................    $ 0.12
     Year ended December 31, 1992(2)...............................................    $ 0.09
Book value per share(1):
     October 1, 1995...............................................................    $ 1.85
     December 31, 1994.............................................................    $ 1.78

---------------
(1) Book value per share was calculated using stockholders' equity as reflected in the historical and pro forma financial statements (and, for DAKA, the outstanding balance of certain convertible subordinated notes) divided by the number of shares of common stock outstanding(which, for DAKA includes shares of DAKA Common Stock issuable upon conversion of DAKA Series A Preferred Stock and such convertible subordinated notes).
(2) Represents pro forma earnings per share after giving effect to a pro forma provision for income taxes as a result of Champps' election to be taxed as an S corporation in 1993 and 1992.




                             SUMMARY FINANCIAL DATA

                            DAKA INTERNATIONAL, INC.
                       SUMMARY HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents summarized historical income statement and balance sheet data of DAKA. The balance sheet data presented below as of July 1, 1995, July 2, 1994, June 26, 1993, June 29, 1992 and June 30, 1991 and the
income statement data presented below for each fiscal year in the aforementioned five-year period are derived from DAKA's audited consolidated financial statements. The balance sheet data and income statement data presented below as of and for the three-month periods ended September 30, 1995 and October 1, 1994 are derived from DAKA's unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the three months ended September 30, 1995 and October 1, 1994 are not necessarily indicative of the results that may be expected for the entire fiscal year. The summarized historical financial data should be read in conjunction with the consolidated financial statements and related notes thereto for DAKA and "Management's Discussion and Analysis of Results of Operations and Financial
Condition" included in DAKA's Annual Report on Form 10-K/A for the fiscal year ended July 1, 1995 and in DAKA's quarterly report on Form 10-Q for the three months ended September 30, 1995, incorporated herein by reference.

                                                THREE MONTHS ENDED                        FISCAL YEAR ENDED
                                            --------------------------   ----------------------------------------------------
                                            SEPTEMBER 30,   OCTOBER 1,   JULY 1,    JULY 2,    JUNE 26,   JUNE 29,   JUNE 30,
                                                1995           1994        1995       1994       1993       1992       1991
                                            -------------   ----------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Revenues:
  Foodservice.............................    $  49,908      $ 35,878    $197,107   $156,489   $105,477   $107,908   $113,836
  Restaurant..............................       37,352        29,133     123,498     93,326     77,186     56,309     43,593
                                              ---------      --------    --------   --------   --------   --------   --------
    Total.................................       83,260        65,011     320,605    249,795    182,663    164,217    157,429
                                              ---------      --------    --------   --------   --------   --------   --------
Income from operations before selling
  general and administrative expenses:
  Foodservice.............................        7,152         5,545      27,835     25,132     20,671     20,320     17,695
  Restaurant..............................        6,368         4,773      20,785     16,020     11,821      9,758      7,204
                                              ---------      --------    --------   --------   --------   --------   --------
    Total.................................       13,520        10,318      48,620     41,152     32,492     30,078     24,899
                                              ---------      --------    --------   --------   --------   --------   --------
Income from continuing operations.........        2,144         1,582       9,116      6,902      4,647      4,239      3,312
Discontinued operations, net..............                                                                               (863)
Extraordinary gain, net...................                                                          462                 1,570
                                              ---------      --------    --------   --------   --------   --------   --------
Net income................................        2,144         1,582       9,116      6,902      5,109      4,239      4,019
Preferred Stock Dividend..................                                    400        800
                                              ---------      --------    --------   --------   --------   --------   --------
Net income available to common
  stockholders............................    $   2,144      $  1,582    $  8,716   $  6,102   $  5,109   $  4,239   $  4,019
                                              =========      ========    ========   ========   ========   ========   ========
Earnings per share:
Primary:
  Income from continuing operations.......    $     .36      $    .40    $   2.03   $   1.55   $   1.36   $   1.24   $    .88
  Net income available to common
    stockholders..........................    $     .36      $    .40    $   2.03   $   1.55   $   1.49   $   1.24   $   1.07
Fully diluted:
  Income from continuing operations.......    $     .27      $    .22    $   1.18   $    .96   $    .80   $    .96   $    .88
  Net income available to common
    stockholders..........................    $     .27      $    .22    $   1.18   $    .96   $    .87   $    .96   $   1.07
Weighted average shares outstanding:
  Primary.................................        5,879         4,003       4,290      3,933      3,423      3,411      3,765
  Fully diluted...........................        8,847         8,634       8,728      8,579      6,311      4,407      3,765
BALANCE SHEET DATA:
Total assets..............................    $ 185,248      $128,967    $167,780   $118,855   $ 89,273   $ 74,893   $ 60,403
Long-term debt and capital leases.........       58,423        26,744      48,959     18,702      2,686     26,797     22,775
7% Convertible Subordinated Notes.........       15,500        28,750      20,538     28,750     28,750
Stockholders' Equity......................       57,057        34,436      49,736     32,780     26,504     15,934      7,989


                          CHAMPPS ENTERTAINMENT, INC.
                       SUMMARY HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents summarized historical statement of operations and balance sheet data of Champps. The balance sheet data presented below as of December 31, 1994 and 1993 and the statement of operations data presented below for each of the years in the three-year period ended December 31, 1994 are derived from Champps' audited consolidated financial statements. The balance sheet data as of December 31, 1992 was derived from Champps' unaudited combined financial statements. The balance sheet data as of October 1, 1995 and September
30, 1994 and statement of operations data for the thirty-nine weeks ended
October 1, 1995 and for the nine month period ended September 30, 1994, presented below are derived from Champps' unaudited consolidated financial statements, which, in the opinion of Champps management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the thirty-nine weeks ended October 1, 1995 and for the nine months ended September 30, 1994 are not necessarily indicative of the results that may be expected for the entire year. The summarized historical financial data should be read in conjunction with the consolidated financial statements and related notes thereto for Champps and "Champps
Management's Discussion and Analysis of Results of Operations and Financial
Condition" included elsewhere in this Joint Proxy Statement-Prospectus.

                                                THIRTY- NINE      NINE
                                                   WEEKS         MONTHS
                                                   ENDED          ENDED       YEARS ENDED DECEMBER 31,
                                                OCTOBER 1,    SEPTEMBER 30,   -------------------------
                                                  1995(1)         1994         1994     1993(2)  1992(2)
                                                -----------   -------------   -------   ------   ------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Sales by Champps-owned restaurants..........    $12,284        $ 4,681      $ 7,900   $6,199   $6,554
  Franchise and other revenues................        526            465          720      397      337
                                                  -------        -------      -------   ------   ------
     Total revenues...........................     12,810          5,146        8,620    6,596    6,891
                                                  -------        -------      -------   ------   ------
Net income....................................    $   177        $   222      $   233   $  458   $  355
Net income per share..........................    $   .04        $   .05      $   .05   $  .12   $  .09
Weighted average shares outstanding...........      4,974          4,798        4,808    3,902    3,902
BALANCE SHEET DATA:
Total assets..................................    $14,047        $ 9,610      $10,572   $3,262   $1,571
Long-term debt and capital leases.............      2,377             --          610      474    1,455
Shareholders' Investment......................      9,155          8,400        8,493      981     (159)

---------------
(1) Effective January 1, 1995, Champps changed its year from a calendar year end to a 52/53 week year.

(2) Prior to 1994, Champps and its predecessors had elected to be treated as S corporations for purposes of federal and state income tax reporting. As an S corporation, Champps generally was not subject to federal and state income taxes with respect to its earnings and profits. Instead the shareholders of Champps were taxed on their allocable share of Champps' taxable income at such shareholders' individual federal and state income tax rates. Accordingly, there was no provision for income taxes recorded by Champps in 1993 and 1992. Effective January 1, 1994, Champps and its subsidiaries elected to be taxed as C corporations for federal and state income tax purposes and have been subject to federal and state income taxes subsequent to that date. Net income and net income per share for 1993 and 1992 include an unaudited pro forma provision for income taxes to reflect income taxes as if Champps had been taxed as a C corporation in 1993 and 1992.



                            DAKA INTERNATIONAL, INC.
                   PRO FORMA COMBINED SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents summarized pro forma combined historical income statement and balance sheet data for DAKA and Champps as of July 1, 1995, July 2, 1994 and June 26, 1993 and for each fiscal year in the aforementioned three-year period. The following table also presents summarized pro forma combined historical income statement and balance sheet data for DAKA and Champps as of September 30, 1995 and October 1, 1994 and for the three months then ended. Such pro forma combined historical income statement and balance sheet data were derived from: (i) the audited consolidated financial statements of DAKA as of and for the fiscal years ended July 1, 1995 July 2, 1994, and June
26, 1993; (ii) the unaudited consolidated financial statements of DAKA as of and for the three months ended September 30, 1995 and October 1, 1994,; (iii) the unaudited consolidated financial statements of Champps for the fifty-two weeks ended July 2, 1995 and as of and for the four quarters ended June 30, 1994 and June 30, 1993; and (iv) the unaudited consolidated financial statements of Champps as of and for the thirteen weeks ended October 1, 1995 and as of and for the three months ended September 30, 1994. Such unaudited consolidated financial statements of DAKA and Champps, in the opinion of DAKA and Champps management, respectively, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                THREE MONTHS ENDED                FISCAL YEARS ENDED
                                                           ----------------------------    --------------------------------
                                                           SEPTEMBER 30,    OCTOBER 1,     JULY 1,     JULY 2,     JUNE 26,
                                                               1995            1994          1995        1994        1993
                                                           -------------    -----------    --------    --------    --------
INCOME STATEMENT DATA:
Revenues:
  Foodservice...........................................     $  49,908       $  35,878     $197,107    $156,469    $105,477
  Restaurant............................................        42,931          30,899      135,968     100,175      83,724
                                                             ---------       ---------     --------    --------    --------
    Total...............................................        92,839          66,777      333,075     256,644     189,201
                                                             ---------       ---------     --------    --------    --------
Income from operations before selling general and
  administrative expenses
  Foodservice...........................................         7,152           5,545       27,835      25,132      20,671
  Restaurant............................................         6,979           5,160       22,948      17,681      13,333
                                                             ---------       ---------     --------    --------    --------
    Total...............................................        14,131          10,705       50,783      42,813      34,004
                                                             ---------       ---------     --------    --------    --------
Income from continuing operations.......................         2,185           1,643        9,325       7,330       5,145
Extraordinary gain, net.................................                                                                462
                                                             ---------       ---------     --------    --------    --------
Net income..............................................         2,185           1,643        9,325       7,330       5,607
Preferred Stock Dividend................................                                        400         800
                                                             ---------       ---------     --------    --------    --------
Net income available to common stockholders.............     $   2,185       $   1,643     $  8,925    $  6,530    $  5,607
                                                             =========       =========     ========    ========    ========
Earnings per share:
Primary:
  Income from continuing operations.....................     $     .27       $     .26     $   1.38    $   1.14    $   1.01
  Net income available to common
    stockholders........................................     $     .27       $     .26     $   1.38    $   1.14    $   1.10
Fully diluted:
  Income from continuing operations.....................     $     .22       $     .18     $    .96    $    .84    $    .69
  Net income available to common
    stockholders........................................     $     .22       $     .18     $    .96    $    .84    $    .75
Weighted average shares outstanding:
  Primary...............................................         8,036           6,281        6,451       5,743       5,101
  Fully diluted.........................................        11,004          10,912       10,889      10,389       7,989
BALANCE SHEET DATA:
Total assets............................................     $ 199,295       $ 138,577     $180,100    $128,513    $ 89,273
Long-term debt and capital leases.......................        60,800          26,744       49,234      19,176       2,686
7% Convertible Subordinated Notes.......................        15,500          28,750       20,538      28,750      28,750
Stockholders' Equity(1).................................        64,164          42,836       58,835      41,133      26,504

---------------

(1) Stockholders equity as of September 30, 1995 reflects the $2,048 pro forma after-tax Merger expenses.


                               VOTING AND PROXIES

THE STOCKHOLDERS MEETINGS


     Champps. The Champps Special Meeting will be held on February 21, 1996 at 10:00 a.m. local time at The Radisson Plaza Hotel Minneapolis, 35 South Seventh Street, Minneapolis, Minnesota.



     DAKA. The DAKA Annual Meeting will be held on February 21, 1996 at 10:00 a.m. local time at Tara's Ferncroft Conference Resort, 50 Ferncroft Road, Danvers, Massachusetts.


RECORD DATES

     Champps. The Champps Board has fixed the close of business on January 3 as the Champps Record Date. Only holders of record of shares of Champps Common Stock at the close of business on the Champps Record Date will be entitled to notice of and to vote at the Champps Special Meeting (including any adjournments or postponements thereof). At the Champps Record Date, 4,953,774 shares of Champps Common Stock were outstanding and entitled to vote.

     DAKA. The DAKA Board has fixed the close of business on January 3 as the DAKA Record Date for voting on the proposals presented at the DAKA Annual Meeting. Only holders of record of shares of DAKA Common Stock and Series A Preferred Stock at the close of business on the DAKA Record Date will be entitled to notice of and to vote at the DAKA Annual Meeting (including any adjournments or postponements thereof). At the DAKA Record Date, 7,225,489 shares of DAKA Common Stock and 11,912 shares of Series A Preferred Stock were outstanding and entitled to vote. Holders of Series A Preferred Stock are entitled to approximately 22.22 votes per share (representing the number of shares of DAKA Common Stock into which each share of Series A Preferred Stock is convertible) and holders of DAKA Common Stock are entitled to one vote per share.

PURPOSES OF THE STOCKHOLDERS MEETINGS

     Champps. At the Champps Special Meeting, Champps stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement.

     DAKA. At the DAKA Annual Meeting, DAKA stockholders will consider and vote upon proposals to (i) approve the issuance of the DAKA Merger Shares pursuant to the Merger Agreement; (ii) approve and adopt an amendment to the DAKA Certificate to increase the number of authorized shares of DAKA Common Stock from 20,000,000 to 30,000,000; and (iii) elect one Class I director to the DAKA Board. Stockholder approval of the proposal to issue the DAKA Merger Shares pursuant to the Merger is required by the rules and regulations of the Nasdaq National Market, on which the DAKA Common Stock is listed for trading, and is not being sought in response to or in fulfillment of any provision of the Delaware General Corporation Law. Such approval is not sought for the purpose of limiting or precluding any liability which DAKA or its officers or directors may have with respect to the Merger under any applicable laws or to prevent any shareholder from contesting the Merger, but DAKA does not know whether such would be the effect. The DAKA Board is not aware of any other matter to be presented for action at the Annual Meeting, however, if any other matter is properly presented it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment on such matter. DAKA's Annual Report to Stockholders for fiscal year 1995 is being mailed to stockholders with this Joint Proxy Statement-Prospectus. Additional information is contained in DAKA's Annual Report on Form 10-K/A for the fiscal year ended July 1, 1995, including the consolidated financial statements and notes thereto incorporated herein by reference. DAKA will furnish, without charge to any stockholder, a copy of its Annual Report on Form 10-K/A upon written request to: Investor Relations Department, DAKA International, Inc., One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001.

VOTES REQUIRED AT THE STOCKHOLDERS MEETINGS

     Champps. The affirmative vote of the holders of at least a majority of the outstanding shares of Champps Common Stock is required to approve and adopt the Merger Agreement. Stockholders of Champps are entitled to one vote at the Champps Special Meeting for each share of Champps Common Stock held of record at the close of business on the Champps Record Date. On January 3, 1996, directors and executive officers of Champps and their affiliates beneficially owned 2,986,800 shares, or 59.3% of all outstanding Champps Common Stock. Three stockholders who are directors of Champps have entered into the Stockholders Agreement, the purpose of which is to assure that an aggregate of 990,000 shares of Champps Common Stock, representing 19.98% of the outstanding shares of Champps Common Stock, owned by such individuals is voted in favor of the Merger at the Champps Special Meeting. See "Terms of the Merger Agreement--The Stockholders Agreement."

     The presence in person or by proxy, of at least a majority of the total number of outstanding shares of Champps Common Stock issued and outstanding and entitled to a vote is necessary to constitute a quorum for the transaction of business at the Champps Special Meeting. Abstentions, votes withheld with respect to director nominees and "broker non-votes" (i.e., shares represented at the Champps Special Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) shall be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. With respect to the Merger Agreement, Minnesota law requires the affirmative vote of a majority of the outstanding shares of Champps Common Stock in order to be approved. Therefore, abstentions and broker non-votes will have the effect of votes cast against the proposal.

     DAKA. Pursuant to the DAKA By-laws, the presence, in person or by proxy, of at least a majority of the total number of outstanding shares of DAKA Capital Stock issued and outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the DAKA Annual Meeting. Abstentions, votes withheld with respect to director nominees and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees with respect to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) shall be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. With respect to the election of directors the DAKA By-laws provide that such election shall be determined by a plurality of the votes cast by stockholders, and thus shares represented by a proxy that withholds authority to vote for the DAKA Board's nominee and broker non-votes will have no effect on the outcome. With respect to the issuance of the DAKA Merger Shares, the NASD By-laws require the affirmative vote of at least a majority of the total "votes cast" in the proposal in order to approve the issuance of the DAKA Merger Shares; thus, abstentions will have the effect of votes cast against the proposal while broker non-votes will have no effect on the outcome. With respect to the amendment to the DAKA Certificate to increase the number of authorized shares of DAKA Common Stock from 20,000,000 to 30,000,000, under the DAKA Certificate and the Delaware General Corporation Law an affirmative vote of at least a majority of the outstanding shares of DAKA Common Stock voting as a separate class, as well as the affirmative vote of a majority of the votes eligible to be cast by the holders of DAKA Common Stock and Series A Preferred Stock voting together, is required for approval. Therefore, abstentions and broker non-votes will have the effect of votes against such proposal.

PROXIES, VOTING AND REVOCATIONS

     Champps. Shares represented by a properly executed proxy received prior to the vote at the Champps Special Meeting and not revoked will be voted at the Champps Special Meeting as directed in the proxy. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The persons named as proxies by a Champps stockholder may propose and vote for one or more adjournments or postponements of the Champps Special Meeting to permit further solicitation of proxies in favor of the proposals to be considered at the Champps Special Meeting.

     A holder of record of Champps Common Stock may revoke a proxy by filing an instrument of revocation with Shaun P. Nugent, Secretary, Champps Entertainment, Inc., 153 East Lake Street, Wayzata, MN 55391. Such stockholder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the Champps Special Meeting in person, notifying the Secretary, and voting by ballot at the Champps Special Meeting. Any stockholder of record attending the Champps Special Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the Champps Special Meeting will not constitute revocation of a previously given proxy.

     DAKA. Shares represented by a properly executed proxy received prior to the vote at the DAKA Annual Meeting and not revoked will be voted at the DAKA Annual Meeting as directed in the proxy. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE PROPOSALS TO BE CONSIDERED AT THE DAKA ANNUAL MEETING.

     A holder of record of DAKA Capital Stock may revoke a proxy by filing an instrument of revocation with Charles W. Redepenning, Jr., Secretary, DAKA International, Inc., One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923. Such stockholder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the DAKA Annual Meeting in person, notifying the Secretary, and voting by ballot at the DAKA Annual Meeting. Any stockholder of record attending the DAKA Annual Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the DAKA Annual Meeting will not constitute revocation of a previously given proxy.

SOLICITATION EXPENSES
     Each of Champps and DAKA will bear the cost of soliciting proxies from their respective stockholders and each will pay one-half of all printing costs in connection with this Joint Proxy Statement-Prospectus. In addition to the use of the mails, proxies may be solicited by the directors, officers and certain employees of Champps and DAKA, and by personal interview, telephone or telegram. Such directors, officers and employees will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Each of Champps and DAKA may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Champps Common Stock and DAKA Capital Stock, respectively. Each of Champps and DAKA may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                       RIGHTS OF DISSENTING STOCKHOLDERS

     The following discussion is not a complete statement of the law pertaining to dissenters' rights under the MBCA and is qualified in its entirety by reference to the full text of Section 302A.471 and 302A.473 of the MBCA attached to this Proxy Statement as Appendix D. ANY STOCKHOLDER WHO WISHES TO EXERCISE SUCH DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSION AND APPENDIX D CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS UNDER THE MBCA.

PROCEDURE TO PRESERVE DISSENTERS' RIGHTS

     Under Minnesota law, any holder of Champps Common Stock who follows the procedures set forth in Section 302A.473 of the MBCA will be entitled to receive payment in cash of the "fair value" of such stockholder's shares.

     Under Section 302A.473 of the MBCA, if a corporation calls a stockholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each stockholder of the right to dissent and must include a copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections. This Joint Proxy Statement-Prospectus constitutes such notice to the stockholders of Champps and the applicable statutory provisions of the MBCA are attached to this Joint Proxy Statement-Prospectus as Appendix D.

     The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Champps Common Stock. A stockholder who wishes to exercise dissenters' rights must file with Champps before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder and must not vote his or her shares in favor of the Merger Agreement.

     The "fair value of the shares" means the value of the shares of Champps immediately before the effective date of the Merger.

     After the proposed Merger has been approved by the Champps Board and the Champps stockholders, Champps must send a written notice to all stockholders who have not voted their shares in favor of the Merger Agreement and who have filed with Champps before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder. The notice from Champps must contain:

          (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

     In order to receive the fair market value of the shares, a dissenting stockholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a stockholder until the Merger takes effect.

     A stockholder may not assert dissenters' rights as to less than all of the shares registered in the name of the stockholder, unless the stockholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the stockholder and discloses the name and address of each beneficial owner on whose behalf the stockholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the stockholder has dissented and the other shares were registered in the names of different stockholders.

     A beneficial owner of shares who is not the stockholder may assert dissenters' rights with respect to shares held on behalf of such beneficial owner, and will be treated as a dissenting stockholder under the terms of sections 302A.471 and 302A.473 of the MBCA, if the beneficial owner submits written consent of the stockholder holding such beneficial owner's shares to Champps at the time of or before the assertion of the rights.

PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS

     After the Merger takes effect, or after Champps receives a valid demand for payment, whichever is later, Champps must remit to each dissenting stockholder who has not voted his or her shares in favor of the proposed Merger and has filed with Champps before the vote on the proposed Merger a written notice of intent to demand the fair value of the shares owned by such stockholder, the amount Champps estimates to be the fair value of the shares, plus interest ("interest" commences five days after the effective date of the Merger up to and including the date of payment, calculated at a rate provided under Minnesota law for interest on verdicts and judgments), accompanied by:

          (1) Champps' balance sheet and statement of operations for a fiscal year ending not more than 16 months before the effective date of the Merger, together with the latest available interim financial statements;

          (2) An estimate by Champps of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) A copy of sections 302A.471 and 302A.473 of the MBCA, and a brief description of the procedures to be followed in demanding supplemental payment.

     Champps may withhold the above-described remittance from a person who was not a stockholder on the date the Merger Agreement was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If such dissenter has not voted his or her shares in favor of the proposed Merger Agreement and has filed with Champps before the vote on the proposed Merger Agreement a written notice of intent to demand the fair value of the shares owned by such stockholder, Champps must forward to such dissenter the materials described in the preceding paragraph, a statement of reason for withholding the remittance, and an offer to pay to such dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. Such dissenter may decline the offer and demand payment of such dissenter's own estimate of the fair value of the shares, plus interest, by written notice to

Champps. Failure to do so entitles such dissenter only to the amount offered. If such dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

     If Champps fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertified shares, it must return all deposited certificates and cancel all transfer restrictions. However, Champps may require deposit or restrict transfer at a later time and again give notice that contains:

          (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

     If a dissenter believes that the amount remitted by Champps is less than the fair value of the shares plus interest, the dissenter may give written notice to Champps of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after Champps mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by Champps.

     If Champps receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded, or an amount agreed to by the dissenter after discussion with Champps, or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in Hennepin County, Minnesota. The petition must name as parties all dissenters who made a Demand and who have not reached agreement with Champps. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the stockholder or stockholders in question have fully complied with the requirements of section 302A.473 of the MBCA, and must determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Champps or by a dissenter. The fair value of the shares as determined by the court is binding on all stockholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by Champps, but shall not be liable to Champps for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

     The court must determine the costs and expenses of any appraisers of a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess those costs and expenses against Champps, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious, or not in good faith.

     If the court finds that Champps has failed to comply substantially with section 302A.473 of the MBCA, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, which are described more fully herein, Merger Subsidiary will be merged with and into Champps whereupon Champps will become a wholly-owned subsidiary of DAKA. In connection with the Merger each outstanding share of Champps Common Stock will be converted into the right to receive four-tenths (.40) of one share of DAKA Common Stock, subject to possible adjustment as described herein. See "Terms of the Merger--Conversion of Shares of Champps Stock Pursuant to the Merger; Treatment of Options and Warrants."

BACKGROUND OF THE MERGER

     In December 1993, Mr. William H. Baumhauer, Chairman and Chief Executive Officer of DAKA, was contacted by persons acting on behalf of the owners of two Champps Americana restaurants located in the Minneapolis/St. Paul area which were operating under license agreements with Champps. The two Champps Americana restaurants were managed, pursuant to a management agreement, by Champps Development Group ("CDG"), which also held exclusive rights to develop Champps Americana restaurants in Ohio, Florida, and seven Illinois counties. As a result of subsequent negotiations, in March 1994, CDVI, a wholly-owned subsidiary of DAKA, invested $2.8 million in ADC. Simultaneously, ADC acquired the two restaurants and CDG's exclusive development rights. CDVI's interest in ADC represents a 57% voting interest; the other stockholders of ADC were, and remain, CDG and the former owner of the restaurants and certain advisors or affiliates thereof. DAKA has received a letter from two minority stockholders of ADC claiming that DAKA breached certain obligations to ADC by pursuing the Merger. DAKA believes this claim is without merit.

     In April 1994, Champps, which at the time operated one Champps-owned restaurant, completed an initial public offering of its common stock whereby it received approximately $7.2 million in net proceeds to be used to construct new Champps Americana restaurants. By August 1995, Champps had opened its fourth restaurant and had begun to analyze its funding alternatives for its 1996/1997 expansion plans. In August 1995, Champps retained Montgomery to: (i) assist Champps in exploring various methods of obtaining additional financing to continue its planned expansion of Champps-owned restaurants; and (ii) to advise Champps in connection with the possible acquisition of the development rights held by ADC.

     In late September 1995, DAKA and Champps began general discussions regarding a range of potential transactions, including the sale to Champps of CDVI's interest in ADC and a merger between DAKA and Champps.

     Over the course of several meetings between Champps and DAKA, the alternatives were discussed and, at a meeting on September 28, 1995, Mr. Vlahos communicated to Mr. Baumhauer that the Champps Board had directed him to negotiate to purchase CDVI's interest in ADC or to pursue a merger with DAKA. At such meeting, DAKA conveyed that it was not interested in the sale of CDVI's interest in ADC, but that a merger could be considered.

     In the following days, DAKA and Champps discussed the consideration to be given in a stock-for-stock merger and reached an understanding regarding the Exchange Ratio. On October 2, 1995 DAKA engaged Piper Jaffray to prepare a fairness opinion from a financial point of view to DAKA of the proposed exchange ratio at which Champps Common Stock would be exchanged for DAKA Common Stock pursuant to the proposed merger. Similarly, Champps asked Montgomery to prepare a fairness opinion from a financial point of view to the Champps stockholders.

     On October 5, 1995 DAKA convened a special meeting of the DAKA Board to discuss the potential Merger of a subsidiary of DAKA with and into Champps. During the meeting the proposed terms of the Merger as well as the benefits to DAKA were discussed and materials relating to the proposed transactions were reviewed in detail. After discussion it was determined that a second meeting of the DAKA Board be convened on October 9, 1995 to further discuss the transaction and to review the results of an analysis being finalized by Piper Jaffray.

     On October 5, 1995, Champps convened a special meeting of its Board of Directors to discuss the potential Merger. Montgomery presented the general terms of the Merger as well as an analysis of the consideration to be received by the stockholders of Champps therefrom. After discussion it was determined that the Special Committee be appointed to review the proposed Merger and Merger Agreement and determine if they should be approved. The Special Committee was formed, consisting of the six non-management directors of Champps.

     On October 9, 1995, DAKA held a second meeting of its Board of Directors to further discuss the terms of the Merger and to review and discuss Piper Jaffray's analysis as well as a draft of the fairness opinion prepared by Piper Jaffray. Upon review of such analysis and of the fairness opinion and further discussion of the terms of the Merger and benefits to DAKA, the DAKA Board unanimously voted to approve the Merger and the Merger Agreement and to recommend to stockholders that the issuance of shares of DAKA Common Stock pursuant to the Merger be approved at the upcoming annual stockholders' meeting.

     On October 9, 1995, the Special Committee appointed by the Champps Board reviewed and discussed the proposed Merger. The Special Committee after its discussion determined that a subsequent meeting should be held to further review the proposed Merger Agreement and Merger and determine if they should be approved.

     On October 10, 1995, the Special Committee reconvened and reviewed the terms of the Merger and after discussion unanimously voted to approve the Merger and Merger Agreement and to recommend to the full Champps Board that the Merger be approved. A meeting of the full Champps Board was convened on such date and by unanimous vote the actions of the Special Committee were ratified and it was agreed to recommend to stockholders that the Merger and Merger Agreement be approved at a special meeting of the stockholders. At the October 10, 1995 meeting, Montgomery delivered to the Champps Board its oral opinion, subsequently confirmed in writing as of such date and as of the date of this Joint Proxy Statement-Prospectus, that the consideration to be received by the stockholders of Champps in the Merger is fair to such stockholders from a financial point of view as of such dates.

     On October 10, 1995 the Merger Agreement and related agreements were signed and DAKA and Champps issued a joint press release announcing the Merger of DAKA and Champps as well as the key terms of the Merger.

REASONS FOR THE CHAMPPS BOARD'S RECOMMENDATION

     In deciding to approve the Merger Agreement the Champps Board and Special Committee considered many factors, including, but not limited to, the terms of the Merger Agreement; the Champps Board's knowledge of the business and future prospects of DAKA; Champps' historical, current and potential future earnings and cash flow, its financial condition, and the prices at which Champps' Common Stock had been trading; the reputation of DAKA and its management; the historical, current and potential future earnings of DAKA and the effect thereof on the future value of DAKA's Common Stock; DAKA's financial condition, including the amount of indebtedness in relation to stockholder's equity; and the October 10, 1995 opinion of Montgomery that the consideration was fair to the Champps stockholders from a financial point of view as of such date. The Champps Board and Special Committee also considered the following:

     - Since its initial public offering in 1994, Champps has invested heavily in the development of new restaurants and the growth of its corporate structure. In order to stay on the level of new restaurant growth which is consistent with Champps' strategic business plan, Champps requires additional capital. The Merger would give Champps access to significant amounts of capital at a cost well below what Champps would be able to obtain on a stand-alone basis, allowing it to expand faster than it would have otherwise been able to.

     - The Merger would create significant operating benefits to Champps through access to DAKA's corporate infrastructure. Such access would enable Champps to reduce the cost of expansion and help it execute its business strategy. The Merger is expected to provide opportunities for increased efficiencies and cost savings as a result of the elimination of duplicative functions and to enhance purchasing power through the combined entities.

     - Currently only a small portion of outstanding Champps Stock is actively traded on the Nasdaq National Market. The Merger would give Champps stockholders a significant amount of liquidity, which did not previously exist, in a security of a company that is covered by the research analysts of several nationally recognized investment banking firms.

     - As of the day prior to the date of the Merger Agreement and for the average of the four week period preceding the date of the Merger Agreement the consideration to be paid by DAKA to the Champps stockholders represented an approximate 13.2% and 29.8% premium over the market price of Champps' Common Stock on such day and for such period, respectively, and that the consideration to be paid to Champps stockholders in the Merger would be received by Champps stockholders on a tax-deferred basis;

     - The Merger will allow stockholders and employees of the combined companies to participate in potential future growth of DAKA, which will have substantially greater business and financial resources than each company individually.

REASONS FOR THE DAKA BOARD'S RECOMMENDATION

     The DAKA Board believes that the Merger is in the best interests of DAKA's stockholders and has unanimously voted in favor of recommending approval of the issuance of DAKA Common Stock in connection with the Merger.

     The DAKA Board believes that the Champps Americana concept has significant growth potential, complements DAKA's existing business and provides DAKA with a strategic growth vehicle. Since its inception in 1984 in the Minneapolis/St. Paul area, the Champps Americana concept has generated average unit volumes significantly higher than the restaurant industry average. In addition, new restaurants opened in Texas, New Jersey and Indiana have demonstrated that the Champps Americana concept is viable outside of the Minneapolis/St. Paul area. The DAKA Board also believes that the Champps Americana concept, which combines generous portions of high quality food made from fresh ingredients, outstanding service and a vibrant, energetic atmosphere created by various forms of entertainment, has the potential to be one of the leaders in the large and rapidly expanding casual dining segment of the restaurant industry.

     The DAKA Board believes that DAKA's expertise in the areas of site selection, real estate development and construction, and finance will enable DAKA to rapidly expand the Champps concept in a cost effective manner.

     The DAKA Board also considered that, in connection with the Merger, Mr. Dean Vlahos, President and Chief Executive Officer of Champps and creator of the Champps Americana concept, has entered into a five-year employment agreement with DAKA whereby Mr. Vlahos will be the Chairman and Chief Executive Officer of Champps. The DAKA Board feels that Mr. Vlahos will make an important contribution to the successful expansion of the Champps Americana concept.

     In approving the Merger Agreement, the DAKA Board also considered the October 9, 1995 opinion of Piper Jaffray that the Exchange Ratio was fair to DAKA from a financial point of view.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF DAKA AND CHAMPPS

     THE BOARD OF DIRECTORS OF EACH OF DAKA AND CHAMPPS UNANIMOUSLY BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THEIR RESPECTIVE COMPANIES AND STOCKHOLDERS.

     THE CHAMPPS BOARD UNANIMOUSLY RECOMMENDS THAT THE CHAMPPS STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

     THE DAKA BOARD UNANIMOUSLY RECOMMENDS THAT THE DAKA STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF DAKA COMMON STOCK IN CONNECTION WITH THE MERGER.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Immediately following the Merger, Champps will be operated as a wholly-owned subsidiary of DAKA. The Merger Agreement provides that after the Merger the Champps Board will consist of William H. Baumhauer, Chairman and Chief Executive Officer of DAKA, Dean P. Vlahos, currently President and Chief Executive Officer of Champps, and one other person to be mutually designated by Messrs. Baumhauer and Vlahos. Mr. Vlahos has entered into an employment agreement with DAKA and Champps which provides for his employment for a term of five years after the Merger as Chairman of the Board, Chief Executive Officer and President of Champps. The terms of such employment agreement were negotiated after an understanding as to what the Exchange Ratio would be was determined and discussed with the Champps Board. Under such employment agreement, Mr. Vlahos will receive an annual base salary of $350,000 plus, subject to the achievement of performance targets relating to DAKA and to Champps, a performance bonus of between 50% and 100% of base salary. See "The DAKA Annual Meeting--Other Information--Employment Agreements" for a summary of the other terms of such employment agreement. The Merger will entail the combination of certain aspects of two companies that have operated independently and there can be no assurance that the operations, managements and personnel of DAKA and Champps will be compatible or that the combined businesses will not experience loss of key personnel. Champps is largely dependent upon the efforts of Mr. Vlahos and there can be no assurance that his services will continue to be available for the term of his employment agreement.

     DAKA currently intends to expand the number of Champps restaurants in operation subsequent to the Merger. In this regard, DAKA, as a result of its existing operations in the restaurant and foodservice industry, has in place a corporate infrastructure which includes, among other things, real estate development and site selection, construction supervision, human resources, and training functions which will be used to facilitate the expansion of the Champps concept upon consummation of the Merger. Subsequent to the Merger, DAKA and Champps will seek to capitalize on the existing corporate infrastructure of DAKA wherever possible and to eliminate duplicate functions where practical. However, due to the relatively small size of Champps' existing corporate infrastructure, the cost savings will be relatively small in relation to historical spending levels. However, DAKA expects that as Champps grows, the combined company will benefit through the ability of DAKA's existing corporate infrastructure to service such growth without a proportionate increase in overhead. In addition, Champps is expected to benefit through participation in DAKA's national purchasing and distribution programs, which combine the purchasing power of all of DAKA's businesses.

     The growth of the Champps concept subsequent to the Merger will be financed by DAKA. With total combined equity in excess of $60 million after the Merger, Champps will have access to significant amounts of capital at a lower cost than it could otherwise obtain on a stand-alone basis, as well as access to alternative financing sources such as sale-leaseback financing and increased landlord contributions as a result of enhanced creditworthiness.

OPINION OF FINANCIAL ADVISOR TO CHAMPPS

     Pursuant to an engagement letter dated October 4, 1995 (the "Engagement Letter"), which superseded an earlier letter dated August 21, 1995, Champps retained Montgomery as its financial advisor in connection with the consideration by the Champps Board of a possible sale of Champps. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Champps selected Montgomery as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the restaurant and investment communities.


     At the October 10, 1995, meeting of the Champps Board, Montgomery delivered its oral opinion, subsequently confirmed in writing as of such date and as of a date on or about the date of this Joint Proxy Statement-Prospectus, that the consideration to be received by Champps stockholders pursuant to the Merger was fair to Champps' stockholders, from a financial point of view, as of such dates. The amount of such consideration was determined pursuant to negotiations between Champps and DAKA and not pursuant to recommendations of Montgomery. Champps gave no specific instructions to Montgomery in connection with its engagement and no limitations were imposed by Champps on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

     THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE CHAMPPS BOARD (THE "MONTGOMERY OPINION") DATED ON OR ABOUT THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS JOINT PROXY STATEMENT-PROSPECTUS. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY'S OPINION IS ADDRESSED TO THE CHAMPPS BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CHAMPPS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. IN FURNISHING ITS OPINION, MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE TEXT OF MONTGOMERY'S WRITTEN OPINION.

     In connection with its opinions, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to Champps and DAKA, including the consolidated financial statements for recent years and interim periods to July 2, 1995 and July 1, 1995, respectively, and certain other relevant financial and operating data relating to Champps and DAKA made available to Montgomery from published sources and from the internal records of Champps and DAKA; (ii) reviewed a preliminary draft of the Merger Agreement provided to Montgomery by Champps; (iii) reviewed certain historical market prices and trading volumes of Champps Common Stock and DAKA Common Stock as reported on the Nasdaq National Market; (iv) compared Champps and DAKA from a financial point of view with certain other companies in the restaurant industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected business combinations of companies in the restaurant industry that Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Champps and DAKA certain information of a business and financial nature regarding Champps and DAKA, including financial forecasts and related assumptions (a) of Champps for 1996 and 1997, furnished to Montgomery by Champps management, (b) of DAKA for fiscal 1996, furnished to Montgomery by DAKA management, and (c) of DAKA for fiscal 1997, obtained by Montgomery from securities analysts; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Champps' counsel; and (viii) performed such other analyses and examinations as Montgomery deemed appropriate.

     In connection with its review, Montgomery assumed and relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility to independently verify such information. With respect to the financial forecasts for Champps and DAKA provided to Montgomery by their respective managements, and, in the case of the DAKA forecasts for fiscal 1997, by securities analysts, Montgomery assumed for purposes of its opinions that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of Champps and DAKA and such analysts at the time of preparation as to the future financial performance of Champps and DAKA and that they provided a reasonable basis upon which Montgomery could form its opinion. Neither Champps nor DAKA publicly discloses internal management forecasts of the type provided to Montgomery by their respective managements in connection with Montgomery's review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts and the forecasts provided by the securities analysts with respect to DAKA were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Montgomery has assumed no liability for such forecasts. Montgomery also assumed that there were no material changes in Champps' or DAKA's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Montgomery. Montgomery assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act and the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of Champps or DAKA, nor was Montgomery furnished with any such appraisals. Further, Montgomery's oral opinion was based on economic, monetary and market conditions in effect on, and the information made available to Montgomery as of, October 10, 1995.

     Montgomery also assumed, with the consent of Champps management, that the Merger will be consummated in accordance with the terms described in the Merger Agreement without any amendments thereto, and without waiver by Champps or DAKA of any of the conditions to their respective obligations thereunder.

     Set forth below is a brief summary of the report presented by Montgomery to the Champps Board on October 5, 1995 in connection with the Champps Board's consideration of the Merger.

     Contribution Analysis. Montgomery analyzed the contribution of each of Champps and DAKA to the projected revenues, earnings before interest and taxes ("EBIT") and net income of the pro forma combined companies for fiscal years 1995 and 1996. This analysis showed, among other things, that based on pro forma combined income statements for the combined companies, Champps would have contributed 3.7% and 8.4% of the total revenues, 1.9% and 6.5% of the EBIT and 4.4% and 7.1% of the net income, respectively, of the combined companies in the periods described above. Assuming an exchange ratio of .40 shares of DAKA Common Stock for each share of Champps Common Stock, at the closing, Champps stockholders would own approximately 18.8% of the combined companies.

     Dilution Analysis. Using estimates prepared by Champps and DAKA management and analysts' estimates, Montgomery compared the estimated fiscal year 1996 and 1997 earnings per share of DAKA Common Stock on a stand alone basis to the estimated fiscal year 1996 and 1997 earnings per share of the common stock of the pro forma combined companies, assuming (a) an exchange ratio of .40 shares of DAKA Common Stock for each share of Champps Common Stock and (b) that pro forma general and administrative expenses related to Champps would be reduced by 50% in all periods. Based on such analysis, the proposed transaction would be dilutive to DAKA's estimated earnings per share by 8.9% ($0.14 per share) and 2.6% ($0.05 per share) in fiscal 1996 and 1997, respectively.

     Analysis of Selected Comparable Publicly Traded Companies. Montgomery reviewed certain publicly available financial information of certain high growth companies in the restaurant industry, including Applebee's, Apple South, Boston Chicken, Inc., Cheesecake Factory, Dave & Buster's, Landry's Seafood Restaurants, Lone Star Steakhouse, Outback Steakhouse, Papa John's International and Rock Bottom Restaurants (the "Comparable Companies"). Montgomery calculated multiples for the Comparable Companies of aggregate value (defined for this purpose as total equity market capitalization plus total debt minus cash and cash equivalents) to latest twelve months ("LTM") revenues, aggregate value to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and aggregate value to LTM earnings before interests and taxes ("EBIT"). This analysis showed average multiples of 3.7x, 17.7x and 24.2x, respectively, as compared to multiples for the per share value of the consideration (calculated based upon assumed values of the consideration of $11.00, $12.00, $13.00 and $14.00 per share of Champps Common Stock) to Champps LTM revenues, LTM EBITDA and LTM EBIT of 4.31x, 46.1x and 157.6x, 4.72x, 50.6x and 172.7x, 5.14x, 55.0x
and 187.8x, and 5.55x, 59.4x and 202.9x, respectively. Based upon the $33.25 per share closing price of DAKA Common Stock on October 9, 1995 and an exchange ratio of .40 shares of DAKA Common Stock for each share of Champps Common Stock, the per share value of the consideration as of October 9, 1995 would have been $13.30.

     Analysis of Selected Comparable Acquisition Transactions. Montgomery also reviewed the financial terms of 55 restaurant industry acquisitions which Montgomery deemed to be similar to the Merger (the "Comparable Acquisitions"). The Comparable Acquisitions included (listed below as "acquired"/"acquiror"):
DF&R Restaurants/Apple South; Baltimore Bagel Co./Progressive Bagel Concepts, Inc. (Boston Chicken); Maggiano's/Brinker International, Inc.; Lee's Famous Recipe/RTM Restaurant Group; Marcus Corp. (Applebee's Division)/Apple South; Brackman Bros., Inc./Progressive Bagel Con-cepts, Inc. (Boston Chicken); Souper Salad, Inc./Saunders Karp & Co.; Innovative Restaurant Concepts/Applebee's; Long John Silver's Restaurants/Triarc Companies (canceled); Pub Ventures of New England/Applebee's; Ground Round Restaurants/Investor Group (canceled); On the Border Cafes/Brinker International; D'Angelo's/PepsiCo. Inc.; St. Louis Bread Co./Au Bon Pain Co., Inc.; Chevy's/PepsiCo., Inc.; NRH Corp. (Tony Roma's)/National Pizza Co.; Foodmaker Inc. (Chi Chi's)/Investor Group; Two Pesos-Mexican Restaurant/Taco Cabana, Inc.; Uno Restaurant Corp./Morrison Restaurants, Inc. (canceled); Carl Karcher/Investment Group (canceled); TW Holdings/KKR; TaCasita & Sombrero Rosa/Taco Cabana; California Pizza Kitchen, Inc./PepsiCo. Inc.; Del Taco (Taco Villa)/PepsiCo. Inc.; Zipps Drive Thru Inc./Rally's Inc.; Bayport Restaurant Group/Acquisition Group; Pizza Management/PepsiCo. Inc.; Bob's Big Boy/Allie's/Restaurant Enterprises Group; Kentucky Fried Chicken (Franchises)/PepsiCo. Inc.; Sizzler Restaurants/Collins; Paragon Steak Houses/Kyotaru Co. Ltd.; Restaurant Associates/Kyotaru Co. Ltd.; Roy Rogers/Hardee's Food Systems; Dunkin' Donuts/Allied-Lyons PLC; Skipper's Inc./National Pizza; Jerrico/Investor Group; Ground Round (Hanson's)/International Proteins; TW Services/Coniston; Winchell's Donut House/Shato Holdings Ltd.; TGI Fridays/Carlson; S&A Restaurants/Investor Group; Franchise Enterprises/Investor Group; Church's Fried Chicken/Copeland; Foodmaker, Inc./Gibbons Green, van Amerongen; Restaurant Management Svc./Golder, Thoma & Cressey; Shoney's South/TPI Enterprises; Chi Chi's Foodmaker, International King's Table/Horn & Hardard Co.; Hamburger Hamlets/Weatherly Restaurant Group; Calny's/PepsiCo. Inc.; Restaurant Assoc. Industry/Management; Rusty Pelican/Paragon Restaurant Group; Denny's/TW Services; and Pizza Inn/Pantera Corp.

     For the Comparable Acquisitions, Montgomery calculated, among other things, the aggregate consideration paid in such transactions as a multiple of the acquired company's LTM revenues and LTM EBITDA. Such calculations yielded the following median and mean multiples: LTM revenue -- median of 0.8x and mean of 1.0x; and LTM EBITDA -- median of 7.5x and mean of 8.8x. The comparable multiples for the Merger (calculated based upon assumed values of the consideration of $11.00, $12.00, $13.00 and $14.00 per share of Champps Common Stock), were as follows: LTM revenue -- 4.31x, 4,72x, 5.14x and 5.55x, respectively; and LTM EBITDA -- 46.1x, 50.6x, 55.0x and 59.4x, respectively.

     No company or transaction utilized in the above analysis as a comparison is identical to Champps, DAKA or the Merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of Champps and DAKA and other factors that could affect the public trading value of such companies or any company to which they or the Merger are being compared.

     In connection with its written opinion dated on or about the date of this Joint Proxy Statement-Prospectus, Montgomery performed procedures to reconfirm, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the Champps Board or of the analyses performed by Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Champps Board. In addition, Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Champps or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Champps or DAKA. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger to the stockholders of Champps and were provided to the Champps Board in connection with the delivery of Montgomery's opinions. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Montgomery used in its analyses various projections of future performance prepared by the managements of Champps and DAKA and, in the case of DAKA, by securities analysts. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered to be not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, Montgomery's opinions and presentation to the Champps Board were among the many factors taken into consideration by the Champps Board in making its determination to approve the Merger.

     Pursuant to the Engagement Letter, Champps engaged Montgomery to act as its financial advisor in connection with the Merger. Montgomery's fee will be equal to 3% of the first $10 million in consideration involved in the sale, 2% of the next $10 million and 1% of any amount over $20 million, determined as of the closing. Champps will be obligated to pay Montgomery its fee contingent upon the consummation of the transactions contemplated by the Merger Agreement. For example, if the Merger had been consummated on December 20, 1995, Champps estimates that the value of the consideration involved in the transaction would have been approximately $54,000,000 and that Montgomery's fee would have been approximately $840,000. Champps has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses, regardless of whether the Merger is consummated. Pursuant to a separate letter agreement, Champps has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

OPINION OF FINANCIAL ADVISOR TO DAKA

     DAKA retained Piper Jaffray solely in connection with the delivery of an opinion to the DAKA Board of the fairness, from a financial point of view, to DAKA of the Exchange Ratio. Piper Jaffray has delivered to the DAKA Board its written opinions respectively dated October 9, 1995 and on or about the date of this Joint Proxy Statement-Prospectus that as of those dates the Exchange Ratio was fair, from a financial point of view, to DAKA.

     Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporation and other purposes. Piper Jaffray was selected to prepare fairness opinions based upon its experience and expertise in transactions similar to the Merger and its reputation in the restaurant and investment banking industries. Except for rendering its opinions as to the fairness, from a financial point of view, of the Exchange Ratio, Piper Jaffray has not otherwise acted as financial adviser to DAKA or the DAKA Board in connection with the Merger and did not participate in the discussions or negotiations with respect to the Merger. In the ordinary course of its business, Piper Jaffray actively trades DAKA Common Stock for its own account and for the accounts of its customers, and, therefore, may from time to time hold a long or short position in such securities. Piper Jaffray also provides research coverage for DAKA. DAKA gave no specific instructions to Piper Jaffray in connection with its engagement and no limitations were imposed by DAKA on Piper Jaffray with respect to the investigations made or procedures followed in rendering its opinions.

     THE FULL TEXT OF THE OPINION OF PIPER JAFFRAY DATED ON OR ABOUT THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS (THE "PIPER JAFFRAY OPINION") IS ATTACHED HERETO AT APPENDIX C TO THIS JOINT PROXY STATEMENT-PROSPECTUS. THE FOLLOWING SUMMARY OF THE PIPER JAFFRAY OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PIPER JAFFRAY OPINION. DAKA STOCKHOLDERS ARE URGED TO READ THE OPINION IN

ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN.

     In arriving at its opinions, Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of DAKA and Champps and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (i) a draft dated October 8, 1995 of the Agreement and Plan of Merger by and between DAKA, Champps and CEI Acquisition Corp.; (ii) the audited financial information for Champps for the three years ended December 31, 1994; (iii) the financial information for Champps for the six months ended July 2, 1995; (iv) the audited financial information for DAKA for the three years ended July 1, 1995; (v) the five-year financial forecast for DAKA furnished by DAKA management; (vi) the five-year financial forecast for Champps furnished by Champps management; (vii) the historical pricing and trading activity for DAKA and Champps common stock; and
(viii) such other studies, analyses and inquiries as Piper Jaffray deemed appropriate. Piper Jaffray also held discussions with the senior management of DAKA and Champps concerning their past and current business operations, the background and rationale for the proposed Merger, the financial condition, operating performance, balance sheet characteristics and prospects of their respective businesses independently and the financial and operating prospects for the combined company after consummation of the proposed Merger. In addition, in connection with rendering its opinion dated the date of this Joint Proxy Statement-Prospectus, Piper Jaffray reviewed the executed Agreement and Plan of Merger dated October 10, 1995 and the Registration Statement which included this Joint Proxy Statement-Prospectus.

     The Piper Jaffray Opinions, which were delivered for use and considered by the DAKA Board, are directed only to the fairness, from a financial point of view, of the Exchange Ratio, do not address the value of a share of DAKA Common Stock, do not address DAKA's underlying business decision to participate in the Merger and do not constitute a recommendation to any DAKA stockholder as to how such stockholder should vote with respect to the Merger. Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Act and the rules and regulations promulgated thereunder, or that its opinions constitute a report or valuation within the meaning of Section 11 of the Act and the rules and regulations promulgated thereunder.

     As set forth in its opinions, Piper Jaffray relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt to independently verify the same. With respect to financial forecasts, Piper Jaffray assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgements of the respective managements of DAKA and Champps that such projections and forecasts will be realized in the amounts and in the time periods currently estimated and that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles. Neither DAKA nor Champps publicly discloses internal management forecasts of the type provided to Piper Jaffray in connection with Piper Jaffray's review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Piper Jaffray has assumed no liability for such forecasts. Piper Jaffray also assumed that there were no material changes in DAKA's or Champps' assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Piper Jaffray. Piper Jaffray assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act and the Exchange Act and all other applicable federal and state statutes, rules and regulations. Piper Jaffray did not perform any appraisals or valuations of specific assets of DAKA or Champps and has not expressed any opinion regarding the liquidation value of DAKA or Champps.

     Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and process underlying their opinions. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. No company or transaction used as a comparison in the analyses is identical to DAKA or Champps or to the Merger. Additionally, estimates of the value of the businesses do not purport to be appraisals or necessarily reflective of the prices at which the business actually may be sold. Because such estimates are inherently subject to uncertainty, neither the DAKA Board, Piper Jaffray or any other person assumes responsibility for the accuracy of such estimates.


     Based on this information, Piper Jaffray performed a variety of financial and comparative analyses, including those summarized below, which it discussed with the DAKA Board on October 9, 1995. Piper Jaffray also considered the following qualitative strategic benefits of the Merger as articulated by the management of DAKA: (i) the importance to DAKA of owning a second restaurant concept that is positioned for growth; (ii) that Champps is an attractive, casual dining concept with high unit volume and strong returns on capital and is positioned in an attractive segment of the restaurant market; (iii) the experience and record of Mr. Dean Vlahos, President and founder of Champps. Piper Jaffray confirmed the appropriateness of its reliance on the described analyses in connection with its opinion dated on or about the date of this Joint Proxy Statement-Prospectus by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. The calculations referred to below were made in connection with rendering the Piper Jaffray Opinions.


     Discounted Cash Flow Analysis. Piper Jaffray performed a discounted cash flow analysis to calculate a range of theoretical values for Champps based on
(i) the net present value of projected free cash flows and (ii) a terminal value which estimates the value of Champps in the year 2000 by applying certain multiples of earnings before interest and taxes. Piper Jaffray assumed, among other things, discount rates of 16% to 20%, which Piper Jaffray deemed appropriate to the risk associated with such projected cash flows, and terminal value multiples of earnings before interest and taxes of 8.0x to 10.0x. Piper Jaffray performed two analyses, with and without the potential cost savings that may result from the Merger (the "Synergies"), on the operating projections prepared by the management of Champps. These Synergies were estimated by management of DAKA with input from Champps management. The analysis without Synergies resulted in an implied equity valuation range for Champps of $45.9 million to $71.4 million. The analysis with Synergies calculated an implied valuation range of $58.3 million to $89.1 million. Piper Jaffray considered this analysis to provide an important justification for fairness, from a financial point of view, of the Exchange Ratio.

     Contribution Analysis. Piper Jaffray reviewed DAKA's and Champps' historical financial information for the twelve months ended June 30, 1995 and the financial projections for the years 1996 through 2000. For these periods, Piper Jaffray analyzed the contributions to revenue, operating income, pre-tax income, net income and ownership of DAKA and Champps to the combined company. This analysis shows that Champps would have contributed 4.4% and 4.7% to combined revenues and net income, respectively, in fiscal 1995. In fiscal 2000, the Champps contribution increases to 18.2% and 23.8% of revenues and net income, respectively. Assuming an Exchange Ratio of 0.40 shares of DAKA Common Stock for each share of Champps Common Stock, Champps stockholders will account for approximately 18.7% of ownership of the combined company. Piper Jaffray considered this analysis to provide an important justification for fairness, from a financial point of view, of the Exchange Ratio.

     Premium Analysis. Piper Jaffray reviewed information relating to premiums over trading price paid in mergers ranging in price from $20 million to $100 million which were completed between January 1, 1994 and October 9, 1995. The search of mergers covered the acquisition of 100% of the stock of public companies in all SIC codes except banks, REITs and insurance companies. Based on its analysis of the selected mergers, Piper Jaffray derived a median range from 31.7% premium above the trading price on the day prior to announcement (compared to 13.2% for Champps) to 35.6% premium above the trading price four weeks prior to the announcement (compared to 29.8% for Champps). Piper Jaffray considered this analysis to provide an important justification for fairness, from a financial point of view, of the Exchange Ratio.

     Combined Company Pro Forma Dilution Analysis. Piper Jaffray reviewed the pro forma impact of the Champps acquisition on DAKA projected earnings per share, comparing DAKA's pre-Merger earnings per share to the earnings per-share following the Merger reflecting the addition of Champps' earnings and the effect of the Synergies, together with the issuance of DAKA Merger Shares in exchange for Champps shares. Based on its analysis, Piper Jaffray concluded that the combination would be dilutive to DAKA in calendar

1996 and fiscal 1996 and 1997 with Synergies by (9.9%), (16.5%) and (3.6%), respectively, and without Synergies it would be dilutive in calendar 1996 and fiscal 1996, 1997 and 1998 by (11.5%), (17.4%), (5.8%) and (1.1%), respectively.
Piper Jaffray concluded the combination would be accretive in fiscal 1998, 1999 and 2000 with Synergies by 2.0%, 7.4% and 12.0%, respectively, and without Synergies it would be accretive in fiscal 1999 and 2000 by 3.0% and 6.4%, respectively. Piper Jaffray considered this analysis to provide an important justification for fairness, from a financial point of view, of the Exchange Ratio.

     Comparable Acquisition Analysis. Piper Jaffray analyzed selected restaurant industry transactions deemed comparable to the Merger, including selected restaurant industry mergers. These transactions included completed and pending transactions since January 1, 1992 whereby the target was 100% acquired. This search yielded 16 comparable transactions (listed below in acquired/acquiror format), including: DF&R Restaurants Inc./Apple South Inc.; Tim Hortons/Wendys; Maggiano's/Brinker International Inc.; Rio Bravo/Applebee's International; Tia's Inc./Morrison Restaurants Inc.; Marco's Mexican Restaurants/Billy Blues Food Corp.; Patrizio Restaurants Inc./Sixx Holdings Inc.; On the Border Cafes Inc./Brinker International Inc.; St. Louis Bread Co./Au Bon Pain Co. Inc.; Klact Inc., Nack Inc./Back Yard Burgers Inc.; Chevys Mexican Restaurant/Taco Bell Corp (PepsiCo Inc.); NRII Corp/National Pizza Co.; Clay-Way Corp/Checkers Drive-In Restaurants; Smith Enterprises of Tampa Bay/Checkers Drive-In Restaurants; California Pizza Kitchen/PepsiCo., Inc.; Carmella's Cafe/Magic Restaurants Inc. Based on its analysis of the comparable transactions, Piper Jaffray derived a mean and median multiple of company value to revenues of 1.5x and 1.5x, respectively (compared to Champps 1995 estimated sales multiple of 3.3x and last twelve (12) months sales multiple of 4.5x), of company value to operating income of 18.2x and 16.6x, respectively (Champps multiple not meaningful), and of equity value to net income of 30.4x and 20.5x, respectively (Champps multiple not meaningful). Piper Jaffray, however, advised the DAKA Board that, in its opinion, it did not believe that such comparable transaction analysis was material in their review of fair value in analyzing the Merger because of the relatively small size of Champps and because of the limitations and analyzing multiples of operating and net income.

     Comparable Public Company Analysis. Piper Jaffray analyzed information relating to 13 publicly traded high growth companies which operate in the casual dining segment of the restaurant industry, including; Applebee's International Inc.; Apple South Inc.; Boston Chicken Inc.; Brinker Intl Inc.; Cheesecake Factory Inc.; Dave & Busters, Inc.; Landry's Seafood Restaurant; Lone Star Steakhouse Inc.; Outback Steakhouse Inc.; Papa Johns International; Rain Forest Cafe; Rock Bottom Restaurants; and Starbucks Corp. Based on its analysis, Piper Jaffray derived a mean and median price/earnings multiple (i) for the latest twelve (12) months earnings per share (the "LTM EPS") of 34.9x and 34.0x, respectively, (ii) for calendar 1995 estimated earnings per share ("1995 EPS") of 31.3x and 30.7x, respectively, and (iii) for calendar 1996 estimated earnings per share ("1996 EPS") of 22.6x and 23.5x, respectively. Piper Jaffray also derived a mean and median multiple of price to latest twelve (12) months revenues ("Price/Revenues") of 4.1x and 2.7x respectively, and of price to latest twelve (12) months operating income ("Price/Operating Income") of 24.6x and 24.2x, respectively. Champps' LTM EPS, 1995 EPS and Price/Operating Income multiples were not considered meaningful; its 1996 EPS and Price/Revenues multiples were 37.1x and 4.5x, respectively. Piper Jaffray, however, advised the DAKA Board that, in its opinion, it did not consider such comparable company analysis to be material in its analysis of fair value because of the small size of Champps and the limitations of analyzing multiples of operating and net income.

     As compensation for its services, Piper Jaffray has received from DAKA a fee of $275,000 of which $50,000 was paid at the time of the execution of the engagement letter with Piper Jaffray, $175,000 was paid upon delivery of its opinion dated October 9, 1995 and $50,000 was payable upon delivery of its opinion dated the date of this Joint Proxy Statement-Prospectus. This fee was not contingent upon the ability of Piper Jaffray to render its opinions relating to the Merger. DAKA also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Piper Jaffray against certain liabilities, including liabilities under the federal securities laws.

                              TERMS OF THE MERGER

     THE TERMS OF AND CONDITIONS TO THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT-PROSPECTUS AS APPENDIX A AND INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING DESCRIPTION OF THE TERMS OF AND CONDITIONS TO THE MERGER IS QUALIFIED IN ITS ENTIRETY BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE MERGER AGREEMENT.

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     If the Merger Agreement is adopted by the requisite vote of Champps stockholders and the issuance of DAKA Common Stock in connection with the Merger is approved by the requisite vote of DAKA stockholders, and the other conditions to the Merger are satisfied or, where permissible, waived, the Merger will be consummated and become effective when a certificate of merger is filed with the Secretary of State of the State of Minnesota or at such later date and time as is specified in such certificate of merger, (the date and time of such filing, or such later date or time as set forth therein, the "Effective Time"). Under the terms of the Merger Agreement, the Merger will be consummated as soon as practicable (and in any event within two business days) after the satisfaction or waiver of all of the conditions to the Merger set forth in the Merger Agreement. DAKA and Champps currently anticipate that upon approval of the proposals presented at the Stockholders Meetings, all conditions to the Merger will have been satisfied or waived and that the Effective Time will occur on the date of the Stockholders Meetings or the next business day.

CONVERSION OF SHARES OF CHAMPPS STOCK PURSUANT TO MERGER; TREATMENT OF OPTIONS AND WARRANTS


     At the Effective Time, each outstanding share of Champps Common Stock will be converted into the right to receive four-tenths (.40) of one share of DAKA Common Stock, subject to possible adjustment to forty-three hundredths (.43) of one share of DAKA Common Stock if the average closing price per share of DAKA Common Stock as reported on the Nasdaq National Market over the twenty trading days immediately preceding the second trading day prior to the closing date of the Merger is less than $30.00 per share, or thirty-seven hundredths (.37) of one share of DAKA Common Stock if the average closing price per share of DAKA Common Stock as reported on the Nasdaq National Market over the twenty trading days immediately preceding the second trading day prior to the closing date of the Merger (the "Determination Period") is more than $35.00. The Determination Period will end one or two business days prior to the Stockholders Meetings. Stockholders of DAKA and Champps can, beginning one or two business days prior to the date of the Stockholders Meetings, call the following toll-free number established by DAKA to learn the determination of the Exchange Ratio:
1-800-572-8925. As of the Champps Record Date there were 4,953,774 shares of Champps Common Stock outstanding. No fractional shares of DAKA Common Stock will be issued in the Merger, and in lieu thereof holders will be paid cash in accordance with the terms of the Merger Agreement.


     After the Effective Time, all of the 205,500 options of Champps granted under employee stock option plans and outstanding as of the Champps Record Date and all of the 120,000 warrants to purchase Champps Common Stock outstanding as of the Champps Record Date (in each case to the extent such options or warrants are not exercised or expire prior to the Effective Time) will continue to have and be subject to the same terms and conditions except that (i) each such option and warrant will be exercisable for that number of shares of DAKA Common Stock which equals the number of shares of Champps Common Stock covered by such option or warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number, and (ii) the exercise price per share under each such option and warrant shall equal the exercise price before the Merger divided by the Exchange Ratio and rounded down to the nearest cent.

THE SURVIVING CORPORATION

     Upon the consummation of the Merger, Merger Subsidiary will cease to exist as a separate corporation and all of the business, assets, liabilities and obligations of Merger Subsidiary will be merged with and into Champps with Champps remaining as the Surviving Corporation. Pursuant to the Merger Agreement, at the

Effective Time (i) the Articles of Incorporation of Merger Subsidiary shall be the Articles of Incorporation of the Surviving Corporation except that the name of the Surviving Corporation shall be "Champps Entertainment, Inc." and (ii) the By-laws of Merger Subsidiary shall be the By-laws of the Surviving Corporation. Immediately following the Merger, Champps will be operated as a wholly-owned subsidiary of DAKA.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, each of Champps and DAKA has agreed that, prior to the Effective Time, it will carry on its respective businesses in the ordinary course, use its reasonable best efforts to preserve intact its present business organization and keep available the services of its present officers and employees, keep in effect insurance policies in coverage amounts not less than those in effect as of the date of the Merger Agreement, preserve and protect its proprietary rights, and preserve its relationships with customers, suppliers, licensors and other persons with which it has significant business dealings.

     In addition, each of Champps and DAKA have agreed that, except as contemplated by the Merger Agreement, prior to the Effective Time it will not, directly or indirectly, do any of the following without the prior written consent of the other: (i) declare dividends or distributions in respect of any of its capital stock, or split or reclassify any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; (ii) authorize for issuance, issue or commit to issue any shares of stock of any class or any other securities other than the issuance of capital stock in connection with (a) the exercise of options, warrants or other similar rights outstanding as of the date of the Merger Agreement or (b) options granted under DAKA's stock option plans after the date of the Merger Agreement; (iii) in the case of Champps, acquire or encumber (other than in connection with the opening of new Company-owned restaurants) or sell, lease, transfer or dispose of any assets other than in the ordinary course of business; (iv) in the case of Champps, other than in connection with the activities consistent with expansion of its restaurant operations, incur any long-term indebtedness for borrowed money; guarantee any indebtedness; issue or sell debt securities or warrants or rights to acquire any debt securities; guarantee or otherwise become liable for the debt of others; make any loans, advances or capital contributions; encumber any material assets; or create or suffer any material lien thereupon other than, in each case, in the ordinary course of business consistent with prior practice, or incur any short-term indebtedness for borrowed money except for credit facilities in existence on the date of the Merger Agreement; (v) in the case of Champps, pay or satisfy any claims or liabilities, other than in the ordinary course of business consistent with past practice, in connection with the Merger Agreement, and with respect to liabilities reflected or reserved against in, or contemplated by, its consolidated financial statements; (vi) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles); (vii) in the case of Champps, increase the compensation payable to its executive officers or employees, except for increases in the ordinary course of business, or take certain other actions with respect to severance pay or benefit plans; (viii) amend its charter or by-laws;
(ix) in the case of Champps, other than in connection with activities consistent with expansion of its restaurant operations, enter into a new agreement outside of the ordinary course of business involving payment by Champps of $10,000 or more or amend any existing agreement in a manner that could reasonably be expected to have a materially adverse effect on its business, results of operations or financial condition; (x) in the case of Champps, other than in connection with activities consistent with expansion of its restaurant operations, enter into or modify or amend any lease, license agreement, franchise agreement or development agreement; (xi) knowingly engage in any transaction or cause any fact or circumstance which would preclude accounting for the Merger as a pooling of interests; or (xii) enter into an agreement to take any of the foregoing actions or take any action that would result in any of the conditions to the Merger not being satisfied.

INTERIM FINANCING ARRANGEMENTS

     In order to allow Champps to continue to develop and build restaurants, DAKA agreed in the Merger Agreement to provide loans to Champps up to the aggregate principal amount of $3,000,000 bearing interest at a fixed rate of 10% per annum and maturing on October 10, 2000 and upon such other terms as are normal and customary for loans of this type. On December 19, 1995 DAKA entered into a loan agreement (the "DAKA Loan Agreement") with Champps Entertainment of Wayzata, Inc. ("CEW"), a newly formed wholly-owned subsidiary of Champps to which Champps had previously transferred its recently completed restaurant in Irvine, California, and rights to develop a new restaurant in Reston, Virginia. The loans are guaranteed by Champps and secured by the Irvine and Reston restaurants and the capital stock of CEW. As of the date of this Joint Proxy Statement-Prospectus, approximately $710,000 has been loaned by DAKA to CEW to refund costs incurred by Champps to build the Irvine restaurant. Additional loans will be made to CEW as required to fund construction of the Reston restaurant. If the Merger Agreement is terminated, DAKA will thereafter not be obligated to make additional loans, but loans made prior to such termination will remain outstanding under the terms of the DAKA Loan Agreement. These loans should provide the expansion capital required to fund Champps' construction efforts through June 1996.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of DAKA, Merger Subsidiary and Champps to consummate the Merger are subject to satisfaction at or prior to the Effective Time of a number of conditions, including but not limited to the following, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) The Registration Statement on Form S-4 pertaining to the Merger shall have been declared effective by the Securities and Exchange Commission.

          (b) The Merger Agreement shall have been adopted by the requisite vote of the Champps stockholders, and the issuance of the DAKA Merger Shares pursuant to the Merger Agreement shall have been approved by the requisite vote of the DAKA stockholders. In addition, the holders of the requisite number of shares of Champps Common Stock sufficient to preclude accounting for the Merger as a pooling of interests or to prevent tax-deferred treatment for the Merger under Section 368(a) of the Internal Revenue Code shall not have perfected or preserved dissenters' rights under applicable law with respect to the adoption of the Merger Agreement.

          (c) The consummation of the Merger shall not be prohibited by any injunction or order of court and there shall not have been any action taken that makes consummation of the Merger illegal.

          (d) The applicable waiting period under the HSR Act shall have expired or been terminated.

          (e) Other than the filing of merger documents in accordance with Delaware and Minnesota law, all authorizations and waivers required to be obtained, and all filings required to be made, by DAKA and Champps prior to the consummation of the Merger shall have been obtained from, and made with, all required governmental entities and all other persons except where the failure to obtain such authorizations and waivers or make such filings would not have a material adverse effect, at or after the Effective Time, on Champps or DAKA.

          (f) Receipt by DAKA from Deloitte & Touche LLP, its independent auditors, and receipt by Champps from Arthur Andersen LLP, its independent public accountants, of a letter to the effect that pooling-of-interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and conditions of the Merger Agreement.

     The obligations of DAKA and Merger Subsidiary to effect the Merger are also subject to a number of conditions, including but not limited to the following, any or all of which may be waived in whole or in part by DAKA and Merger Subsidiary in their sole discretion:

          (a) Each of the representations and warranties of Champps contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time.

          (b) Champps shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) DAKA and Merger Subsidiary shall have received the opinion of Goodwin, Procter & Hoar dated on or about the date that is two business days prior to the date upon which the Joint Proxy Statement-Prospectus is first mailed to stockholders of DAKA and Champps, reasonably acceptable to DAKA and Merger Subsidiary, and subject to customary conditions and qualifications, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
     Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

          (d) Except for any event disclosed in the Champps SEC Reports (as defined in the Merger Agreement) filed prior to the date of the Merger Agreement, there shall not have occurred any change concerning Champps or any of its subsidiaries that, individually or in the aggregate, has had a material adverse effect on Champps and its subsidiaries taken as a whole since December 31, 1994.

          (e) Champps shall provide a statement dated as of immediately prior to the Effective Time, to DAKA stating that Champps' Common Stock is not a "U.S. real property interest," in compliance with Treasury Regulations
     Section 1.897-2(h) and 1.1445-2(c)(3).

     The obligation of Champps to effect the Merger is also subject to the satisfaction of a number of conditions, including but not limited to the following, any or all of which may be waived by Champps in its sole discretion:

          (a) Each of the representations and warranties of DAKA and Merger Subsidiary contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time, as though made on and as of the Effective Time.

          (b) DAKA and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by DAKA and Merger Subsidiary on or prior to the Effective Time.

          (c) Champps shall have received the opinion of Fredrikson & Byron, P.A., dated on or about the date that is two business days prior to the date upon which the Joint Proxy Statement-Prospectus is first mailed to stockholders of Champps and DAKA, reasonably acceptable to Champps, and subject to customary conditions and qualifications, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

          (d) Except for any event disclosed in the DAKA SEC Reports (as defined in the Merger Agreement) filed prior to the date of the Merger Agreement, there shall not have occurred any change concerning DAKA or any of its subsidiaries that, individually or in the aggregate, has had a material adverse effect on DAKA and its subsidiaries taken as a whole since July 1, 1995.

     In addition, the Merger Agreement may be terminated under certain circumstances. See "--Termination of the Merger Agreement."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the Merger, including certain consequences to stockholders of Champps who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all aspects of federal income taxation that may be relevant to a particular Champps stockholder in light of his or her personal circumstances (for example, a Champps stockholder who acquired his or her shares of Champps Common Stock pursuant to the exercise of employee stock options or otherwise as compensation) or to Champps stockholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons). In addition, this summary does not address any aspects of state, local, foreign or other tax laws that may be relevant to holders of Champps Common Stock.

     Neither DAKA nor Champps has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. Consummation of the Merger is conditioned (unless waived) on the delivery of opinions of Goodwin, Procter & Hoar and Fredrikson & Byron, P.A., counsel for each of DAKA and Champps, respectively, dated on or about the date that is two business days prior to the mailing of this Joint Proxy Statement-Prospectus. Both the Goodwin, Procter & Hoar and Fredrikson & Byron, P.A. opinions provide that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinion of Fredrikson & Byron, P.A. also provides that the following would be the material federal income tax consequences to holders of Champps Common Stock which would result from the Merger:

          (a) No gain or loss will be recognized by a Champps stockholder upon the exchange of his or her Champps Common Stock for DAKA Common Stock, except that a Champps stockholder who receives cash proceeds in lieu of a fractional share interest in DAKA Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest, and such gain or loss will constitute capital gain or loss if such stockholder's Champps Common Stock is held as a capital asset at the Effective Time;

          (b) The tax basis of the DAKA Common Stock received by a Champps stockholder who exchanges his or her Champps Common Stock for DAKA Common Stock will be the same as such stockholder's tax basis in the Champps Common Stock surrendered in exchange therefor, decreased by the tax basis allocated to any such fractional share interest; and

          (c) The holding period of the DAKA Common Stock received by a Champps stockholder will include the period during which the Champps Common Stock surrendered in exchange therefor was held (provided that such Champps Common Stock was held by such Champps stockholder as a capital asset at the Effective Time).

     The Goodwin, Procter & Hoar and Fredrikson & Byron, P.A. opinions are based on, among other things, certain facts, statements, representations, warranties and assumptions (including those noted or set forth in such opinions or contained in the Merger Agreement, this Joint Proxy Statement-Prospectus or otherwise furnished to counsel by Champps, DAKA and Merger Subsidiary). Without limiting the generality of the foregoing, the effectiveness of the opinions is expressly based upon and subject to, among other things, (i) consummation of the Merger in accordance with the applicable laws of Minnesota and Delaware and the terms of the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof) and (ii) the truth, correctness and completeness of all facts, statements, representations, warranties and assumptions noted or set forth in such opinion or the Merger Agreement or contained in this Joint Proxy Statement-Prospectus or otherwise furnished to counsel by DAKA, Champps and Merger Subsidiary. As of the date of this Joint Proxy Statement-Prospectus the tax opinions required by the Merger Agreement have been delivered.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. CHAMPPS STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     It is the intention of the parties that the Merger shall qualify as a pooling-of-interests for accounting and financial reporting purposes. In addition, it is a condition to consummation of the Merger that DAKA shall have received from Deloitte & Touche LLP, its independent auditors, and Champps shall have received from Arthur Andersen LLP, its independent public accountants, a letter to the effect that pooling-of-interests accounting (under Accounting Principles Board Opinion No. 16) is appropriate for the Merger, provided that the Merger is consummated in accordance with the terms and conditions of the Merger Agreement.

REGULATORY APPROVALS

     Champps and DAKA are not aware of any governmental or regulatory requirements relating to consummation of the Merger or the proposals to be considered at the Champps and DAKA stockholder meetings other than compliance with applicable federal and state securities laws.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective
Time:

          (a) by mutual written consent of DAKA and Champps;

          (b) by either DAKA or Champps if a court or other government entity shall have issued an injunction or order or taken any other action permanently restraining or otherwise prohibiting the Merger and such injunction or other action shall have become final and non-appealable;

          (c) by DAKA or Champps, upon a breach of any representation, warranty, covenant or agreement on the part of the other set forth in the Merger Agreement, or if any representation or warranty of the other shall have become untrue, in each case such that certain conditions would be incapable of being satisfied by June 30, 1996; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied;

          (d) by DAKA, if (i) the Champps Board shall have failed to make or shall withdraw or change its recommendation of the Merger, or (ii) a third party shall have commenced and consummated a tender offer or exchange offer for 20% or more of the outstanding Champps shares;

          (e) by either DAKA or Champps if (i) the Merger and the Merger Agreement shall have failed to receive the requisite vote for approval by the Champps stockholders, or (ii) the issuance of the DAKA Merger Shares shall have failed to receive the requisite vote for approval by the DAKA stockholders;

          (f) by Champps if (i) DAKA's Board shall have failed to make or shall withdraw or change its recommendation of the Merger, or (ii) a third party shall have commenced or shall have filed a Registration Statement under the Securities Act, with respect to a tender offer or exchange offer for 20% or more of the outstanding shares of DAKA Common Stock; and

          (g) by either DAKA or Champps, if the Merger shall not have been consummated on or before June 30, 1996.

OTHER TRANSACTIONS; TERMINATION FEES

     Champps has agreed that unless and until the Merger Agreement terminates it will not, directly or indirectly, solicit, knowingly encourage, participate in negotiations with, provide confidential information to, enter into any agreement with, or otherwise cooperate in any way in connection with any person other than DAKA or Merger Subsidiary concerning a Competing Transaction as defined in the Merger Agreement. A Competing Transaction is defined as any merger, consolidation, share exchange, business combination, or other similar transaction; any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Champps; any tender offer or exchange offer for 20% or more of the outstanding shares of Champps Common Stock; or the issuance, sale or other disposal by Champps of securities representing, or convertible into, 20% or more of the voting power of Champps. Champps has agreed to notify DAKA of the identity of any person requesting information or proposing to initiate a Competing Transaction and, if applicable, the terms of such Competing Transaction.

     Under certain circumstances, Champps may become obligated to pay a Termination Fee of $2,800,000 to DAKA as reimbursement to DAKA for costs associated with the Merger. Such circumstances include termination of the Merger Agreement by DAKA because of a willful breach by Champps of a representation, warranty, covenant or agreement of Champps set forth therein, or because the Champps Board shall have withdrawn or modified its recommendation of the Merger, or because of the consummation by a third party of a tender offer for 20% or more of the outstanding shares of Champps Common Stock, or (unless the average per share closing price of DAKA Common Stock as reported on the Nasdaq National Market over the twenty (20) trading days immediately preceding the date of the Champps Special Meeting is less than the "Floor Price" of $22.50) because the Merger Agreement shall have failed to receive the requisite vote for approval by the Champps stockholders. The likelihood that the Merger will be consummated in the event that the Floor Price is reached cannot be determined, as consummation of the Merger depends on a number of factors, including (i) whether the affirmative vote of the stockholders of DAKA and Champps with respect to the Merger is obtained, which will be influenced by considerations such as the relative prices of the companies' stock, the prospects of Champps as an independent company as compared to the prospects of the combined DAKA-Champps enterprise, and general changes in the level of broad-based stock indices, and
(ii) satisfaction (or waiver) of all conditions precedent to the obligation of each of DAKA and Champps to consummate the Merger. In addition, Champps will become obligated to pay the Termination Fee if Champps enters into an agreement relating to a Competing Transaction, or the Champps Board recommends approval or acceptance of a Competing Transaction, in either case within one year after the Merger Agreement is terminated for certain reasons set forth in the Merger Agreement.

     In connection with the provisions relating to the Termination Fee, Champps agreed in the Merger Agreement that it would not enter into an agreement relating to a Competing Transaction within one year of the termination of the Merger Agreement unless such agreement provides that the third party thereto, upon execution of such agreement, pays any Termination Fee due DAKA under the Merger Agreement.

EXPENSES

     Fees, expenses and out-of-pocket expenses incurred by DAKA, Champps or Merger Subsidiary will be borne by the party that incurs such expenses, except in the event that the Merger is terminated as specified above. Additionally, all costs and expenses related to printing, filing and mailing the Registration Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement shall be borne equally by DAKA and Champps.

AMENDMENT AND WAIVER OF THE MERGER AGREEMENT; EXTENSIONS

     The Merger Agreement may be amended, in writing, with the approval of the Boards of Directors of DAKA, Champps and Merger Subsidiary at any time prior to the Effective Time, except that after approval of the Merger by the Champps stockholders or approval of the issuance of the DAKA Merger Shares by the DAKA stockholders, no amendment that under applicable law may not be made without the approval of the stockholders of DAKA or Champps may be made without such approval. At any time prior to the Effective Time, DAKA and Champps may (i) extend the time for the performance of obligations of the other party under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement, or (iii) waive compliance by the other party with any of the agreements or conditions contained therein. Agreements to extensions or waivers must be in writing.

EFFECT ON EMPLOYEE BENEFITS

     The Merger Agreement provides that the Surviving Corporation and its subsidiaries will provide benefit plans to employees after the Merger that, at the option of DAKA, either (i) will be no less favorable, in the aggregate, than those provided by DAKA to its employees or (ii) will be no less favorable in the aggregate than those provided by Champps and its subsidiaries to employees prior to the Merger. The Merger Agreement also provides that if any employee of Champps or any of its subsidiaries becomes a participant in any employee benefit plan of DAKA, such employee shall be given credit under such plan for all service prior to the Effective Time with Champps and its subsidiaries or any predecessor employer (to the extent such credit was given by Champps under a similar plan) for purposes of eligibility (including, without limitation, waiting periods), vesting and vacation accrual. In the Merger Agreement, Champps has also agreed that, except for normal increases in the ordinary course of business that are consistent with past practices and that do not result in a material increase in benefits or compensation expense to Champps, Champps will not adopt or amend any bonus, profit sharing, retirement or other compensation for the benefit of any director, officer or employee that increases in any manner the compensation, retirement or other benefits provided thereunder or take any action or grant any benefit not expressly required under the terms of any existing agreement, plan or other such arrangement.

EXCHANGE OF CERTIFICATES IN THE MERGER

     As soon as reasonably practicable after the Effective Time, the Exchange Agent (as defined in the Merger Agreement) will mail a letter of transmittal and instructions to each holder of record of certificates (the "Certificates") which evidenced outstanding shares of Champps Common Stock immediately prior to the Effective Time. The letter of transmittal will be used to forward the Certificates for surrender in exchange for (i) certificates representing the number of whole shares of DAKA Common Stock which such holder has the right to receive pursuant to the Merger, and (ii) cash for any fractional shares of DAKA Common Stock to which such holder otherwise would be entitled. CHAMPPS STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED BY THEM. After the Effective Time and until surrendered as provided above, Certificates will be deemed to represent only the right to receive certificates representing the number of whole shares of DAKA Common Stock into which the shares of Champps Common Stock formerly represented by such Certificates were converted in the Merger, and a cash payment in lieu of any fractional shares. The holders of Certificates will not be entitled to receive dividends or any other distributions from DAKA until such Certificates are so surrendered.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by Champps as to (i) its corporate organization, standing and power, (ii) its compliance with the provisions of its organizational documents, (iii) its capitalization, (iv) its authority to execute and deliver the Merger Agreement and its enforceability with respect to Champps, (v) the Merger Agreement's non-contravention of the Minnesota antitakeover or business combination statutes or any law or charter or by-law provision applicable to Champps, (vi) the absence of a violation of or breach of any contract or other instrument or obligation of Champps, (vii) the absence of the need by Champps for governmental or third party consents as to the Merger, (viii) Champps' filing of all required SEC reports since April 6, 1994, (ix) pending or threatened litigation, (x) the accuracy of Champps' financial statements and information contained in certain filings by Champps with the SEC, (xi) the conduct of Champps' business in the ordinary course, and the absence of certain changes since December 31, 1994,
(xii) the absence of defaults under material agreements, (xiii) the enforceability of Champps' intellectual property, (xiv) possession of all required licenses and permits, and compliance by Champps with applicable laws,
(xv) employee benefit plans and employee related agreements of Champps, (xvi) fees of brokers, finders and investment bankers employed by Champps, (xvii) environmental matters, (xviii) the payment of taxes, (xix) the absence of certain labor disputes, (xx) disclosure of material transactions among Champps and its affiliates, (xxi) the receipt of a fairness opinion by Champps' financial advisor, (xxii) Champps statement that it has no reason to believe pooling of interest accounting treatment for the Merger would not be available, and (xxiii) the required vote of Champps stockholders necessary to approve the Merger.

     The Merger Agreement also includes representations and warranties by DAKA and Merger Subsidiary as to (i) their corporate organization, standing and power, (ii) their compliance with the provisions of their organizational documents; (iii) DAKA's capitalization, (iv) DAKA and Merger Subsidiary's authority to execute and deliver the Merger Agreement, and its enforceability respect to DAKA and Merger Subsidiary, (v) the Merger Agreement's non-contravention of any law or charter or by-law provision applicable to DAKA,
(vi) the absence of a violation of or breach of any contract or other instrument or obligation of DAKA, (vii) the absence of the need by DAKA for governmental or third party consents as to the Merger, (viii) DAKA's filing of all required SEC Reports since June 30, 1994, (ix) pending or threatened litigation, (x) the accuracy of DAKA's financial statements and information contained in certain filings by DAKA with the SEC, (xi) the conduct of DAKA's business in the ordinary course, and the absence of certain changes, since July 1, 1995, (xii) the absence of defaults under material agreements, (xiii) the enforceability of DAKA's intellectual property, (xiv) possession of all required licenses and permits, and compliance by DAKA with applicable laws, (xv) fees of brokers, finders and investment bankers employed by DAKA, (xvi) environmental matters,
(xvii) the payment of taxes, (xvii) lack of knowledge of any pending government investigation or review, (xix) the absence of certain labor disputes, (xx) disclosure of material transactions among DAKA and its affiliates, (xxi) the receipt of a fairness opinion by DAKA's financial advisor, (xxii) DAKA's statement that it has no reason to believe pooling of interest accounting treatment for the Merger would not be available, and (xxiii) the required vote of DAKA stockholders necessary to approve issuance of DAKA Common Stock.

     The respective representations and warranties of DAKA, Champps and Merger Subsidiary will terminate at the Effective Time of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In connection with the Merger, DAKA has agreed to provide certain benefits to all employees of Champps and its subsidiaries. See "--Effect on Employee Benefits." The following section describes other actions DAKA has agreed to take with respect to certain officers of Champps upon the consummation of the Merger.

     Employment Arrangement with Dean P. Vlahos. Champps is a party to an employment agreement dated as of January 1, 1994 with Dean P. Vlahos (the "1994 Employment Agreement"). Mr. Vlahos has also executed an employment agreement with Champps and DAKA which provides for the commencement of an employment relationship with the Surviving Corporation at the Effective Time (the "1995 Employment Agreement"). Under the terms of the 1995 Employment Agreement, once the 1995 Employment Agreement becomes effective at the Effective Time, the 1994 Employment Agreement will terminate and Mr. Vlahos will provide full time services to Champps in the capacity of Chairman of the Board of Directors, Chief Executive Officer and President for a five-year term. In addition, under the terms of the 1995 Employment Agreement, DAKA has agreed to appoint Mr. Vlahos to the DAKA Board and, if necessary, to use its best efforts to solicit proxies from DAKA stockholders to secure his election during the term of employment. Mr. Vlahos shall continue to maintain the authority to control the operations of Champps so long as the average annual gross revenues per square foot of the Champps-owned restaurants is at least $400. During the period of Mr. Vlahos' full time employment, Champps shall pay him an initial base salary of $350,000 plus a bonus of 50% of his base salary if he attains certain targets established by the DAKA Board, which amount may be increased up to 100% of his base salary if he exceeds such performance targets by margins determined by the DAKA Board. Twenty percent (20%) of bonus payments for Mr. Vlahos shall be related to performance targets established for DAKA as a whole and eighty percent (80%) shall be related to performance targets established for Champps. Mr. Vlahos shall also be entitled to a monthly automobile allowance, annual vacation and health and life insurance provided by DAKA. If Mr. Vlahos is terminated without cause during the term of his employment, or if Mr. Vlahos leaves for "good reason," DAKA will be obligated to pay him the salary and bonus for the remainder of the term under his contract as severance. In the event that Mr. Vlahos' employment is terminated for any reason other than for cause by DAKA, Mr. Vlahos shall be provided the right to establish as a franchisee five (5) Champps Americana restaurants anywhere in the world, so long as: (i) each is not within a 20 mile radius of any other Champps restaurant; (ii) none is located in any territory that has been franchised or licensed by Champps; and (iii) Mr. Vlahos meets the requirements with respect to Champps franchisees in effect at such time.

     Continuation of Rights to Indemnification; Limitation of Liability. The Merger Agreement provides that the provisions with respect to indemnification and limitations on personal liability contained in the certificate of incorporation and by-laws of the Surviving Corporation will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Champps in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law.

     Election to DAKA Board of Directors. The Merger Agreement provides that immediately following the Effective Time, Mr. Vlahos will be appointed to the DAKA Board.

THE STOCKHOLDERS AGREEMENT

     DAKA and three stockholders of Champps (each a "Major Stockholder") entered into a Stockholders Agreement dated October 10, 1995 (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, each Major Stockholder agreed that he shall vote or cause to be voted a specified number of shares owned by such Stockholder in favor of the Merger, and that the Major Stockholder would vote against any action that would result in a breach in any material respect of any covenant or obligation of Champps under the Merger Agreement. Pursuant to the Stockholders Agreement, each Major Stockholder granted to and appointed DAKA as the Major Stockholder's irrevocable proxy and attorney-in-fact with the right to vote such specified number of the Major Stockholder's shares in favor of the Merger. The following Major Stockholders have executed the Stockholders Agreement committing a total of 990,000 shares of Champps Common
Stock: Dean P. Vlahos, Walter H. Henrion and Robert R. Taylor, all directors of Champps. Such shares equal approximately 19.98% of the total number of outstanding shares of Champps Common Stock.

     Each Stockholder has agreed to neither directly nor indirectly (except as may be required by applicable corporate law with respect to the provision of materials to a stockholder of Champps by a Major Stockholder in his capacity as an officer or director of Champps), solicit or respond to any inquiries or the making of any proposal by any person or entity other than DAKA or an affiliate of DAKA that constitutes or could reasonably be expected to lead to a Competing Transaction. Each Major Stockholder has agreed to promptly inform DAKA of the terms and conditions of any proposal or offer received and the identity of the person making it.

     Each Major Stockholder has agreed that he shall not directly or indirectly, except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, incumber, assign, or otherwise dispose of or enter into any contract or arrangement for the assignment or other disposition of any of such Major Stockholder's shares. Additionally, each Major Stockholder has agreed not to sell any shares of DAKA Common Stock for a limited period of time following the Merger.

     The covenants and agreements with respect to the Stockholders Agreement shall terminate on either the Effective Time of the Merger or the date the Merger Agreement is terminated in accordance with its terms. In the event the Merger Agreement is terminated due to the failure of the stockholders of Champps to approve the Merger, the Major Stockholders shall pay to DAKA fees aggregating $1,000,000 as set forth in the Stockholders Agreement.

     The Stockholders Agreement may not be modified, amended, altered or supplemented except by written agreement by the parties.

RESALE OF DAKA COMMON STOCK

     The DAKA Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any Champps stockholder who may be deemed to be an affiliate (an "Affiliate") of Champps and/or DAKA for purposes of Rule 145 under the Securities Act. Affiliates would include persons (generally executive officers and directors) who control, are controlled by, or are under common control with (i) DAKA or Champps at the time of the Stockholder Meetings or (ii) DAKA at or after the Effective Time.

     Rules 144 and 145 promulgated by the SEC under the Securities Act restrict the sale of DAKA Common Stock received in the Merger by Affiliates and certain of their family members and related parties. Generally, during the two years following the Effective Time, Affiliates of Champps, provided they are not Affiliates of DAKA, may publicly resell DAKA Common Stock received by them in the Merger, subject to certain limitations as to the amount of DAKA Common Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates of Champps who are not Affiliates of DAKA may resell their shares without such restrictions so long as there is adequate current public information with respect to DAKA as required by Rule 144. Persons who become Affiliates of DAKA prior to, at or after the

Effective Time may publicly resell the DAKA Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. The ability of Affiliates to resell shares of DAKA Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to DAKA having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell DAKA Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     This Joint Proxy Statement-Prospectus does not cover any resales of DAKA Common Stock received by persons who may be deemed to be Affiliates of DAKA or Champps. The Merger Agreement further provides that Champps shall use its best efforts to obtain as soon as practicable from Affiliates of Champps a letter agreement in which such Affiliate agrees and acknowledges that he or she will only sell such Affiliate's Shares of DAKA Common Stock if (i) the Affiliate sells the DAKA Common Stock in conformity with certain provisions of Rules 144 and 145, (ii) any subsequent sale of the DAKA Common Stock by the Affiliate has been registered under the Securities Act or (iii) in the opinion of counsel reasonably satisfactory to DAKA the proposed sale is exempt.

     In connection with the Merger, certain stockholders of Champps transmitted affiliate letters (the "Affiliate Letters") to DAKA, marked as Exhibit A to the Merger Agreement. In the Affiliate Letters, such stockholders represented to DAKA that they would not sell shares of DAKA Common Stock received in connection with the Merger except pursuant to Rule 145 under the Securities Act, an effective registration statement, or an exemption from registration under the Securities Act. Furthermore, and to assure accounting treatment of the Merger as a pooling of interests such stockholders covenanted to DAKA in the Affiliate Letters that they would not sell or transfer any shares of DAKA Common Stock or options with respect thereto, whether or not received in connection with the Merger, until such time as DAKA has published unaudited financial statements covering at least thirty (30) days of the combined operations of Champps and DAKA following the Merger.

                        CHAMPPS SPECIAL MEETING PROPOSAL

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT


     The Champps Special Meeting will be held on February 21, 1996 at 10:00 a.m. local time at The Radisson Plaza Hotel Minneapolis, 35 South Seventh Street, Minneapolis, Minnesota. At the Champps Special Meeting, Champps stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement.


     Pursuant to the Merger Agreement, Merger Subsidiary will merge with and into Champps, whereupon Champps will become a wholly-owned subsidiary of DAKA. At the Effective Time of the Merger, each then outstanding share of Champps Common Stock will be converted into the right to receive four-tenths (.40) of one share of DAKA Common Stock, subject to adjustment as more fully defined herein. Cash will be provided in lieu of fractional shares. See "Terms of the Merger--Conversion of Shares of Champps Stock Pursuant to Merger; Treatment of Options and Warrants."

     Champps Board has fixed the close of business on January 3, 1996 as the record date for the Champps Special Meeting, and any adjournments or postponements thereof. At the close of business on the Champps Record Date, 4,953,774 shares of Champps Common Stock were outstanding and entitled to vote. The affirmative vote of the holders of at least a majority of the outstanding shares of Champps Common Stock is required to approve and adopt the Merger Agreement. Stockholders of Champps are entitled to one vote at the Champps Special Meeting for each share of Champps Common Stock held of record at the close of business on the Champps Record Date.

     On the Champps Record Date, directors and executive officers of Champps and its affiliates beneficially owned 2,986,800 shares, or 59.3%, of the outstanding shares of Champps Common Stock. Three directors of Champps have entered into the Stockholders Agreement, the purpose of which is to assure that an aggregate of 990,000 shares of Champps Common Stock, or 19.98% of the outstanding shares, is voted in favor of the Merger. See "Stockholders Agreement."

     THE CHAMPPS BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER. PROXIES RECEIVED BY THE CHAMPPS BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                         DAKA ANNUAL MEETING PROPOSALS

PROPOSAL 1--ISSUANCE OF DAKA COMMON STOCK PURSUANT TO THE MERGER AGREEMENT
     At the DAKA Annual Meeting, DAKA stockholders will be asked to consider and vote upon a proposal to approve and adopt the issuance of the DAKA Merger Shares pursuant to the Merger Agreement. As of the Champps Record Date, 4,953,774 shares of Champps Common Stock were issued and outstanding. Accordingly, based upon such number of shares and the unadjusted Exchange Ratio of .40, it is currently anticipated that approximately 1,981,509 shares of DAKA Common Stock will be issued upon consummation of the Merger, as discussed more fully herein.

     THE DAKA BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF DAKA MERGER SHARES. PROXIES RECEIVED BY THE DAKA BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

PROPOSAL 2--INCREASE IN THE AUTHORIZED SHARES OF DAKA COMMON STOCK

     The DAKA Certificate currently provides that DAKA's authorized capital stock consists of 20,000,000 shares of DAKA Common Stock and 1,000,000 shares of Series A Preferred Stock, $.01 par value per share. At the DAKA Annual Meeting, DAKA stockholders will be asked to consider and vote upon a proposal to approve and adopt an amendment to the DAKA Certificate to increase the number of authorized shares of DAKA Common Stock to 30,000,000 shares.
     The increase in the authorized shares of DAKA Common Stock is being sought, in part, because of the proposed Merger. On the DAKA Record Date, 7,225,489 shares of DAKA Common Stock were issued and outstanding. As outlined above, it is anticipated that approximately 1,981,509 shares of DAKA Common Stock will be issued in connection with the consummation of the Merger and an additional 82,200 shares will be reserved for issuance upon exercise of an outstanding warrant and the outstanding options to purchase Champps Common Stock assumed by DAKA in connection with the Merger. Absent the amendment increasing the number of authorized shares, there would remain only approximately 10,793,002 shares of authorized but unissued shares of DAKA Common Stock following the Effective Time.

     The continued availability of shares of DAKA Common Stock (without the delay and cost of calling a special stockholders meeting) will provide DAKA with the flexibility to take advantage of certain opportunities which may arise. Following the Effective Time, DAKA may from time to time consider (i) the issuance of DAKA Common Stock as a source of financing; (ii) the acquisition of other businesses utilizing DAKA Common Stock as consideration; and (iii) the issuance of additional shares of DAKA Common Stock through stock splits and stock dividends in appropriate circumstances. The issuance of additional shares may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of DAKA Common Stock.

     The issuance of additional shares may also be deemed to have an antitakeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management. Although the DAKA Board has no present intention of issuing additional shares for such purposes, the proposed increase in the number of authorized shares of DAKA Common Stock could also enable the DAKA Board to render more difficult or discourage an attempt by another person or entity to obtain control of DAKA. For example, additional shares could be issued by the DAKA Board in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of DAKA. There are at present no plans, understandings, agreements or arrangements concerning the issuance of additional shares of DAKA Common Stock, except for the DAKA Merger Shares to be issued pursuant to the Merger and shares of DAKA Common Stock presently reserved for issuance. If any plans, understandings, arrangements or agreements are made concerning the issuance of any such shares, holders of the then outstanding shares of DAKA Capital Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transaction, the law applicable thereto, the policy of any stock exchange upon which the DAKA Common Stock may be listed at such time and the judgment of the DAKA Board regarding the submission thereof to DAKA stockholders. This proposal is not in response to any effort of which DAKA is aware to accumulate DAKA Common Stock of or to obtain control of DAKA.

     THE DAKA BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF AN AMENDMENT TO THE DAKA CERTIFICATE TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF DAKA COMMON STOCK. PROXIES RECEIVED BY THE DAKA BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

PROPOSAL 3--ELECTION OF CLASS I DIRECTOR

     The DAKA Board is divided into three classes, with the directors of each class elected to three-year terms. One class stands for election at each annual meeting of stockholders. At the DAKA Annual Meeting, one Class I director will be elected to hold office for three years or until his successor is elected and qualified. Unless otherwise specified in the enclosed proxy, the persons named in the enclosed proxy intend to vote the shares represented by each properly executed proxy "FOR" the election of the nominee named below. The DAKA Board has no reason to believe that the nominee will be unable to serve if elected. In the event the nominee shall become unavailable for election, the persons named in the enclosed proxy will vote such shares for the election of such other person as the DAKA Board may recommend. With respect to the election of directors, the DAKA By-laws provide that such election shall be determined by a plurality of the votes cast by stockholders, and thus shares represented by a proxy that withholds authority to vote for a particular nominee or nominees and broker non-votes will have no effect on the outcome.

     The DAKA Board has nominated the following person for election as a Class I director for a term expiring in 1999:

                                   E. L. Cox

     Mr. Cox has served as a Class I director of DAKA since September 1988 and as a director of Fuddruckers, Inc. from June 1988 to November 1988. Mr. Cox served from February, 1990 until his retirement in August, 1995 as Chairman and Chief Executive Officer of Michigan Accident Fund. Mr. Cox is also a member of the Board of Directors of Comerica, Inc., a publicly traded financial institution. For more detailed information regarding Mr. Cox, see "The DAKA Annual Meeting--Other Information--Directors and Committees."

     THE DAKA BOARD RECOMMENDS A VOTE "FOR" THE RE-ELECTION AS A CLASS I DIRECTOR OF THE NOMINEE. PROXIES RECEIVED BY THE DAKA BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On October 10, 1995, DAKA, Merger Subsidiary and Champps entered into the Merger Agreement pursuant to which Merger Subsidiary will merge with and into Champps and Champps will become a wholly-owned subsidiary of DAKA. As a result of the Merger, each share of Champps Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive four-tenths (.40) of one share of DAKA Common Stock, subject to possible adjustment to forty-three hundredths (.43) of one share of DAKA Common Stock if the DAKA Average Trading Price is less than $30.00, or thirty-seven hundredths (.37) of one share of DAKA Common Stock if the DAKA Average Trading Price is more than $35.00. The Merger will be accounted for using the pooling of interests method of accounting.

     On February 8, 1995, Daka, a wholly-owned subsidiary of DAKA, acquired an 80.01% general partnership interest in a newly-formed limited partnership, Daka Restaurants, L.P. ("DRLP"), in exchange for cash of $10.1 million. Simultaneously, DRLP acquired substantially all of the assets and foodservice contracts comprising the education and corporate foodservice business (the "Acquired Foodservice Business") of ServiceMaster Management Services L.P. ("SMMSLP") for a purchase price of approximately $21.1 million. The purchase price was comprised of a cash payment of $10.1 million, the assumption of approximately $806 thousand of liabilities, a deferred payment of $10.2 million paid on June 13, 1995 and the issuance of a 19.99% limited partnership interest in DRLP to SMMSLP. The purchase of the Acquired Foodservice Business was accounted for using the purchase method of accounting.

     The accompanying pro forma condensed combined financial statements reflect the combined statements of income of DAKA and Champps for the fiscal years ended July 1, 1995, July 2, 1994 and June 26, 1993 and for the three months ended September 30, 1995 and October 1, 1994 and the combined balance sheets of DAKA and Champps as of September 30, 1995 and July 1, 1995. In addition, the accompanying pro forma condensed combined statement of income for the fiscal year ended July 1, 1995 reflects the operating results of the Acquired Foodservice Business, acquired as of the close of business on February 8, 1995, as if it had been acquired on July 3, 1994, the beginning of the fiscal year.

     The accompanying pro forma condensed combined balance sheet as of July 1, 1995 was derived from the audited consolidated balance sheet of DAKA as of July 1, 1995 and from the unaudited consolidated balance sheet of Champps as of July 2, 1995.

     The accompanying pro forma condensed combined balance sheets and statements of income as of and for the three months ended September 30, 1995 and October 1, 1994 are derived from the unaudited consolidated financial statements of DAKA for the aforementioned periods and from the unaudited consolidated financial statements of Champps for the thirteen weeks ended October 1, 1995 and for the three months ended September 30, 1994. Such consolidated financial statements, in the opinion of each of the respective company's management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such consolidated financial statements.

     The accompanying pro forma condensed combined statements of income for the years ended July 1, 1995, July 2, 1994 and June 26, 1993 were derived from (i) the audited consolidated statements of income of DAKA for the years ended July 1, 1995, July 2, 1994 and June 26, 1993 and (ii) the unaudited statements of income of Champps for the fifty-two weeks ended July 2, 1995 and for the four quarters ended June 30, 1994 and June 30, 1993. Such consolidated unaudited statements of income of Champps, in the opinion of Champps' management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

     The audited consolidated statement of income of DAKA for the year ended July 1, 1995 includes the operating results of the Acquired Foodservice Business from February 9, 1995, through July 1, 1995. In addition to the amounts included in DAKA's historical consolidated statement of income, the accompanying pro forma condensed combined statement of income for the fiscal year ended July 1, 1995 also includes the operating results of the Acquired Foodservice Business for the period from July 3, 1994 to December 21, 1994. For purposes of the accompanying pro forma condensed combined statement of income for the fiscal year ended July 1, 1995 the operating results for the period from December 22, 1994 through February 8, 1995, which are not included therein are not considered significant.

     The accompanying pro forma condensed combined financial statements do not purport to be indicative of the results of operations or financial condition that would have been achieved if DAKA and Champps had operated as a combined company during the periods presented or if the acquisition of the Acquired Foodservice Business had occurred at the beginning of the fiscal year. In addition, the accompanying pro forma condensed combined financial statements do not purport to be indicative of the results of operations or financial condition which may be achieved in the future.

     The accompanying pro forma condensed combined financial statements have been prepared using the assumptions set forth in the accompanying Notes to Pro Forma Condensed Combined Financial Statements and should be read in conjunction with the audited consolidated financial statements and notes thereto of DAKA incorporated herein by reference and the audited consolidated financial statements of Champps included elsewhere in this Joint Proxy Statement-Prospectus.

                            DAKA INTERNATIONAL, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                  JULY 1, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                            PRO FORMA      PRO FORMA
                                                        DAKA     CHAMPPS   ADJUSTMENTS     COMBINED
                                                      --------   -------   -----------     ---------
ASSETS:
Current Assets:
  Cash and cash equivalents.........................  $  7,236   $ 3,081                   $  10,317
  Accounts receivable, net..........................    29,844       150                      29,994
  Inventories.......................................     9,295       153                       9,448
  Prepaid expenses and other current assets.........     1,530     1,136                       2,666
                                                      --------   -------     --------      ---------
     Total current assets...........................    47,905     4,520                      52,425
                                                      --------   -------     --------      ---------
Property and equipment, net.........................    86,513     7,361                      93,874
Other assets, net...................................    33,362       439                      33,801
                                                      --------   -------     --------      ---------
                                                      $167,780   $12,320                   $ 180,100
                                                      ========   =======     =======       =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable..................................  $ 19,492   $   889                   $  20,381
  Accrued expenses..................................    17,364       819     $ 2,048(3)       20,231
  Current portion of long-term debt.................       613       238                         851
  Deferred income taxes.............................       236                                   236
                                                      --------   -------     --------      ---------
     Total current liabilities......................    37,705     1,946       2,048          41,699
                                                      --------   -------     --------      ---------
Long-term debt......................................    68,497     1,275                      69,772
Other long-term liabilities.........................    11,842                                11,842
Stockholders' Equity:
  Preferred Stock, $.01 par value...................         1                                     1
  Common Stock, $.01 par value......................        46        49         (26)(2)          69
  Capital in excess of par value....................    38,848     8,688          26 (2)      47,562
  Unrealized loss on marketable securities..........                  (8)                         (8)
  Retained earnings.................................    10,841       370      (2,048)(3)       9,163
                                                      --------   -------     --------      ---------
     Total stockholders' equity.....................    49,736     9,099      (2,048)         56,787
                                                      --------   -------     --------      ---------
                                                      $167,780   $12,320     $     0       $ 180,100
                                                      ========   =======     =======       =========

        See Notes to Pro Forma Condensed Combined Financial Statements.

                            DAKA INTERNATIONAL, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                            PRO FORMA      PRO FORMA
                                                        DAKA     CHAMPPS   ADJUSTMENTS     COMBINED
                                                      --------   -------   -----------     ---------
ASSETS:
Current Assets:
  Cash and cash equivalents.........................  $ 10,976   $ 1,534                   $  12,510
  Accounts receivable, net..........................    38,741       485                      39,226
  Inventories.......................................    10,742       240                      10,982
  Prepaid expenses and other current assets.........     1,710     1,291                       3,001
                                                      --------   -------     -------        --------
                                                        62,169     3,550                      65,719
                                                      --------   -------     -------        --------
Property and equipment, net.........................    89,540     9,997                      99,537
Other assets, net...................................    33,539       500                      34,039
                                                      --------   -------     -------        --------
                                                      $185,248   $14,047                   $ 199,295
                                                      ========   =======     =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable..................................  $ 23,548   $   799                   $  24,342
  Accrued expenses..................................    17,051       824     $ 2,048(3)       19,923
  Current portion of long-term debt.................       793       860                       1,653
  Deferred income taxes.............................       236        32                         268
                                                      --------   -------     -------        --------
                                                        41,623     2,515       2,048          46,186
                                                      --------   -------     -------        --------
Long-term debt......................................    73,923     2,377                      76,300
Other long-term liabilities.........................    12,645                                12,645
Stockholders' Equity:
  Common Stock, $.01 par value......................        70        49         (26)(2)          93
  Capital in excess of par value....................    44,002     8,704          26 (2)      52,732
  Unrealized loss on marketable securities..........                  (8)                         (8)
  Retained earnings.................................    12,985       410      (2,048)(3)      11,347
                                                      --------   -------     -------        --------
     Total stockholders' equity.....................    57,057     9,155      (2,048)         64,164
                                                      --------   -------     -------        --------
                                                      $185,248   $14,047     $     0       $ 199,295
                                                      ========   =======     =======       =========


        See Notes to Pro Forma Condensed Combined Financial Statements.

                            DAKA INTERNATIONAL, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                         FISCAL YEAR ENDED JULY 1, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                 ACQUIRED
                                                                                FOODSERVICE    PRO FORMA
                                            DAKA     CHAMPPS(1)    SUBTOTAL     BUSINESS(6)   COMBINED(3)
                                          --------   ----------   -----------   -----------   -----------
REVENUES:
  Sales.................................  $309,542     $11,834      $321,376      $43,517       $364,893
  Management fees and franchising
     income.............................    11,063         636        11,699                      11,699
                                          --------     -------      --------      -------       --------
                                           320,605      12,470       333,075       43,517        376,592
                                          --------     -------      --------      -------       --------
COSTS AND EXPENSES:
  Cost of sales and operating
     expenses...........................   262,017       9,488       271,505       39,906        311,411
  Selling, general and administrative
     expenses...........................    29,742       2,104        31,846        1,952         33,798
  Depreciation and amortization.........    10,820         818        11,638          643         12,281
  Interest expense......................     4,256          66         4,322          441          4,763
  Interest income.......................      (631)       (239)         (870)                       (870)
  Other expense (income)................        (8)                       (8)         203            195
                                          --------     -------      --------      -------       --------
                                           306,196      12,237       318,433       43,145        361,578
                                          --------     -------      --------      -------       --------
Income before income taxes..............    14,409         233        14,642          372         15,014
Income taxes............................     5,293          24         5,317          154          5,471
                                          --------     -------      --------      -------       --------
Net income..............................     9,116         209         9,325          218          9,543
Preferred Stock dividend................       400                       400                         400
                                          --------     -------      --------      -------       --------
Net income available to common
  stockholders..........................  $  8,716     $   209      $  8,925      $   218       $  9,143
                                          ========     =======      ========      =======       ========
WEIGHTED AVERAGE SHARES OUTSTANDING(4):
  Primary...............................     4,290       2,161         6,451                       6,451
  Fully diluted.........................     8,728       2,161        10,889                      10,889
EARNINGS PER SHARE:
  Primary...............................  $   2.03     $   .01      $   1.38                    $   1.42
  Fully diluted.........................  $   1.18     $   .01      $    .96                    $    .98

         See Notes to Pro Forma Condensed Combined Financial Statements

                            DAKA INTERNATIONAL, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                     FISCAL YEAR ENDED JULY 2, 1994(1)     FISCAL YEAR ENDED JUNE 26, 1993(1)
                                     ----------------------------------    ----------------------------------
                                       DAKA      CHAMPPS    COMBINED(3)      DAKA      CHAMPPS    COMBINED(3)
                                     --------    -------    -----------    --------    -------    -----------
REVENUES:
  Sales............................  $239,352    $6,295       $245,647     $174,015    $6,285       $180,300
  Management fees and franchising
    income.........................    10,443       554         10,997        8,648       253          8,901
                                     --------    ------       --------     --------    ------       --------
                                      249,795     6,849        256,644      182,663     6,538        189,201
                                     --------    ------       --------     --------    ------       --------
COSTS AND EXPENSES:
  Cost of sales and operating
    expenses.......................   201,189     5,018        206,207      145,395     4,736        150,131
  Selling, general and
    administrative expenses........    27,304       882         28,186       23,434       619         24,053
  Depreciation and amortization....     8,223       170          8,393        5,186       254          5,440
  Interest expense.................     2,738       133          2,871        2,361        90          2,451
  Interest income..................      (251)      (80)          (331)        (428)       (4)          (432)
  Other expense (income)...........        99                       99           76                       76
                                     --------    ------       --------     --------    ------       --------
                                      239,302     6,123        245,425      176,024     5,695        181,719
                                     --------    ------       --------     --------    ------       --------
Income before income taxes.........    10,493       726         11,219        6,639       843          7,482
Income taxes.......................     3,591       298 (5)      3,889        1,992       345 (5)      2,337
                                     --------    ------       --------     --------    ------       --------
Income from continuing
  operations.......................     6,902       428          7,330        4,647       498          5,145
Preferred Stock dividend...........       800                      800
                                     --------    ------       --------     --------    ------       --------
Income available to common
  stockholders.....................  $  6,102    $  428       $  6,530     $  4,647    $  498       $  5,145
                                     ========    ======       ========     ========    ======       ========
WEIGHTED AVERAGE SHARES
  OUTSTANDING(4):
  Primary..........................     3,933     1,810          5,743        3,423     1,678          5,101
  Fully diluted....................     8,579     1,810         10,389        6,311     1,678          7,989
EARNINGS PER SHARE:
  Primary..........................  $   1.55    $  .24       $   1.14     $   1.36    $  .30       $   1.01
  Fully diluted....................  $    .96    $  .24       $    .84     $    .80    $  .30       $    .69

        See Notes to Pro Forma Condensed Combined Financial Statements.

                            DAKA INTERNATIONAL, INC.

               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
           THREE MONTHS ENDED SEPTEMBER 30, 1995 AND OCTOBER 1, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                              THREE MONTHS ENDED                   THREE MONTHS ENDED
                                             SEPTEMBER 30, 1995(1)                 OCTOBER 1, 1994(1)
                                       ---------------------------------    ---------------------------------
                                        DAKA      CHAMPPS    COMBINED(3)     DAKA      CHAMPPS    COMBINED(3)
                                       -------    -------    -----------    -------    -------    -----------
REVENUES:
  Sales..............................  $84,218    $5,441       $89,659      $62,883    $1,656       $64,539
  Management fees and franchising
    income...........................    3,042       138         3,180        2,128       110         2,238
                                       -------    ------       -------      -------    ------       -------
                                        87,260     5,579        92,839       65,011     1,766        66,777
                                       -------    ------       -------      -------    ------       -------
COSTS AND EXPENSES:
  Cost of sales and operating
    expenses.........................   70,506     4,487        74,993       52,609     1,320        53,929
  Selling, general and administrative
    expenses.........................    8,532       556         9,088        6,928       356         7,284
  Depreciation and amortization......    3,501       481         3,982        2,285        59         2,344
  Interest expense...................    1,297        36         1,333          782        11           793
  Interest income....................      (61)      (42)         (103)         (71)      (79)         (150)
  Other expense (income).............       27                      27           (3)                     (3)
                                       -------    ------       -------      -------    ------       -------
                                        83,802     5,518        89,320       62,530     1,667        64,197
                                       -------    ------       -------      -------    ------       -------
Income before income taxes...........    3,458        61         3,519        2,481        99         2,580
Income taxes.........................    1,314        20         1,334          899        38           937
                                       -------     -----       -------        -----    ------       -------
Net income...........................  $ 2,144    $   41       $ 2,185      $ 1,582    $   61       $ 1,643
                                       =======    ======       =======      =======    ======       =======
WEIGHTED AVERAGE SHARES
  OUTSTANDING(4):
  Primary............................    5,879     2,157         8,036        4,003     2,278         6,281
  Fully diluted......................    8,847     2,157        11,004        8,634     2,278        10,912
EARNINGS PER SHARE:
  Primary............................  $   .36    $  .02       $   .27      $   .40    $  .03       $   .26
  Fully diluted......................  $   .27    $  .02       $   .22      $   .22    $  .03       $   .18

        See Notes to Pro Forma Condensed Combined Financial Statements.

                            DAKA INTERNATIONAL, INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

     1.  FISCAL PERIODS

     DAKA's fiscal year ends on the Saturday closest to June 30. Prior to January 1, 1995, Champps' year end was December 31. On January 1, 1995, Champps changed its fiscal year to a 52/53 week year ending on the Sunday closest to December 31. The accompanying pro forma condensed combined financial statements have been prepared utilizing DAKA's fiscal calendar and are derived from the historical consolidated financial statements of DAKA and Champps. The amounts included in the pro forma condensed combined statements of income for Champps for the years ended July 1, 1995, July 2, 1994 and June 26, 1993 were derived from the unaudited consolidated statements of income for the fifty-two weeks ended July 2, 1995 and for the four quarters ended June 30, 1994 and June 30, 1993, respectively.

     2.  STOCKHOLDERS' EQUITY

     The pro forma adjustments to common stock and capital in excess of par value as of July 1, 1995 and September 30, 1995 reflect the issuance of 2,294,913 shares of DAKA Common Stock for all of the outstanding shares of Champps Common Stock representing an Exchange Ratio of .43 DAKA shares for each share of Champps Common Stock. For the purpose of these pro forma condensed combined financial statements, the number of shares of DAKA Common Stock to be issued represents the maximum number of shares which may be issued by DAKA pursuant to the Merger Agreement.

     3.  MERGER EXPENSES

     Under the pooling-of-interests method of accounting, costs associated with the merger of DAKA and Champps are treated as an expense of the combined company. The accompanying pro forma condensed combined statements of income do not reflect the expenses associated with the Merger, which are estimated to be approximately $3,500 pre-tax and $2,048 after-tax, that will be recorded in the first period that consolidated financial statements of the combined companies are presented, since such expenses are non-recurring. The after-tax effect of these expenses are, however, reflected in the accompanying pro forma condensed combined balance sheets as of July 1, 1995 and September 30, 1995 as a liability and a reduction to retained earnings. Merger expenses consist primarily of professional fees and proxy solicitation costs. The tax effect of the Merger expenses was calculated using DAKA's effective state income tax rate of 6.5% for the fiscal year ended July 1, 1995 and the statutory federal income tax rate of 35%.

     4.  WEIGHTED AVERAGE SHARES OUTSTANDING

     The weighted average number of outstanding shares of Champps Common Stock represents the number of equivalent shares of DAKA Common Stock into which such shares of Champps may be exchanged utilizing the maximum Exchange Ratio of .43, applied to the historical weighted average number of shares of Champps Common Stock outstanding.

     5.  INCOME TAXES

     Prior to January 1, 1994, Champps and its Predecessors (the "Companies") were S corporations. As S corporations, the Companies were generally not subject to federal or state income taxes. Instead the stockholders were taxed on the Companies' taxable income at the stockholders' individual federal and state income tax rates. Accordingly, there was no provision for income taxes recorded by the Companies. Effective January 1, 1994, the Companies elected to be taxed as C corporations for federal income tax purposes and were subject to federal and state income taxes subsequent to that date. Net income for 1992 and 1993 includes a pro forma provision for income taxes to reflect income taxes as if the Companies had been taxed as C corporations in 1992 and 1993.

                            DAKA INTERNATIONAL, INC.

     6.  ACQUIRED FOODSERVICE BUSINESS

     The audited consolidated statement of income of DAKA for the year ended July 1, 1995 includes the operating results of the Acquired Foodservice Business from February 9, 1995, through July 1, 1995. In addition to the amounts included in DAKA's historical consolidated statements of income, the accompanying pro forma condensed combined statement of income for the fiscal year ended July 1, 1995 also includes the operating results of the Acquired Foodservice Business for the period from July 1, 1994 to December 21, 1994, adjusted to reflect the pro forma adjustments for interest expense, depreciation and amortization associated with the new asset basis and SMMSLP's portion of the income of the Acquired Foodservice Business. For purposes of the accompanying pro forma condensed combined statement of income for the fiscal year ended July 1, 1995, the operating results for the period from December 22, 1994 through February 8, 1995, which are not included therein, are not considered significant.

                        CHAMPPS SELECTED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents selected historical statement of operations and balance sheet data of Champps. The balance sheet data presented below as of December 31, 1994 and 1993 and the statement of operations data presented below for each of the years in the three-year period ended December 31, 1994 are derived from Champps' audited consolidated financial statements. The balance sheet data as of December 31, 1992 is derived from Champps unaudited combined financial statements. The balance sheet data as of October 1, 1995 and September
30, 1994 and statement of operations data for the thirty-nine weeks ended
October 1, 1995 and for the nine month period ended September 30, 1994, presented below are derived from Champps' unaudited consolidated financial statements, which, in the opinion of Champps' management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the thirty-nine weeks ended October 1, 1995 and for the nine months ended September 30, 1994 are not necessarily indicative of the results that may be expected for the entire year. The selected historical financial data should be read in conjunction with the consolidated financial statements and related notes thereto for Champps and "Champps Management's
Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this Joint Proxy Statement-Prospectus.

                                                THIRTY-NINE      NINE
                                                   WEEKS         MONTHS
                                                   ENDED          ENDED             DECEMBER 31,
                                                OCTOBER 1,    SEPTEMBER 30,   -------------------------
                                                  1995(1)         1994         1994     1993(2)  1992(2)
                                                -----------   -------------   -------   ------   ------
STATEMENT OF OPERATIONS DATA:
Sales by Champps-owned restaurants............    $12,284        $ 4,681      $ 7,900   $6,199   $6,554
Cost of sales.................................      3,523          1,320        2,275    1,753    1,856
Restaurant operating expenses.................      6,495          2,416        4,099    3,120    3,253
Depreciation and amortization.................      1,021            176          395      224      268
Other revenues................................        (65)           (30)         (82)     (36)     (74)
                                                  -------         ------      -------   ------   ------
  Income from restaurant operations...........      1,310            799        1,213    1,138    1,251
                                                  -------         ------      -------   ------   ------
Royalty and franchise fee revenue.............        461            435          638      362      263
Direct franchising expenses...................        102             77          120       45       29
                                                  -------         ------      -------   ------   ------
  Income from franchising operations..........        359            358          518      317      234
                                                  -------         ------      -------   ------   ------
Income from operations before general and
  administrative expenses.....................      1,669          1,157        1,731    1,455    1,485
General and administrative expenses...........      1,486            840        1,233      596      472
Severance expense.............................         --             --          280       --       --
Loss on sale of restaurant....................         --             --           --       --      262
                                                  -------         ------      -------   ------   ------
  Operating income............................        183            317          218      859      751
Interest expense..............................         68            100          122       90      179
Interest income...............................       (149)          (148)        (201)     (14)     (27)
                                                  -------         ------      -------   ------   ------
Income before income taxes....................        264            365          297      783      599
Provision for income taxes....................         87            143           64      325      244
                                                  -------         ------      -------   ------   ------
Net income....................................    $   177        $   222      $   233   $  458   $  355
                                                  -------         ------      -------   ------   ------
BALANCE SHEET DATA:
Total assets..................................    $14,047        $ 9,610      $10,572   $3,262   $1,571
Long-term debt................................      2,377             --          610      474    1,455
Shareholders Investment.......................      9,155          8,400        8,493      981     (159)

---------------
(1) Effective January 1, 1995, Champps changed its year from a calendar year end to a 52/53 week year.

(2) Prior to 1994, Champps and its predecessors had elected to be treated as S corporations for purposes of federal and state income tax reporting. As an S corporation, Champps generally was not subject to federal and state income taxes with respect to its earnings and profits. Instead the shareholders of Champps were taxed on their allocable share of Champps' taxable income at such shareholders' individual federal and state income tax rates. Accordingly, there was no provision for income taxes recorded by Champps in 1993 and 1992. Effective January 1, 1994, Champps and its subsidiaries elected to be taxed as C corporations for federal and state income tax purposes and have been subject to federal and state income taxes subsequent to that date. Net income and net income per share for 1993 and 1992 include an unaudited pro forma provision for income taxes to reflect income taxes as if Champps had been taxed as a C corporation in 1993 and 1992.

                CHAMPPS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)

OVERVIEW OF OPERATIONS

     Champps owns and operates a full service casual theme restaurant and bar concept under the name Champps Americana. Champps began to expand its concept nationwide with the completion of its initial public offering in April 1994. Since then, Champps has opened five new Champps-owned restaurants and has incurred significant costs related to the construction and opening of these new restaurants. In addition, as a result of the new restaurant development, Champps' statement of operations has and will reflect the negative effect of store openings on cost of sales, restaurant operating income and depreciation and amortization expenses. Champps currently expects that to continue its expansion strategy it will continue to incur slightly higher cost of sales, restaurant operating expenses, depreciation and amortization, and interest expense associated with its development until the point at which the total number of restaurants that have been open at least eighteen months exceeds the number of new restaurants under development.

RESULTS OF OPERATIONS

  COMPARISON OF THIRTY-NINE WEEKS ENDED OCTOBER 1, 1995 TO NINE MONTHS ENDED SEPTEMBER 30, 1994

     Net Sales by Champps-Owned Restaurants. Net sales by Champps-owned restaurants increased 162.4% from $4,681 for the nine months ended September 30, 1994 to $12,284 for the thirty-nine weeks ended October 1, 1995. The increase was primarily attributable to the opening of three new Champps-owned restaurants: Addison, Texas in October 1994, Edison, New Jersey in May 1995 and Marlton, New Jersey in August 1995. Comparable store sales in the Minnetonka restaurant were flat during the thirty-nine weeks ended October 1, 1995 compared to the nine months ended September 30, 1995. Food sales as a percentage of total net sales by Champps-owned restaurants decreased from 67.4% for the nine months ended September 30, 1994 to 59.0% for the thirty-nine weeks ended October 1, 1995 as a result of higher liquor sales in the new restaurants.

     Royalty and Franchise Fee Revenue. Royalty and franchise fee revenue increased 5.9% from $435 for the nine months ended September 30, 1994 to $461 for the thirty-nine weeks ended October 1, 1995. The increase is attributable to a combination of a $91 increase in royalty income as a result of a 8.2% increase in comparable restaurant sales at licensed and franchised restaurants and one additional franchised restaurant in operation during the thirty-nine weeks ended October 1, 1995 compared to the nine months ended September 30, 1994. This increase in royalty income was offset, in part, by a $65 decrease in franchise fee revenue principally due to $80 of revenue recognized in connection with the sale of a multi-unit development agreement during the nine months ended September 30, 1994.

     Cost of Sales and Restaurant Operating Expenses. Cost of sales which represent the cost of food, beverage and liquor sales increased from $1,320 for the nine months ended September 30, 1994 to $3,523 for the thirty-nine weeks ended October 1, 1995, due to three new restaurants. Cost of sales as a percentage of net sales by Champps-owned restaurants increased from 28.2% to 28.7%. The increase in cost of sales as a percentage of net sales by Champps-owned restaurants is attributable to higher costs generally associated with the initial period of operations of newly opened restaurants offset, in part, by higher margins resulting from higher liquor sales in Champps' new restaurants. Restaurant operating expenses increased 168.8% from $2,416 for the nine months ended September 30, 1994 to $6,495 for the thirty-nine weeks ended October 1, 1995 as a result of three new restaurants. Restaurant operating expenses as a percentage of net sales by Champps-owned restaurants increased from 51.6% to 52.9%. The percentage increase is primarily attributable to higher operating and occupancy costs for the new restaurants opened in 1995, offset in part by lower labor costs prevailing in the Texas and New Jersey markets where these new restaurants operate.

     Direct Franchise Expenses. Direct franchise expenses increased 31.4% from $77 for the nine months ended September 30, 1994 to $102 for the thirty-nine weeks ended October 1, 1995. This increase is primarily attributable to $32 of expenses incurred in connection with the opening of one new franchised restaurant in the second quarter of 1995.

     Depreciation and Amortization. Depreciation and amortization increased from $176 for the nine months ended September 30, 1994 to $1,021 for the thirty-nine weeks ended October 1, 1995, and increased as a percentage of net sales by Champps-owned restaurants from 3.4% to 8.0%. The increase is attributable to depreciation associated with Champps' new restaurants and $415 of amortization of preopening costs.

     General and Administrative Expenses. General and administrative expenses increased 76.9% from $840 for the nine months ended September 30, 1994 to $1,486 for the thirty-nine weeks ended October 1, 1995, but decreased as a percentage of total revenue from 16.3% in 1994 to 11.6% in 1995. The increase in general and administrative expenses is attributable to increased corporate salaries and benefits associated with the addition of key management personnel, professional fees, corporate travel expenses and general office expenses incurred in anticipation of implementing Champps' expansion strategy.

     Interest Expense. Interest expense decreased during the thirty-nine weeks ended October 1, 1995 due to a loss of $47 recognized during the nine months ended September 30, 1994 related to certain municipal bond investments.

  COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31, 1993

     Net Sales by Champps-Owned Restaurants. Net sales by Champps-owned restaurants increased 27.4% from $6,199 in 1993 to $7,900 in 1994. The increase was primarily due to sales generated by Champps' second restaurant after its opening in October 1994 in Addison, Texas. In addition, sales at Champps' Minnetonka, Minnesota restaurant increased 2.4% in 1994 compared to 1993. Food sales as a percentage of total net sales by Champps-owned restaurants were 63% in 1994 and 66% in 1993. The decrease in food sales as a percentage of total sales in 1994 is due to higher liquor sales in Champps' new restaurant.

     Royalty and Franchise Fee Revenue. Royalty and franchise fee revenue increased 76.5% from $362 in 1993 to $638 in 1994. The increase is attributable to a $68 increase in franchise fees generated from new franchised restaurants, $80 of revenue recognized in connection with signing a multi-unit development agreement in 1994 and a $128 increase in royalty income in 1994. The increase in royalty income is due to a combination of a 3.7% increase in comparable restaurant sales at franchised restaurants and three additional franchised restaurants in operation during 1994 as compared to 1993.

     Cost of Sales and Restaurant Operating Expenses. Cost of sales increased 29.8% from $1,753 in 1993 to $2,275 in 1994 due to the opening of Champps' new restaurant in Addison, Texas. Cost of sales as a percentage of net sales by Champps-owned restaurants increased to 28.8% in 1994 as compared to 28.3% in 1993. The increase is attributable to higher costs generally associated with the initial period of operations of newly opened restaurants. Restaurant operating expenses increased 31.4% from $3,120 in 1993 to $4,099 in 1994, and increased as a percentage of net sales by Champps-owned restaurants from 50.3% in 1993 to 51.9% in 1994. The increase is attributable to increased marketing and promotion expenses associated with the opening of the Addison, Texas restaurant and increased workers' compensation, percentage rent, and repairs and maintenance expenses during 1994.

     Direct Franchise Expenses. Direct franchise expenses increased from $45 in 1993 to $120 in 1994, and increased as a percentage of royalty and franchise fee revenue from 12.4% in 1993 to 18.8% in 1994. This increase is primarily attributable to the recognition of direct expenses incurred with respect to the opening of two new franchised restaurants in 1994 compared to assistance provided for only one in 1993. The increase is also due to an increase in franchised restaurant sales, which resulted in increased licensing fees paid by Champps to the former owner of the "Champps" trade name.

     Depreciation and Amortization. Depreciation and amortization increased 76.3% from $224 in 1993 to $395 in 1994 and increased as a percentage of total revenue from 3.4% in 1993 to 4.6% in 1994. The increase is attributable to depreciation and amortization of preopening costs associated with Champps' new restaurant in Addison, Texas.

     General and Administrative Expenses. General and administrative expenses increased 106.8% from $596 in 1993 to $1,233 in 1994 and increased as a percentage of total revenue from 9.0% in 1993 to 14.3% in 1994. The increase is attributable to increased corporate salaries and benefits associated with the addition of certain key management personnel, professional fees, corporate travel expenses and general office expenses incurred in anticipation of implementing Champps' expansion strategy.

     Interest Income and Expense. Interest income increased from $14 in 1993 to $201 in 1994. The increase in interest income was due to the investment of unused proceeds from Champps' initial public offering in April 1994. Interest expense increased 36.4% from $90 in 1993 to $122 in 1994. The increase in interest expense was due to a $47 loss on its short-term investment portfolio attributable to the declining value of Champps municipal bond investment, offset, in part, by a reduction in interest expense due to the repayment of a portion of outstanding indebtedness with proceeds from Champps' initial public offering.

  COMPARISON OF YEAR ENDED DECEMBER 31, 1993 TO YEAR ENDED DECEMBER 31, 1992

     Net Sales by Champps-Owned Restaurants. Net sales by Champps-owned restaurants decreased 5.4% from $6,554 in 1992 to $6,199 in 1993. The decrease was primarily due to the sale of a Champps-owned restaurant in February 1992, which generated $240 in net sales for the seven weeks it was owned by Champps in 1992. Sales at Champps' Minnetonka, Minnesota restaurant decreased 1.8% in 1993 compared to 1992 due to a decrease in liquor sales. Food sales as a percentage of total net sales by Champps-owned restaurants remained consistent at 67% in 1993 and 1992.

     Royalty and Franchise Fee Revenue. Royalty and franchise fee revenue increased 37.2% from $263 in 1992 to $362 in 1993. Initial franchise fee revenue recognized in 1993 was $67 compared to $27 in 1992. The increase in franchise fee revenue in 1993 was attributable to two franchised openings in 1993 compared to only one in 1992. Royalty revenues increased 25% from $236 in 1992 to $295 in 1993. This increase was due to new franchised restaurants opened during 1993, as well as increased sales at existing franchised restaurants.

     Cost of Sales and Restaurant Operating Expenses. Cost of sales decreased 5.5% from $1,856 in 1992 to $1,753 in 1993. Cost of sales as a percentage of net sales by Champps-owned restaurants was 28.3% in both 1993 and 1992. Restaurant operating expenses decreased 4.1% from $3,253 in 1992 to $3,120 in 1993, but increased as a percentage of net sales by Champps-owned restaurants from 49.6% to 50.3%. This percentage increase is primarily attributable to a decrease in sales at Champps' Minnetonka, Minnesota restaurant.

     Direct Franchise Expenses. Expenses associated with franchise operations increased 51.8% from $29 in 1992 to $45 in 1993. The increase is attributable to the addition of franchise personnel responsible for overseeing Champps franchised operations.

     General and Administrative Expenses. General and administrative expenses increased 26.3% from $472 in 1992 to $596 in 1993, and increased as a percentage of total revenue from 6.8% in 1992 to 9.0% in 1993 as a result of costs incurred to settle certain litigation.

FINANCIAL CONDITION

     During the thirty-nine weeks ended October 1, 1995, Champps' operating activities provided cash flow of approximately $481. The cash flow from Champps' restaurants was largely offset by pre opening expenses related to the opening of the third and fourth Champps-owned restaurants in Edison and Marlton, New Jersey. Champps believes that it will continue to generate cash from operating activities and anticipates that this cash, along with the cash generated from Champps' initial public offering and its line of credit, will continue to be used to fund the development of additional Champps-owned restaurants through December 1995.

     Champps has continued its development efforts and opened its third Champps-owned restaurant during the quarter ended July 2, 1995 and its fourth Champps-owned restaurant during the quarter ended October 1, 1995. Approximately $7.4 million was incurred for the construction of existing and future restaurants and other fixed asset purchases. Champps expects that it will use a significant portion of its capital resources to fund new restaurant development and construction. Additionally, Champps paid approximately $160 in construction advances to expand its corporate offices.

     Champps generated approximately $462 in cash from financing activities during the thirty-nine weeks ended October 1, 1995. The funds were obtained from borrowings under its line of credit and $270 of proceeds received from the exercise of warrants and stock options. Champps also expended approximately $343 to repay a portion of its long-term debt.

     Champps plans to open two new Champps Americana restaurants during the fourth quarter of 1995 and has entered into noncancellable lease agreements for each of these restaurants. The estimated cash required to complete these restaurants, including pre-opening expenses, is approximately $2,700.

     In August 1995, Champps entered into a $1,500 revolving line of credit agreement with a bank. The purpose of the credit facility is to provide working capital for new restaurant development. The line of credit expires on August 10, 1996 and bears interest at a variable rate equal to the bank's prime rate plus 1%. As of October 1, 1995, borrowings under this line of credit were $535.

     In August 1995, Champps entered into a multi-site sale leaseback financing agreement with a third party finance company to provide sale leaseback financing to Champps for up to 6 new restaurant sites in which the Company owns the real estate. Such agreement expires on December 31, 1997. Such new site must be approved by the third party prior to any funding under the agreement.

     Champps anticipates that the remaining net proceeds of its 1994 initial public offering, cash flow from operations, availability of funds under its line of credit agreement, it's sale leaseback financing agreement and equipment financing agreements will be sufficient to fund planned expansion through December 1995.

     In order to allow Champps to continue to develop and build restaurants, DAKA agreed in the Merger Agreement to provide loans to Champps up to the aggregate principal amount of $3,000 bearing interest at a fixed rate of 10% per annum and maturing on October 10, 2000 and upon such other terms as are normal and customary for loans of this type. On December 19, 1995 DAKA entered into a loan agreement (the "DAKA Loan Agreement") with Champps Entertainment of Wayzata, Inc. ("CEW"), a newly formed wholly-owned subsidiary of Champps to which Champps had previously transferred its recently completed restaurant in Irvine, California, and rights to develop a new restaurant in Reston, Virginia. The loans are guaranteed by Champps and secured by the Irvine and Reston restaurants and the capital stock of CEW. As of the date of this Joint Proxy Statement-Prospectus, approximately $710 has been loaned by DAKA to CEW to refund costs incurred by Champps to build the Irvine restaurant. Additional loans will be made to CEW as required to fund construction of the Reston restaurant. If the Merger Agreement is terminated, DAKA will thereafter not be obligated to make additional loans, but loans made prior to such termination will remain outstanding under the terms of the DAKA Loan Agreement. These loans should provide the expansion capital required to fund Champps' construction efforts through June 1996.

     If the Merger between Champps and DAKA is not consummated for any of the reasons described in Note 5 of the Notes to Consolidated Financial Statements as of October 1, 1995, Champps anticipates the need to raise additional debt or equity capital in order to fund the construction of new restaurants in 1996.

IMPACT OF INFLATION

     The primary inflationary factors affecting Champps' operations include food, beverage and labor costs. Labor costs are generally affected by changes in the labor market and, due to the fact that a large portion of Champps' employees are paid at federal and state established minimum wage levels, changes in such wage laws affect Champps' labor costs. In addition, most of Champps' leases require the proportionate payment of taxes, maintenance and repairs and these costs are subject to inflationary pressures. While Champps believes that the low levels of inflation in recent years has contributed to the stabilization of food and beverage costs, there is no assurance that this will continue into the future.

NEW ACCOUNTING PRONOUNCEMENTS

     As described in Note 2 of the Notes to Consolidated Financial Statements for the year ended December 31, 1994, Champps has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Champps' adoption of Statement of Financial Accounting Standards No. 115 did not have a material financial statement impact on Champps Consolidated Financial Statements.

                                BUSINESS OF DAKA

     DAKA, formed in 1988 in connection with the merger of Daka and Fuddruckers, is a diversified foodservice and restaurant company operating in the contract foodservice management industry and in the restaurant industry. Daka provides restaurant-style contract foodservice management at a variety of schools and colleges, corporate offices, factories, healthcare facilities, museums and government offices. Fuddruckers owns, operates and franchises Fuddruckers restaurants, which specialize in moderately-priced, casual dining for families and adults. In 1994, CDVI, a wholly-owned subsidiary of DAKA, acquired a 57% voting interest in ADC, a newly formed company which acquired two restaurants operated under the name "Champps Americana" pursuant to a license from Champps. ADC has the exclusive rights to develop Champps Americana restaurants in Ohio, Florida and seven Illinois counties.

     Founded in 1973, Daka is one of the 10 largest contract foodservice management companies in the United States. Operating under the name "Daka Restaurants," Daka seeks to provide a retail restaurant atmosphere for its guests by operating, among other things, a variety of branded concepts such as Taco Bell, Burger King, Pizza Hut and Dunkin Donuts pursuant to licensing arrangements, as well as its own signature concepts within its foodservice operations. During fiscal 1995 and 1994, Daka focused on executing its three-year growth plan, announced at the end of fiscal 1993, to double the size of its existing foodservice business by the end of fiscal 1996. At the beginning of fiscal 1994, Daka acquired the majority of the assets and foodservice contracts comprising Service America Corporation's educational foodservice business. The acquired business provided contract foodservice to a variety of colleges and universities, and to public and private elementary and secondary schools, many of which are located in geographic areas where Daka had a significant presence. In February 1995, Daka, through a newly formed 80.01% owned limited partnership, Daka Restaurants, L.P., acquired certain educational foodservice and corporate dining contracts from SMMSLP. The acquired contracts expanded Daka's geographic presence into the western United States and strengthened its existing presence in the midwest. As a result of these two acquisitions, Daka achieved its three-year growth objectives in just nineteen months. Daka believes that, as a result of current and anticipated cost containment policies, more public and private educational and healthcare facilities will seek to manage their foodservice costs by replacing self-operated foodservice operations with contract foodservice management. Daka intends to pursue these expanding markets through its internal sales force and by continuing to acquire other contract foodservice management companies.

     Fuddruckers restaurants, with an average check of $6.15 and a "Kids Eat Free" program after 4:00 p.m. on Monday through Thursday, are designed to appeal to both families and adults seeking value in a casual dining atmosphere. The menu prominently features Fuddruckers' signature hamburgers, which are cooked to order and served on buns baked daily "from scratch" at each restaurant. The Fuddruckers restaurant decor features an open grill area, a glassed-in butcher shop and meat display case, an open bakery and a colorful display island of fresh produce and a variety of condiments, sauces and melted cheeses from which guests may garnish their own meals. Fuddruckers opened its first restaurant in 1980 in San Antonio, Texas and as of September 30, 1995, has expanded its operations to include 102 Fuddruckers-owned and 72 franchised restaurants located throughout the United States and in Canada, the Middle East and Australia. In fiscal 1995, Fuddruckers opened 22 Fuddruckers-owned restaurants and 9 franchised restaurants. In fiscal 1996, Fuddruckers plans to open 30 domestic Fuddruckers-owned and 20 franchised restaurants of which up to 5 will be opened in foreign countries.

     Acquisitions have been and are expected to continue to be an important part of DAKA's growth strategy both in its contract foodservice management and its restaurant businesses. DAKA believes it has made sufficient recent investments in its corporate infrastructure and operational systems to support significant future growth through acquisitions in existing and new markets. In the ordinary course of its business, DAKA engages in preliminary discussions with other foodservice and restaurant companies concerning possible acquisitions of their business, as well as investments in controlling or minority equity interests. In furtherance of its acquisition strategy, DAKA from time to time enters into confidentiality agreements and/or non-binding letters of intent while it conducts a due diligence review of the business it proposes to acquire or make an investment in and pursues negotiations with respect to terms and conditions of binding agreements. At any given time DAKA is likely to have one or more such letters of intent outstanding and to be actively negotiating

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with respect to multiple possible transactions. Two potential transactions have progressed to the point where they can be considered probable, although binding obligations of DAKA or any other party with respect to these and any other transactions will arise only upon the execution of final agreements and, accordingly, there can be no assurance that these or any other transactions will be completed in the near future or at all. DAKA has entered into a letter of intent with respect to the possible acquisition at a purchase price of approximately $2.5 million of a 60% equity interest in a company engaged in the business of owning, operating and franchising retail bagel and muffins cafes; this company currently has 55 franchised and 5 owned stores in the Eastern United States and annual sales of approximately $1 million. DAKA is also negotiating the possible acquisition of a minority equity interest in a company engaged in the business of owning, operating and franchising restaurants that serve Mexican food in a "taqueria" format; this company currently has 26 franchised and 26 owned stores in California and the South-Western United States and annual sales of approximately $18 million. The transaction is expected to be structured as an investment by DAKA in convertible preferred stock representing a 16.7% equity interest on a fully-diluted basis at a purchase price of approximately $5 million and warrants to acquire within 18 months convertible preferred stock representing an additional 13.3% equity interest on a fully-diluted basis at a purchase price of approximately $7.1 million. These acquisitions are not expected to constitute significant acquisitions and pro forma financial information reflecting the result of these acquisitions if consummated is not and will not be required to be provided.

     See Note 13 of Notes to Consolidated Financial Statements for financial information related to Daka, Fuddruckers and ADC incorporated herein by reference.

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                              BUSINESS OF CHAMPPS

GENERAL

     Champps owns and operates six vibrant, energetic, casual theme restaurants under the name "Champps Americana" located in Minnesota, Texas, New Jersey, Indiana and California. It also has a total of twelve additional restaurants in operation pursuant to franchise or license agreements in the following areas:
Minneapolis/St. Paul metropolitan area; Sioux Falls, South Dakota; Milwaukee, Wisconsin; Charlotte, North Carolina; Cleveland, Ohio; and Omaha, Nebraska. Champps plans to continue to expand its concept nationally by establishing additional Champps-owned restaurants. Champps has signed leases to open three additional Champps-owned restaurants in Reston, Virginia, Denver, Colorado and Hempstead, New York. Champps has also entered into various license, franchise and development agreements, some of which are on an exclusive basis, which grant third parties rights to open and operate Champps Americana restaurants in various territories. See "--Franchises."

     The Champps Americana concept is based upon providing the best possible food, value and service to its customers. Menu items are prepared daily from scratch using only ingredients from suppliers who meet Champps' quality control standards. The restaurants' diverse menu has over 120 items including burgers, pastas, salads, sandwiches, ribs, pizzas, seafood, chicken and a variety of other dishes all served in generous portions. Customer service is based on a team approach so that each patron is continually attended to, and employees go through extensive on-going training to ensure consistent service. Although food and service are the most important parts of the Champps Americana concept, an atmosphere that is entertaining, yet comfortable, is also critical. Management believes the Champps Americana concept enjoys a high level of repeat business and customer diversity because it provides great food and service in an exciting and entertaining environment.

     The goal of Champps is to promote an entertaining and energetic atmosphere. In the typical Champps Americana restaurant, customers are provided a choice of seating in the main dining area, at the diner-type counter, in the bar area, or, in some locations, outside on the patio. Champps Americana restaurants generally have multiple levels and open sight lines so that all areas, including the bar and kitchen, are visible and allow customers to feel a part of all the varied activities in the restaurant. These activities include watching sporting events on multiple television screens, listening to music that is selected by a disc jockey based upon the time of day or season, watching the cooks prepare meals, playing arcade games in the discreetly located game room, or visiting the Champps Americana gift shop. In addition, the bar provides a staging area for on-going promotional events that add to the restaurant's excitement. Although food and service are considered keys to each restaurant's success, the entertaining atmosphere provides an added reason for people to eat and drink at Champps Americana restaurants.

     In an industry with intense competition, Champps believes it has distinguished itself from other restaurants with its service, entertaining atmosphere and restaurant economics. Champps believes it can take advantage of its perceived distinctiveness by actively developing its Champps Americana restaurant concept through the building of new Champps-owned restaurants.

HISTORY

     The Champps Americana restaurant concept has been developed and refined since the first Champps Americana restaurant was opened in St. Paul, Minnesota in 1984 by Dean P. Vlahos, Champps' founder, President and Chief Executive Officer. Mr. Vlahos opened a second Champps Americana in Richfield, Minnesota, in 1986 and owned both restaurants until they were sold in 1989. These two original restaurants remain franchises/licensees of Champps. The sale of the two original Champps Americana restaurants allowed Mr. Vlahos to open his larger, prototype Champps Americana restaurant in Minnetonka, Minnesota in November 1990.

     On May 23, 1990, Champps was formed to franchise the Champps Americana concept. Champps of Minnetonka, Inc. owned the Champps Americana restaurant in Minnetonka, Minnesota and Champps Franchising, Inc. was formed for the specific purpose of establishing a Milwaukee, Wisconsin franchise. Prior

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

to February 14, 1994, Champps was comprised of three separate companies each under common ownership and control. Pursuant to a merger agreement, all three of these companies were combined into one company, Champps of Minnetonka, Inc., and this company changed its name to Champps Entertainment, Inc. (which, with its subsidiaries, is referred to as "Champps" in this Joint Proxy Statement-Prospectus). All operations, including the operation of Champps-owned restaurants and franchising, are performed by Champps.

CONCEPT AND STRATEGY

     General. The Champps Americana restaurant concept attracts a broad customer base, including families, and offers a wide variety of quality food in an exciting, entertaining and service-oriented environment. Champps believes that it differentiates its restaurants by emphasizing the following strategic elements:

     (a) Quality food items prepared from scratch daily, emphasizing freshness, variety, generous portions and attractive presentation.

     (b) Outstanding service which is the result of intensive employee training and supervision that is intended to create motivated, service-oriented employees working toward strong customer satisfaction.

     (c) An entertaining and energetic environment providing more than just a place to simply eat or drink.

     Food. The food offerings at Champps Americana restaurants combine a variety of freshly prepared core menu items with unique daily specials. Menu items include a wide selection of appetizers, soups, salads, innovative sandwiches, pizza, burgers, entrees including chicken, beef, fish and pasta and desserts. Selections reflect a variety of ethnic and regional cuisines and traditional favorites. Because Champps' menu is not tied to any particular type of food, Champps can introduce and eliminate items based on current consumer trends without altering its theme. Champps Americana restaurants also offer daily specials which allows for changing food choices. Champps considers its extensive menu selection to be an important factor in the appeal of Champps Americana restaurants and, accordingly, continuous attention is devoted to the development of the menu items.

     Portion sizes are generous and each dish is attractively presented. Champps believes that these qualities give customers a sense of value. Entree prices currently range from $4.50 to $14.25.

     Champps emphasizes freshness and quality in its food preparation. Fresh sauces, dressings, and mixes are prepared on the premises, generally from original ingredients with fresh produce. Champps invests substantial time in training and testing kitchen employees to maintain consistent food preparation. Strict food standards at Champps-owned restaurants have also been established to maintain quality. These standards include the establishment of several food purchasing criteria, such as purchasing from acceptable suppliers and purchasing produce only of specified quality. Franchisees must also maintain these same standards and enter into similar supply arrangements.

     Service. The customer's experience is enhanced by the attitude and attention of restaurant personnel. Accordingly, Champps emphasizes prompt greeting of arrivals, frequent visits to customer tables to monitor customer satisfaction and service, and friendly treatment of its customers. Service is based upon a team concept so that customers are made to feel that any employee can help them, and they are never left unattended. Success of the Champps Americana restaurants depends upon employee adherence to these standards. To maintain these standards, Champps seeks to hire and train personnel who will work in accordance with Champps' philosophy and frequently rewards individual and restaurant achievement through several recognition programs intended to build and maintain employee morale.

     All of the service personnel at each Champps Americana restaurant meet with the managers at two daily pre-shift motivational meetings. Restaurant promotions, specials and quality control are all discussed and explained during these meetings. Also, employee enthusiasm is raised so that the employees can help increase the energy level and excitement of the restaurant.

     Restaurant Design and Decor. Champps-owned, franchised and licensed restaurants are designed and decorated in a casual theme, although they differ somewhat from each other. Champps' standard restaurant

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

features a bar, open kitchen and dining on multiple levels including a diner-type counter. Customers can also dine at the bar or outside on the patio, where available. The spacious design facilitates efficient service, encourages customer participation in entertainment and promotional events and allows customers to view the kitchen, dining area, and bar. Strategically placed television screens stimulate customer perception of activity and contribute to the total entertainment experience and excitement of the restaurant. Champps believes that as it expands it can adopt its core concept to fit the demands and opportunities of many locations.

     Entertainment. An important part of the Champps Americana dining experience is the entertainment. Patrons may watch one of several sporting events that are being broadcast, or listen to a variety of music played by the disc jockey, which music is changed for the time of day and season of the year. The exposed kitchen offers customers the opportunity to observe the cooks, and in certain locations a discreetly located game room is provided for arcade games.

     The entertainment aspects of the Champps Americana restaurants are designed to encourage repeat visits, increase the length of a customer's stay and attract customers outside of normal peak hours. Along with the basic activities described in the preceding paragraph, a variety of creative promotions and activities are conducted such as "Family Bingo," "Spring Time Big Bike Give Away" and Karaoke. These promotions and activities allow for customer participation and are continually changing. Change of the ambiance is also experienced in each restaurant when they are decorated for the holidays and when the dress of the restaurant staff is changed for the seasons. The different looks and activities of the restaurant provide customers a different feel each time they visit, thus encouraging repeat business.

     Champps sells merchandise such as t-shirts, hats and sweatshirts bearing the Champps name. Although not currently a significant source of revenue, the sale of its merchandise is believed to be an effective means of promoting the Champps name.

EXPANSION STRATEGY

     Champps' long-term objective is to expand the Champps Americana restaurant concept nationally by opening additional Champps-owned and operated restaurants. Champps does not anticipate significant expansion through new franchise agreements, but expects that new franchise locations will open pursuant to existing franchise development and licensing agreements.

     Development of Champps-owned restaurants will be concentrated in selected markets with population density levels sufficient to support the restaurants. As of October 20, 1995, Champps has a total of six Champps-owned restaurants located in the following cities: Minnetonka, Minnesota; Addison, Texas; Edison and Marlton, New Jersey; Indianapolis, Indiana and Irvine, California. Champps has leased space to open three new Champps-owned restaurants in Reston, Virginia, Denver, Colorado and Hempstead, New York. Champps is currently negotiating contracts to lease space to open additional Champps-owned restaurants. Champps believes its concept can be adapted to a variety of locations, both in terms of market demographics and configuration of the restaurant. Champps-owned restaurants are expected to be completed at a cost of approximately $2,300,000, less landlord concessions, per restaurant for space that was not previously a restaurant location and possibly less if the space was previously a restaurant. The typical restaurant size will be approximately 8,000 to 12,000 square feet.

     The locations of Champps Americana restaurants are very important. Potential sites are reviewed for a variety of factors, including trading-area demographics, such as target population density and household income levels; an evaluation of site characteristics, including visibility, accessibility, traffic volume and available parking; proximity to activity centers, such as shopping malls and offices; and an analysis of potential competition. Champps will locate its restaurants in either shopping centers, such as its Champps-owned Minnetonka and Edison restaurants, and those of some of its franchisees, or in free-standing buildings in locations adjacent to a shopping center such as its Addison, Texas; Marlton, New Jersey; and Indianapolis, Indiana restaurants.

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RESTAURANT OPERATIONS

     General. Champps Americana restaurants are generally open from 11:00 a.m. to 1:00 a.m. seven days a week serving lunch, dinner and late night appetizers. Closing times of Champps Americana restaurants will vary based upon state laws concerning operating hours. Sunday brunch is served beginning at 10:00 a.m. Each Champps Americana restaurant maintains standardized food preparation and service manuals which are designed to enhance consistency of operations among the restaurants. Although Champps Americana restaurants differ in some respects, Champps attempts to have each Champps-owned and franchised restaurant operating under uniform standards and specifications.

     Management and Employees. The management staff of a Champps Americana restaurant are divided into three areas, the General Manager, Front-of-House managers and Back-of-House managers. The General Manager has responsibility for the entire restaurant. Front-of-House management consists of an associate manager, two floor managers and a bar manager. Back-of-House management consists of a kitchen manager, two to three assistant kitchen managers and a daily specials chef. The Front-of-House managers spend time in the dining and bar area supervising the staff and providing service to customers while the kitchen manager supervises all aspects of food preparation.

     Supervision and Training. Although restaurant managers have responsibility for their Champps Americana restaurant, Champps officers spend considerable time reviewing restaurant operations. Management training of restaurant managers involves an intensive five week program in which managers are educated in all facets of the Champps Americana concept. Front-of-House managers spend four weeks on Front-of-House training and one week on Back-of-House training. Kitchen managers spend four weeks in Back-of-House training and one week in Front-of-House training. Further, each restaurant conducts a significant amount of training in accordance with the detailed policy and procedure manuals that provide a blueprint for restaurant operations for all levels of employees. Managers are evaluated every six months using a two-pronged program of self-evaluation and a structured review. Employees are reviewed by managers on an as-needed basis. Where appropriate, part of their review focuses on the secret shopper reports which are performed on a regularly scheduled basis to evaluate performance of employees and overall operations of the restaurant. Managers are compensated based on salary plus monthly bonus. The bonus is calculated based on achieving restaurant sales and profit goals. Other employees are paid on an hourly basis.

     Purchasing. Champps has established several purchasing criteria, including acceptable suppliers, product quality, and distribution channels. National suppliers are used when advantageous, as in the areas of meat, cheese, seafood, and operating supplies. Produce and certain perishable items are obtained locally to ensure freshness. Other than Champps' exclusive supply contract with Coca-Cola, Champps does not have any long-term contracts with, and is not dependent on, any single supplier. Champps believes that adequate supplies and alternative sources are available for all of its food and beverage items. Champps does not have a food distribution center or commissary and does not intend to establish either in the future. As Champps expands it intends to continue to use its current suppliers when economical and find new local suppliers that will meet Champps' standards.

     Advertising and Marketing. Champps has achieved its historical success while expending minimal amounts on advertising and marketing. Champps Americana restaurants have relied on location and customer word-of-mouth. However, Champps-owned restaurants expend a different amount of resources on in-restaurant marketing and promotions.

COMPETITION

     The restaurant business is highly competitive and is affected by changes in taste and eating habits of the public, local and national economic conditions affecting spending habits, demographic trends, location of competing restaurants and traffic patterns. The principal competitive factors in the restaurant industry are the quality and price of the food and service provided. Restaurant location, name recognition, advertising and restaurant decor are also important. Champps Americana restaurants compete on a general basis with a large variety of national and regional restaurant operations and restaurant chains as well as locally owned restaurants and other establishments. The greatest competition to Champps Americana restaurants comes from the

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American casual theme segment of the industry. Many companies operating competitive restaurants and engaged in competitive franchising programs have greater financial resources, operational experience, marketing capability and name recognition than Champps.

FRANCHISES

     Future Franchises. Prior to Champps' initial public offering in 1994, Champps lacked consistency in its franchise agreement terms. Since then Champps has focused its franchise operations, and new franchisees enter into agreements with Champps on generally identical terms. Under the new arrangements, a typical franchisee pays an initial fee of $75,000 per restaurant, of which a part may be associated with a development fee, a continuing royalty fee of 3 1/4% of gross sales, and a regional and/or national advertising fee of 1/2% of gross sales at such time as Champps establishes a regional/national advertising program. Among the services and materials that Champps provides to franchisees are site selection assistance, assistance in design development, an operating manual that includes quality control and service procedures, training, on-site pre-opening supervision and consultation relating to the operation of the franchised restaurants. Champps grants both single and multi-restaurant development rights depending upon market factors and franchisee capabilities. With respect to multi-restaurant agreements, the franchisee's continuing right to obtain franchises is contingent upon the franchisee's continuing compliance with the restaurant development schedule.

     All franchisees are required to operate their restaurants in accordance with Champps' standards and specifications, including controls over menu selection and food quality and preparation. Champps approves all restaurant site selections and applies the same criteria used for its own restaurant sites. Champps requires all new franchisees to provide at least annual financial statements reviewed by an independent certified public accountant and conducts its own audit of the franchisee's books and records. Periodic on-site inspections are conducted to assure compliance with Champps standards and to assist franchisees with operational issues. Franchisees bear all direct costs involved in the development, construction and operation of their restaurants.

     Development Agreements. Champps and ADC, in which CDVI has a 57% interest, are parties to a Service Mark License Agreement (the "ADC Agreement") whereby ADC has the exclusive right to use Champps' licensed marks including the "Champps" name to develop restaurants in the states of Florida and Ohio and in the city of Chicago and its suburbs (the "ADC Territory"). Champps is not required to perform any services for ADC. ADC must maintain the overall Champps standards in its restaurants.

     ADC is not required to pay a front-end fee per restaurant but is required to pay a monthly restaurant royalty payment equal to the greater of $5,000 per year for each restaurant, or 1 1/4% of a restaurant's monthly gross sales for each restaurant with annual gross sales of less than $4,000,000, which monthly fee increases to 1 3/4% of all annual gross sales once the $4,000,000 threshold is attained. If ADC sells any restaurant to a third party and does not retain an ownership interest of at least 15%, or does not continue to manage the restaurant pursuant to the Agreement, then such assignee must pay a flat royalty fee of 2 1/4% of gross sales.


     ADC must have at least 12 restaurants open and operating on or before January 1, 2004. If ADC fails to open at least 12 restaurants by 2004, Champps will have the right and option to terminate the Agreement. However, ADC will have the right to keep its existing restaurants and will continue to be required to pay the monthly royalty fees. Even if the Agreement is terminated, ADC will continue to have the right to develop restaurants within the city limits of a city located in the ADC Territory in which ADC has developed two or more restaurants that are open and operating. If ADC fails to have two or more restaurants opened and operating within such city limits by 2004, Champps will have the right to develop a restaurant in that city. Champps has no obligation to assist ADC with training managers or opening its restaurants.


     In June 1993, Champps entered into a development agreement with a franchisee who agreed to open and operate three restaurants in the greater Milwaukee Metropolitan area by March 1997. The franchisee paid an initial fee of $75,000 on the first restaurant in Greenfield, Wisconsin and has prepaid $25,000 for each of the next two restaurants. The franchisee pays a royalty fee of 3 1/4% of weekly gross sales and an advertising fee of 1/2%, which will be paid on each restaurant when Champps begins an advertising program. The franchisee has one restaurant in operation in Greenfield, Wisconsin.

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     On June 30, 1994, Champps entered into a Development Agreement which gives the franchisee the exclusive right to develop four franchises in South Carolina and North Carolina. The franchisee paid Champps a development fee of $80,000 for the rights to the territory. The franchisee is obligated to develop the four restaurants by June 30, 2001. The franchisee will pay an initial fee of $55,000 for each of the first three restaurants and $30,000 for the fourth restaurant. The franchisee pays a royalty fee of 3 1/4% of weekly gross sales from the first three restaurants and 3% of such sales from the fourth. In addition, the Franchisee is required to pay an advertising fee of 1/2% of gross sales for each restaurant at such time as Champps establishes an advertising program.

     Other Franchisees. There are other existing individual franchise agreements for Champps restaurants in St. Paul, Maplewood, Burnsville, Minneapolis and Maple Grove, Minnesota; Sioux Falls, South Dakota; and Omaha, Nebraska and existing license agreements in New Brighton and Richfield, Minnesota and Cleveland, Ohio. Currently, the Richfield and St. Paul franchisees do not pay Champps a royalty fee. However, from May 1999 through May 2009 the St. Paul franchisee will pay a fee equal to 1% of the franchisee's weekly gross sales. The Maplewood franchisee pays a royalty fee of 1% of weekly gross sales. Burnsville and Sioux Falls franchisees pay a 1 1/4% royalty fee of weekly gross sales. The Omaha franchisee pays a fee of 2 1/4% on weekly gross sales and is required to pay an advertising fee of 1/2% of weekly gross sales at such time as Champps establishes an advertising program. The New Brighton franchisee pays Champps a monthly fee equal to 1 1/4% of monthly gross sales; and if annual sales are greater than $4 million, the franchisee pays a fee equal to 1 3/4% of monthly gross sales. The Minneapolis franchisee pays a royalty fee of 1 3/4% of monthly gross sales. The Maple Grove franchisee pays a royalty fee equal to 1 3/4% of monthly gross sales. The Cleveland, Ohio franchisee pays a monthly fee equal to 1 1/4% of monthly gross sales; and if annual sales are greater than $4 million, the franchisee pays a fee equal to 1 3/4% of monthly gross sales. Generally, Champps is required to provide the franchisees with assistance in the overall operation of the franchised restaurants, including training managers, assisting in the opening of new restaurants and developing promotions. The franchisees are required to maintain the standards of operation as set forth by Champps, including recipes, menu items, uniforms and suppliers.

     In February 1994, Champps entered into a preliminary agreement with the affiliates of the franchisee of the Minneapolis restaurant to develop a restaurant in Rochester, Minnesota. The terms of the franchise agreement, when entered into, will be on terms identical to the Minneapolis franchise. However, if the franchisee decides not to develop a restaurant in Rochester, it can request a change of location to develop a restaurant in a city with a total population of less than one million people, but Champps has the right to refuse the request.

     Regulation of Franchising Activities. Champps is subject to Federal Trade Commission ("FTC") rules and certain state laws which regulate the offer and sale of franchises. Champps is also subject to a number of state laws which regulate substantive aspects of the franchisor-franchisee relationship.

     The FTC Trade Regulation Rule relating to Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures (the "FTC Rule") requires Champps to furnish to prospective franchisees a franchise offering circular containing information prescribed by the FTC Rule. Fourteen states presently regulate the offer and sale of franchises by laws requiring both disclosure to prospective franchisees and registration of the franchise offerings with state authorities. Champps has registered its franchise in all of these states.

     The laws in many states regulate the substantive aspects of the franchisor-franchisee relationship by restricting the ability of a franchisor to terminate, cancel, refuse to renew or substantially change the competitive circumstances of its franchisees. Other laws relate to fair dealing, discrimination and market protection in the franchisor-franchisee relationship. To the extent that the terms of Champps' agreements with any of its franchisees violate any such law applicable to their relationship, the provisions of such law will govern.

     Champps believes that its operations comply in all material respects with the FTC Rule and applicable state franchise laws. Champps cannot predict, however, the effect on its operations of future legislation or regulations which might have an adverse impact on the franchise industry generally.

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GOVERNMENT REGULATION

     Champps is subject to various federal, state and local laws and regulations affecting the operation of its restaurants. Champps Americana restaurants are subject to licensing and/or regulation by various fire, health, sanitation and safety agencies in the applicable state and/or municipality. The suspension of or inability to renew a license could interrupt operations at an existing restaurant. In addition, difficulties or failures in obtaining the required licenses or other regulatory approvals could delay or prevent the opening of a new restaurant.

     Champps Americana restaurants are subject to state and local licensing and regulation with respect to selling and serving alcoholic beverages, which accounted for approximately 37% of Champps Americana restaurants' total sales during the year ended December 31. 1994. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect Champps' or a franchisee's operations in that location and could impair Champps' or such franchisee's ability to obtain licenses elsewhere. Typically licenses must be renewed annually and may be revoked or suspended for cause. Champps' liquor licenses are issued by various municipalities which may or may not have similar provisions for transfer of these licenses upon consummation of the Merger difficulty or failure to retain or obtain required licenses or other regulatory approvals to operate Champps restaurants after the Merger could have a material adverse effect on Champps' current operations or delay or prevent the opening of new restaurants. There is no assurance that all of the municipalities will approve transfer of Champps' liquor licenses upon consummation of the Merger.

     Champps is subject to "dram shop" statutes at its current restaurants which generally give a person injured by an intoxicated person the right to recover damages from the establishment that has wrongfully served alcoholic beverages to the intoxicated person, and Champps will be subject to such statutes in certain other states where it locates restaurants. Champps carries liquor liability coverage in the amount of $1 million, with a $10 million umbrella policy. However, a judgment against Champps under a dram shop statute in excess of Champps' liability coverage, or any inability to continue to obtain such insurance coverage at reasonable costs, could have a material adverse effect on DAKA and Champps.

     The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. Champps is subject to federal and state fair labor standards statutes and regulations, which govern such matters as minimum wages, overtime and other working conditions. A significant number of food service personnel are paid at rates based on applicable federal and state minimum wages. Significant additional government-imposed increases in minimum wages, paid leaves of absence, mandated health care benefits and increased tax payments with respect to employees who receive gratuities could have an adverse effect on particular Champps Americana restaurants and Champps as a whole.

TRADEMARKS AND SERVICE MARKS

     Effective February 1, 1994, Champps entered into a Master Agreement with Champs Restaurants, Inc. ("CRI"), an unrelated corporation located in San Antonio, Texas, whereby CRI assigned to Champps all of its right, title, and interest in and to certain "Champ's" and "Champps" service marks, trademarks and trade names, along with the goodwill of CRI's business that was associated with such marks and names. As a result of the Master Agreement and the previous activities of Champps, Champps now owns outright all of the names and marks "Champ's," "Champps," "Champps Americana," "Champps American Sports Cafe" and "Champps Entertainment" (collectively, the "Marks") in connection with providing bar and restaurant services, and in connection with the sale of related food products. Champps has also obtained the right from CRI to sue any third party for any past infringements of the Marks.

     Pursuant to the Master Agreement, Champps issued to CRI 18,824 shares of Champps' Common Stock along with certain piggyback registration rights. In addition, Champps pays CRI a fee equal to one-quarter of one percent ( 1/4%) of the gross sales of Champps' restaurants, excluding four pre-existing Champps restaurants in Minnesota. The maximum fee that Champps is obligated to pay CRI is equal to the prior year's maximum fee, which was $250,000, increased by a percentage that is the lesser of the percentage increase in the Consumer Price Index for that prior year, or four percent (4%). Champps is obligated to pay CRI a minimum of $40,000 a year in fees.

     In connection with the Master Agreement, Champps has granted an exclusive paid-up license to CRI to use the name "Champ's" (but not any variation thereof, including "Champps") in conjunction with the advertising, promotion and operation of any existing CRI restaurants in Houston, Texas and any future CRI restaurants having the same concept and trade dress as the existing CRI restaurants. CRI's rights to develop future CRI restaurants under the name "Champ's" is limited to the State of Texas. Under the license granted by Champps, CRI has the right to use the Champ's name indefinitely, as long as CRI has existing or future restaurants in operation and complies with standards of quality of service satisfactory to Champps. Both CRI and Champps have agreed not to open, operate, franchise or license any restaurants within a one mile radius of any restaurant being operated by the other party in Houston, Texas.

     Champps vigorously enforces the Marks against any third parties who infringe upon the Marks by promoting and operating establishments under the Marks or similar names where such activities are likely to cause confusion as to source, sponsorship, affiliation or endorsement between Champps and any such third party. Champps believes that its service marks and name have significant value and are important to the marketing of its restaurants. There can be no assurance, however, that Champps will be successful in enforcing its rights under its service marks and preventing others from using its name. There also can be no assurance that the use of such marks does not, or will not, violate the trademarks of others, that the registrations of Champps' marks would be upheld if challenged, or that Champps would not be prevented from using its marks in certain areas of the country where others might have established bona fide prior rights, any of which events could have an adverse effect on the combined operations of Champps.

EMPLOYEES

     As of October 27, 1995, Champps had approximately 1,000 employees, including 17 corporate and administrative personnel, 79 restaurant management personnel, and 902 restaurant hourly employees.

     Champps has experienced little or no difficulty in attracting employees and management believes that relations between Champps and its employees are good. None of Champps' employees are covered by a collective bargaining agreement.

PROPERTIES

     Champps has entered into noncancelable lease agreements for restaurants in Minnetonka, Minnesota; Addison, Texas; Edison and Marlton, New Jersey; Reston, Virginia; Indianapolis, Indiana; and Irvine, California. Generally the leases provide between 8,000 to 12,000 square feet of space with terms of 15 to 20 years and require Champps to pay an annual base rental fee and a percentage rent fee, based upon Champps' defined gross sales. In addition, Champps typically pays its proportionate share of operating expenses, taxes, and common area charges.

     Champps leases its corporate office, located in Wayzata, Minnesota, a suburb of Minneapolis, pursuant to a five year lease at a monthly rate of $5,897. Champps also leases approximately 1,200 square feet adjacent to the Minnetonka restaurant, pursuant to a lease expiring in 2000. This space is used by Champps' management and support staff.

LEGAL PROCEEDINGS

     Champps Entertainment, Inc. v. Tom Munson (Hennepin County, Minnesota District Court) Munson, who was formerly affiliated with a franchisee of Champps, asserted, among other matters, that Champps had offered to him a franchise and that he had incurred expenses in reliance on such alleged offer. Champps filed for declaratory judgment against Munson and the court granted summary judgment in Champps' favor on all counts except a counterclaim by Munson that he was entitled to reimbursement of expenses incurred based on a promise that he would be awarded a franchise. Champps believes that Munson's claim is without merit and that Champps has meritorious defenses, and Champps intends to vigorously defend such suit. The case is set for trial at the end of January 1996 and Champps believes that its maximum exposure is approximately $50,000.

     Champps is not a party to any other material litigation.

                PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF CHAMPPS

     The following table sets forth the number of shares of Champps Common Stock beneficially owned as of January 3, 1996 by each person known to be the beneficial owner of 5% or more of Champps Common Stock by the Chief Executive
Officer of Champps (who was the only executive officer whose salary and bonus during fiscal 1995 exceeded $100,000), and by each director of Champps, and by all directors and executive officers as a group:


                                                                        BENEFICIAL OWNERSHIP
                                                                     --------------------------
                                                                                    PERCENTAGE
   NAME AND ADDRESS                                                  NUMBER OF          OF
  OF BENEFICIAL OWNER                                                SHARES(1)     COMMON STOCK
  -------------------                                                ---------     ------------
  Dean P. Vlahos(2)................................................  1,969,800         39.8%
  Walter S. Henrion(3).............................................    273,000(4)       5.5%
  Robert R. Taylor(5)..............................................    650,000(6)      13.1%
  Richard M. Berc(7)...............................................     29,000(4)         *
  Clifford F. Lake, Jr.(8).........................................      8,000(4)         *
  Bruce H. Hallett(9)..............................................      5,000(4)         *
  Phillip L. Levin(10).............................................      2,000(11)        *
  All executive officers and directors as a group (8 persons)......  2,986,800(12)     59.3%

---------------
  * Less than 1%.

 (1) Beneficial share ownership is determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth in the table as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth in the table as beneficially owned include shares of Champps Common Stock which directors and executive officers have the right to acquire pursuant to previously granted options exercisable within 60 days of January 3, 1996.

 (2) The address of the beneficial owner is 153 E. Lake Street, Wayzata, Minnesota 55391.

 (3) The address of the beneficial owner is 5460 Surrey Circle, Dallas, Texas 75209.

 (4) Includes options to purchase 4,000 shares of Champps Common Stock.

 (5) The address of the beneficial owner is 49-105 Calle Flora, LaQuinta, California 92253.

 (6) Includes 50,000 shares owned by Mr. Taylor's wife.

 (7) The address of the beneficial owner is 2001 Killebrew Drive, Suite 310, Minneapolis, Minnesota 55424.

 (8) The address of the beneficial owner is 275 Cottage Downs, Hopkins, Minnesota 55343.

 (9) The address of the beneficial owner is 1712 Crockett Circle, Irving, Texas 75038.

(10) The address of the beneficial owner is 6716 Kasha Circle, Paradise Valley, Arizona 85253.

(11) Includes options to purchase 2,000 shares of Champps Common Stock.

(12) Includes options to purchase 68,000 shares of Champps Common Stock.

                     COMPARISON OF THE RIGHTS OF HOLDERS OF
                   CHAMPPS COMMON STOCK AND DAKA COMMON STOCK

     As a result of the Merger, holders of Champps Common Stock will become holders of DAKA Common Stock. Such persons will have different rights as stockholders of DAKA than they had as stockholders of Champps. These differences are due to (i) differences in the respective charters and by-laws of Champps and DAKA and (ii) differences between the corporate laws of Delaware, where DAKA is incorporated and by whose laws it is governed, and the corporate laws of Minnesota, where Champps is incorporated and by whose laws it is governed.

     The following is a summary of certain significant differences between the charter documents of Champps and DAKA and between the laws of Minnesota and Delaware. This summary is not intended to be exhaustive, nor is it a detailed description of such differences. It is qualified in its entirety by the respective charter and by-laws of DAKA and Champps and the corporate laws of Delaware and Minnesota, to which holders of Champps Common Stock are referred.

SPECIAL MEETINGS OF STOCKHOLDERS

     Minnesota law provides that special meetings of stockholders may be called by: (i) the chief executive officer; (ii) the chief financial officer; (iii) two or more directors; (iv) stockholders holding 10% or more of the voting power of all shares entitled to vote (except that the voting power needed to demand a special meeting to directly or indirectly effect a business combination is 25%); or (v) any other person authorized in the articles or by-laws. The Champps By-laws provide that special meetings of stockholders may be called by the parties listed in items (i) through (iv) above. Delaware law provides that special meetings of stockholders may be called only by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or by-laws. The DAKA By-laws provide that special meetings of stockholders may be called by either of DAKA's Chairman or President, and shall be called by any such officer at the request in writing of a majority of the DAKA Board.

DIVIDENDS AND REPURCHASES OF STOCK

     The Champps Board, under Minnesota law, may declare dividends without stockholder approval so long as the corporation will be able to pay its debts in the ordinary course of business after making the distribution. Delaware law permits a corporation, in general, to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, and, in general, to redeem or repurchase shares of its stock if the capital of the corporation is not impaired and such redemption or repurchase will not impair the capital of the corporation. The directors of a Delaware corporation may be jointly and severally liable to the corporation for a willful or negligent violation of such provisions of Delaware law.

INSPECTION RIGHTS

     Under Minnesota law, a stockholder has an "absolute right", upon written demand, to examine the following corporate documents: (i) the share register;
(ii) records of all proceedings of shareholders for the last three years; (iii) records of all proceedings of the board for the last three years; (iv) the corporation's articles and all amendments currently in effect; (v) the corporation's bylaws and all amendments currently in effect; (vi) certain financial statements and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record; (vii) reports made to shareholders generally within the last three years; (viii) a statement of the names and usual business addresses of its directors and principal officers; (ix) voting trust agreements; (x) shareholder control agreements; and (xi) a copy of agreements, contracts, or other arrangements or portions of them fixing the rights of a class or series of securities issued by the company. Under Delaware law, stockholders, upon the demonstration of a proper purpose, have the right to inspect a corporation's stock ledger, stockholder list, and other books and records.

AMENDMENTS TO CHARTER

     Minnesota law provides that the Champps Articles may be amended by the holders of a majority of the voting power of the shares present at a meeting of stockholders, unless a greater proportion is required by such Articles. The Champps Articles do not require a greater proportion. Under Delaware law, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The DAKA Certificate provides that approval of 80% of the voting power present at a meeting of stockholders is required to amend certain provisions of the DAKA Certificate.

AMENDMENT OF BY-LAWS

     Minnesota law provides that the Champps By-laws may be amended by the holders of a majority of the voting power of the shares present at a meeting of stockholders, unless a greater proportion is specified. The Champps By-laws provide that such By-laws may be amended by the Champps Board, subject to the power of Champps' stockholders to change or repeal such By-laws. The Champps By-laws provide that the Champps Board shall not make or alter any By-Laws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies on the Champps Board, or fixing the number of directors or their classifications, qualifications or terms of office, but the Champps Board may adopt or amend a By-law to increase the number of directors. Under Delaware law, the power to adopt, amend or repeal by-laws lies in stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal by-laws upon the directors. The DAKA By-laws provide that the DAKA Board has the power to amend the DAKA By-laws, and that DAKA stockholders may not amend the DAKA By-laws except upon the affirmative vote of the holders of record of shares of voting stock representing at least 80% of the votes entitled to be cast by the holders of all of the then outstanding shares of voting stock, voting together as a single class.

PREEMPTIVE RIGHTS.

     The Champps Articles and the DAKA Certificate deny preemptive rights to stockholders of Champps and DAKA, respectively.

DIRECTORS.

     Under Minnesota law and the governing documents of Champps, directors hold office until the next annual meeting of stockholders of the election and qualification of their successors.

     The DAKA By-laws provide that the DAKA Board shall consist of at least three, but no more than seven members and that such number shall be determined by the DAKA Board. DAKA's directors are divided into three classes: one director will serve until the 1995 Annual Meeting of Stockholders (Class I); two directors will serve until the 1996 Annual Meeting of Stockholders (Class II); and one director will serve until the 1997 Annual Meeting of Stockholders (Class
III), and in all cases, until their respective successors are duly elected and qualified. Holders of Series A Preferred Stock have the right to elect two directors to serve annually, if more than 50% of such stock is outstanding and one director if more than 25% of such stock is outstanding. Currently, there is less than 25% of such stock outstanding. The classification of directors will have the effect of making it more difficult to change the composition of the DAKA Board. At least two annual meetings of stockholders, instead of one, will be required for stockholders to effect a change in the control of the DAKA Board.

     The DAKA By-laws provide that any increase or decrease in the number of directors, whether instituted by the directors or by the stockholders at an annual meeting, be apportioned among the classes so as to maintain, as nearly as possible, an equal number of directors in each class and that no decrease in the number of directors can result in the elimination of an entire class of directors, cause any class of directors to contain a number of directors that is two or more greater than any other class or shorten the term of any incumbent director. A vacancy on the DAKA Board requires the two-thirds vote of the remaining directors to fill such vacancy. The DAKA By-laws further provide that directors may be removed only for cause by vote of the stockholders or for cause by a vote of a majority of the entire DAKA Board. Such By-law provisions relating to directors may be amended only by the affirmative vote of the holders of not less than two-thirds of the voting power of all shares of stock of DAKA entitled to vote.

     The DAKA By-law provisions with respect to the DAKA Board were designed to ensure continuity of the DAKA Board to promote the long-term goals of and orderly changes in control of the DAKA Board. These provisions could, however, operate to discourage or prevent takeovers, including mergers, tender offers or proxy contests, or changes in management of DAKA which are proposed to be effected without approval of the DAKA Board, whether or not such takeover or change in control are detrimental to DAKA or its stockholders. The DAKA By-law provisions could delay stockholders who are not in agreement with the policies of the DAKA Board from removing a majority of the DAKA Board for two years, unless such stockholders could show cause to justify such removal.

PERSONAL LIABILITY OF DIRECTORS.

     Article 11 of the DAKA Certificate, in conjunction with Delaware law, will limit or eliminate a director's personal liability to the corporation or its stockholders for breach of fiduciary duty. Such provision will not, however, limit or eliminate a director's monetary liability for: (i) a breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) corporate distributions such as dividends; (iv) any transaction from which the director derived an improper personal benefit; (v) any act or omission occurring prior to the date such Certificate of Incorporation became effective; or (vi) violation of federal or Delaware securities laws. Minnesota law generally permits a Minnesota corporation's articles to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for breaches of a director's duty as a director. However, the articles cannot deprive the corporation or its shareholders of the right to enjoin transactions which violate a director's duty of care. Moreover, the articles cannot limit liability for any breach of the director's duty of loyalty, for transactions resulting in an improper personal benefit to the director or for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law. In addition, liability for illegal dividends, stock repurchases or other distributions to shareholders or for violations of Minnesota's securities statutes cannot be limited. The Champps by-laws provide that Champps shall indemnify directors to the extent permitted under Minnesota law.

INDEMNIFICATION.

     Article 5 of the Champps By-laws provides for mandatory indemnification of directors, officers, employees and agents of Champps to the full extent permitted by Minnesota law. Minnesota law provides for mandatory indemnification of a person acting in an official capacity on behalf of the corporation (including a director, officer, employee or agent) if such person acted in good faith, received no improper personal benefit, acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Delaware law permits, but does not require, a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided for under Delaware law shall not be deemed exclusive of any indemnification right under any by-law, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of DAKA, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to DAKA's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of DAKA (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Champps and DAKA, Champps and DAKA have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

CONTROL SHARE ACQUISITIONS.

     Champps is subject to the Minnesota Control Share Acquisition Act (the "MCSAA"). The MCSAA provides that any person (an "acquiring person") proposing to make a "control share acquisition" must disclose certain information to the target corporation and the target corporation's stockholders must thereafter approve the control share acquisition or certain of the shares acquired in the control share acquisition shall not have voting rights and shall be subject to redemption by the target corporation for a specified period of time at the market value of such shares. A "control share acquisition" is an acquisition of shares of issuing public corporation which results in the acquiring person having voting power that exceeds one of the following thresholds: (i) at least 20 percent but less than 33 1/3 percent; (ii) at least 33 1/3 percent but less than or equal to 50 percent; and (iii) over 50 percent. The definition of a "control shares acquisition" specifically excludes acquisition of shares from the corporation issuing such shares, and acquisitions pursuant to plans of merger or exchange which are approved by the stockholders of the corporation. The MCSAA applies to a control share acquisition with respect to an issuing public corporation unless otherwise expressly provided in the issuing public corporation's articles of incorporation or in by-laws approved by the stockholders. The Champps Articles do not provide that the MCSAA will not apply to Champps. There are no provisions of Delaware law which are analogous to the MCSAA.

BUSINESS COMBINATIONS.

     The MBCA provides that Champps may not engage in any "business combination" with any "interested stockholder" or affiliate or associate of an interested stockholder for a period of four years after the interested stockholder's "share acquisition date" unless either the business combination or the acquisition of shares by the interested stockholder on his share acquisition date is approved by a disinterested committee of the Champps Board before such interested stockholder's share acquisition date. The Delaware Business Combination Act ("DBCA") restricts publicly-held corporations from engaging in any "business combination" with any "interested stockholder" or affiliate or associate of an "interested stockholder" for a period of three years, after the date on which such person becomes an "interested stockholder" unless (i) prior to such date the board of directors approved the "business combination" or transaction making the stockholder "interested," or (ii) upon consummation of such transaction the "interested stockholder" owned at least 85% of the outstanding voting stock, or
(iii) the "business combination" is approved by the board and by the two-thirds vote of the shares (exclusive of the shares held by the "interested stockholder") at a meeting.

     For purposes of the MBCA, an "interested stockholder" is a 10% or more beneficial owner of voting shares of such corporation, or a person who is an associate and an affiliate of the corporation and who at any time within the four year period preceding the date in question was a 10% or more beneficial owner of voting shares of such corporation. An "interested stockholder" under the DBCA is the beneficial owner of 15% or more of the outstanding voting stock or was at any time within the preceding three years such a holder.

     The MBCA and DBCA apply to any business combination of a corporation with any interested stockholder unless otherwise expressly provided in such corporation's articles of incorporation or by-laws, or other restrictions on applicability exist as set forth in the DBCA. Neither the Articles nor the By-laws of Champps or DAKA provide that such corporation will not be subject to the MBCA or the DBCA, respectively. Furthermore, the DAKA Certificate provides that a business combination requires the approval of 80% of the votes entitled to be cast by the holders of DAKA Capital Stock.

RIGHTS OF DISSENTING STOCKHOLDERS.

     Under Section 302A.473 of the MBCA, if a corporation calls a stockholder meeting to approve a merger to which such corporation is a party, the sale of substantially all of the assets of the corporation, or in certain other circumstances, the notice of the meeting must inform each stockholder of the right to dissent from such action and must include a copy of section 302A.471 and section 302A.473 of the MBCA and a brief description of the procedure to be followed under such sections. A stockholder who wishes to exercise dissenters' rights in such circumstances is entitled to demand the fair value of the shares owned by such stockholder.

     Under Delaware law, stockholders have the right, in some circumstances, to dissent from mergers and consolidations by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction), as determined by agreement with the corporations or by an independent appraiser appointed by a court in an action timely brought by the dissenters. No appraisal rights exist, however, for shares listed on a national securities exchange or held of record by more than 2,000 stockholders unless the certificate of incorporation provides otherwise or the stockholders receive anything other than: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporation described in the foregoing clauses (i) and
(ii); or (iv) any combination of (i), (ii) or (iii).

                   THE DAKA ANNUAL MEETING--OTHER INFORMATION


     This Joint Proxy Statement-Prospectus is being used by DAKA in connection with its Annual Meeting of Stockholders to be held on February 21, 1996. As such, and in accordance with SEC rules and regulations, set forth below is information regarding DAKA's directors, management, executive compensation, stock price performance and other matters.


COMPOSITION OF DAKA BOARD

     The DAKA Board currently consists of seven members, two of whom were elected by the holders of Series A Preferred Stock for one-year terms, pursuant to the terms of the Series A Preferred Stock. The terms of these two directors will expire at the close of the DAKA Annual Meeting and thereafter holders of Series A Preferred Stock will not be entitled to elect directors. The remaining five directors are divided into three classes, with the directors of each class elected to three-year terms. One class stands for election at each annual meeting. One Class I director will be elected at the DAKA Annual Meeting to hold office for three years or until his successor is elected and qualified. Two Class II and Class III directors who are currently in office have one year and two years remaining in their respective terms.

APPOINTMENT OF DIRECTOR

     Pursuant to the Merger Agreement, DAKA has agreed to appoint Dean P. Vlahos to the DAKA Board immediately following the Effective Time, and it is expected that immediately after consummation of the Merger, Mr. Vlahos will become a Class I director of DAKA. Mr. Vlahos was the founder, and has been a director and the President and Chief Executive Officer of Champps since its inception in October 1988. Mr. Vlahos also served as Chief Financial Officer of Champps from its inception to March 1994. Prior to establishing Champps, he started, owned and operated the original Champps Americana restaurants in St. Paul (opened January 1983) and Richfield, Minnesota (opened February 1986). Mr. Vlahos, 44 years old, has over 20 years of experience in the restaurant industry.

INCUMBENT DIRECTORS

     The following table sets forth certain information regarding current members of the Board of Directors:

                                                   PRINCIPAL            DIRECTOR   EXPIRATION
NAME                                AGE           OCCUPATION             SINCE      OF TERM     CLASS
----                                ---           ----------            --------   ----------   -----
William H. Baumhauer..............  47    Chairman, Chief Executive    September      1997       III
                                          Officer and Director of         1988
                                          DAKA and President of
                                          Fuddruckers, Inc.
Allen R. Maxwell..................  56    President, Chief Operating   September      1997       III
                                          Officer and Director of         1988
                                          DAKA and President of Daka,
                                          Inc.
Erline Belton.....................  51    President and Chief           December      1996        II
                                          Executive Officer of The        1993
                                          Lyceum Group
Alan D. Schwartz..................  45    Senior Managing Director of  September      1996        II
                                          Corporate Finance for Bear,     1988
                                          Stearns & Co., Inc.
E.L. Cox..........................  68    Chairman of the Board and    September      1995*        I
                                          Chief Executive Officer of      1988
                                          the Michigan Accident Fund,
                                          Retired

                                                   PRINCIPAL            DIRECTOR   EXPIRATION
               NAME                 AGE           OCCUPATION             SINCE      OF TERM     CLASS
               ----                 ---           ----------            --------   ----------   -----
Eric C. Larson....................  40    Managing Director, First      January       1995        **
                                          Chicago Equity Capital, a       1992
                                          division of the First
                                          National Bank of Chicago
Timothy A. Dugan..................  29    Vice President, First         January       1995        **
                                          Chicago Equity Capital, a       1992
                                          division of the First
                                          National Bank of Chicago

---------------
   * Nominee for re-election at the DAKA Annual Meeting.

  ** The holders of the Series A Preferred Stock had the right to elect two directors so long as more than 50% of the Series A Preferred Stock originally issued remained outstanding, and to elect one director if 25% to 50% of such Series A Preferred Stock remained outstanding. Currently, less than 25% of the Series A Preferred Stock originally issued remains outstanding. The director denoted by this footnote was elected by the holders of Series A Preferred Stock for a one-year term expiring at the completion of the DAKA Annual Meeting.


     The name, age principal occupation during the past five years and other information concerning each director are set forth below:

     William H. Baumhauer, 47, has served as Chairman of the Board and Chief Executive Officer of DAKA since November 1990 and as a Class III Director since September 1988. He served as President and Chief Operating Officer of DAKA from September 1988 to November 1990. He has also served Fuddruckers, Inc. as Chairman of the Board since March 1985, President since January 1985 and as a director since July 1983.

     Allen R. Maxwell, 56, has served as President and Chief Operating Officer of DAKA since November 1990 and as a Class III Director since September 1988. Mr. Maxwell, one of the original founders of Daka, Inc., has also served as its President since November 1988.

     Erline Belton, 51, has served as a Class II director of DAKA since December 1993. She has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm, since September 1992. She served as Senior Vice President of Human Resource and Organizational Development for Progressive Insurance Companies from April 1991 through September 1992. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1991. Ms. Belton serves on the Board of Directors of: The National Leadership Coalition on AIDS; National Minority AIDS Coalition; Museum of African American History; Civil Rights Project, Inc.; Cleveland Museum of Contemporary Art; Cleveland International Film Society; The Greater Cleveland Chapter of the American Red Cross; Cleveland Council on World Affairs and the Ohio State University Visiting Committee.

     Alan D. Schwartz, 45, has served as a Class II director of DAKA since September 1988 and as a director of Fuddruckers, Inc. from September 1984 until November 1988. Mr. Schwartz is Senior Managing Director-Corporate Finance of Bear, Stearns & Co., Inc., and a director of its parent, The Bear Stearns Companies, Inc. He has been associated with such investment banking firm for more than five years. Mr. Schwartz is also a director of Protein Databases, Inc. and a member of the Board of Visitors of the Fuqua School of Business at Duke University.

     E. L. Cox, 68, served as a Class I director of DAKA since September 1988 and as a director of Fuddruckers, Inc. from June 1988 until November 1988. Mr. Cox served as Chairman and Chief Executive Officer of the Michigan Accident Fund from February 1990 until his retirement in August 1995. Prior thereto Mr. Cox served as Chairman and Chief Executive Officer of Michigan Mutual/Amerisure Companies and its affiliated insurance companies from May 1981 through January 1990. Mr. Cox is also a member of the Board of Directors of Comerica, Inc., a publicly-traded financial institution, and a director of various trade associations in the insurance industry.

     Eric C. Larson, 40, has served as a director of DAKA since January 1992 and has been employed by the First National Bank of Chicago and its affiliates in various capacities since May 1984. Mr. Larson is Managing Director of First Chicago Equity Capital. Prior thereto, he served as a Vice President of the First Chicago Merchant Bank and a Senior Investment Manager of First Chicago Venture Capital. Mr. Larson is also a general partner of Cross Creek Partners I, an investment partnership composed of individual officers of First Chicago. Mr. Larson is also a director of M-Wave, Inc.

     Timothy A. Dugan, 29, has served as a director of DAKA since January 1992 and has been employed by the First National Bank of Chicago and its affiliates in various capacities since July 1987. Mr. Dugan is a Vice President of First Chicago Equity Capital. Prior thereto, he was an Investment Officer of the First Chicago Merchant Bank. Mr. Dugan is also a general partner of Cross Creek Partners I, an investment partnership composed of individual officers of First Chicago. Mr. Dugan is also a director of M-Wave, Inc.

MEETINGS AND COMMITTEES

     The DAKA Board has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee. During the fiscal year ended July 1, 1995, the DAKA Board held six meetings, the Audit Committee held two meetings, and the Compensation Committee held two meetings. The Nominating Committee does not meet separately and its business is conducted at meetings of the DAKA Board. Each director, except Mr. Schwartz, attended 75% or more of the aggregate of (a) the total number of meetings of the DAKA Board during fiscal year 1995, and (b) the total number of meetings held by all committees of the DAKA Board on which such director served during fiscal year 1995.

     The Audit Committee has the responsibility of selecting DAKA's independent auditors and communicating with DAKA's independent auditors on matters of auditing and accounting. The Audit Committee is currently composed of Ms. Belton and Messrs. Cox, Dugan, Larson and Schwartz.

     The Compensation Committee has the responsibility of reviewing on an annual basis all officer and employee compensation. The Compensation Committee is currently composed of Ms. Belton and Messrs. Cox, Dugan, Larson and Schwartz. The Compensation Committee also acts as the Stock Option Committee, and has the responsibility of administering the Incentive Stock Option Plan, the Non-Qualified Stock Option Plan, the Executive Stock Option Plan and the 1994 Equity Incentive Plan (collectively, the "Stock Option Plans").

     The Executive Committee has the authority to exercise substantially all powers of the DAKA Board which may be legally delegated to it by the DAKA Board in the management and direction of business and affairs of DAKA. The Executive Committee is currently composed of Mr. Baumhauer.

     The Nominating Committee has the responsibility of nominating persons to serve as directors of DAKA and is comprised of the DAKA Board acting as a whole.

DIRECTORS' COMPENSATION

     Directors receive $1,000 per meeting plus travel expenses. Under the 1994 Equity Incentive Plan, each year each non-employee director receives options to purchase 1,500 shares of DAKA Common Stock at an exercise price equal to the fair market value of DAKA Common Stock as of the date of grant.

EXECUTIVE COMPENSATION

     The following tables provide information as to compensation paid by DAKA during each of the three previous fiscal years ending with the fiscal year ended July 1, 1995 to DAKA's Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus for fiscal year 1995 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                          ANNUAL                           COMPENSATION
                                       COMPENSATION                           AWARDS
         NAME AND                   -------------------   OTHER ANNUAL       OPTIONS         ALL OTHER
    PRINCIPAL POSITION       YEAR    SALARY     BONUS     COMPENSATION       SARS(1)      COMPENSATION(2)
    ------------------       ----    ------     -----     ------------     ------------   ---------------
William H. Baumhauer.......  1995   $325,000   $230,000                                      $380,000
  Chairman and Chief         1994    303,708    161,000                        9,000
  Executive Officer          1993    281,500    100,000
Allen R. Maxwell...........  1995    248,850     50,000     $ 60,000(3)        5,000
  President and Chief        1994    256,036     80,500       60,000(3)
  Operating Officer          1993    237,000     25,000       60,000(3)
David G. Parker............  1995    171,500     30,000                        1,500
  Senior Vice President and  1994    174,798     36,750                        1,500
  Chief Administrative
     Officer                 1993    164,671     10,000                        1,500
Louis A. Kaucic............  1995    154,500     25,000                        1,500
  Senior Vice President      1994    157,471     36,750                        1,500
  Human Resources            1993    150,000                  29,822          11,500
Michael A. Woodhouse(4)....  1995    160,000     20,000                        1,500
  Senior Vice President,     1994    149,553     34,125       13,524          21,500
  Chief Financial Officer    1993      6,154
  and Treasurer

---------------
(1) Represents the number of options to acquire DAKA Common Stock granted during the fiscal year.

(2) Represents amount earned pursuant to a long-term incentive plan. The amount earned under such plan vests on June 30, 1997 and is payable in either cash or stock at the option of DAKA. No portion of the amount earned under the plan vests or is payable until June 30, 1997.

(3) In lieu of the receipt of senior executive stock options in fiscal 1992 in connection with the recapitalization of DAKA, DAKA provides to Allen R. Maxwell an annuity for which DAKA pays to an insurance company $60,000 per year for five years, which payments commenced in fiscal year 1992.

(4) Mr. Woodhouse resigned effective December 6, 1995 to become the Chief Financial Officer of Cracker Barrel Old Country Store, Inc.

                          OPTION GRANTS IN FISCAL 1995

                                                                                       POTENTIAL REALIZABLE
                                                                                        VALUES AT ASSUMED
                                                                                         ANNUAL RATES OF
                                                                                           STOCK PRICE
                                                                                         APPRECIATION FOR
                                                  % OF                                 OPTION APPRECIATION
                                              TOTAL OPTIONS                              FOR OPTION TERM
                                               GRANTED TO     EXERCISE                      (10 YEARS)
                                    OPTIONS   EMPLOYEES IN      PRICE     EXPIRATION   --------------------
               NAME                 GRANTED    FISCAL YEAR    PER SHARE      DATE       5%($)        10%($)
               ----                 -------   -------------   ---------   ----------   ------       -------
Allen R. Maxwell..................   5,000         3.2%         $12.88      12/11/04   $40,500     $102,650
David G. Parker...................   1,500         1.0%          12.88      12/11/04    12,150       30,795
Louis A. Kaucic...................   1,500         1.0%          12.88      12/11/04    12,150       30,795
Michael A. Woodhouse..............   1,500         1.0%          12.88      12/11/04    12,150       30,795

                   AGGREGATE OPTION EXERCISES IN FISCAL 1995
                           AND YEAR-END OPTION VALUES

                                                                                    VALUE OF OUTSTANDING IN-THE-
                                                         NUMBER OF BENEFICIAL          MONEY OPTIONS AT FISCAL
                               SHARES                 OPTIONS AT FISCAL YEAR-END             YEAR-END(1)
                              ACQUIRED      VALUE     ---------------------------   -----------------------------
           NAME              ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
           ----              -----------   --------   -----------   -------------   -----------     -------------
William H. Baumhauer.......     --            --        159,400         27,600      $ 3,000,405       $ 514,050
Allen R. Maxwell...........     --            --         35,000                         669,975
David G. Parker............     --            --         34,900          7,600          618,498         141,550
Louie A. Kaucic............     --            --         13,000                         218,548
Michael A. Woodhouse(2)....     --            --         23,000                         297,735

---------------
(1) Based on the closing bid price on the Nasdaq National Market of $23.13 per share on July 1, 1995.

(2) Mr. Woodhouse resigned effective December 6, 1995 to become the Chief Financial Officer of Cracker Barrel Old Country Store, Inc.


                 LONG-TERM INCENTIVE PLAN--AWARD IN FISCAL 1995

                                                                               ESTIMATED FUTURE PAYOUTS
                                            NUMBER OF      PERFORMANCE OR     UNDER NON-STOCK PRICE-BASED
                                          SHARES, UNITS     OTHER PERIOD                 PLANS
                                            OR OTHER      UNTIL MATURATION   -----------------------------
                  NAME                       RIGHTS          OR PAYOUT       THRESHOLD   TARGET    MAXIMUM
                  ----                    -------------   ----------------   ---------   ------    -------
William H. Baumhauer....................        (1)         June 30, 1997

---------------
(1) The Long-Term Incentive Plan implemented by DAKA's Board of Directors on July 3, 1994 for the Chief Executive Officer is designed to provide an incentive payment, payable, at DAKA's option, in the form of either cash or stock, equal to 2% of the increase in the market value of DAKA, as determined by the average 30 day trading price of the common stock and the weighted average number of shares outstanding, from July 3, 1994 to June 30, 1997 in excess of 15% of the market value at June 30, 1994. The incentive payment vests on June 30, 1997.


EMPLOYMENT AGREEMENTS

     Mr. Baumhauer and Mr. Maxwell are each employed by DAKA pursuant to separate five (5) year employment agreements which commenced in each case on January 1, 1992 and provide for initial annual base salaries of $280,000 and $237,000, respectively. Any adjustments to these amounts are at the discretion of the DAKA Board. Each of the agreements provides that in the event DAKA terminates the executive's employment without "cause" (as defined therein) or the executive terminates his employment for "good reason" (as defined therein), DAKA shall pay the executive an amount equal to the executive's base salary for the remainder of the term of the contract or for three years, whichever is greater. "good reason" is defined in each agreement as (i) an assignment to the executive of duties other than those contemplated by the agreement, or a limitation on the powers of the executive not contemplated by the agreement,
(ii) the removal of the executive from or failure to elect the executive to his named position, or (iii) a reduction in the executive's rate of compensation or level of fringe benefits. "Cause" is defined in each agreement as the executive's (i) theft from or fraud on DAKA, (ii) conviction of a felony, (iii) violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) demonstrated unwillingness to perform his duties under the agreement. If the employment contracts of each of Messrs. Baumhauer and Maxwell were terminated without cause by DAKA or for good reason by Messrs. Baumhauer and Maxwell as of December 31, 1995, Messrs. Baumhauer and Maxwell would have been entitled to certain payments in consideration of the termination of the remaining term of their employment agreements. Mr. Baumhauer would have received a lump sum payment in the amount of $1,110,000 (equal to his base salary for a period of three years because as of such date only one year would remain in the term of Mr. Baumhauer's employment contract), plus a lump sum payment of approximately $945,000 representing a pro rata portion of amounts earned under his long term incentive plan (which would not otherwise be paid until June 1, 1997 and would not be paid at all if Mr. Baumhauer voluntarily terminated his employment without good reason or was terminated for cause). Mr. Maxwell would have received a lump sum payment in the amount of $765,000 (equal to his base salary for a period of three years because as of such date only one year would remain in the term of Mr. Maxwell's employment contract).

     Under the terms of the 1995 Employment Agreement among DAKA, Champps and Mr. Vlahos, after the Effective Time Mr. Vlahos will provide full-time services to Champps in the capacity of Chairman of the Board, Chief Executive Officer and President of Champps, for a five (5) year term, and will be appointed to the DAKA Board. Mr. Vlahos shall continue to maintain the authority to control the operations of Champps so long as the average annual gross revenues per square foot of the Champps-owned restaurants is at least $400. During the period of Mr. Vlahos's full time employment, Champps shall pay Mr. Vlahos an initial base salary of $350,000 plus a bonus of 50% of his base salary if he attains certain targets established by the DAKA Board, which amount may be increased up to 100% of his base salary if he exceeds such performance targets by margins determined by the DAKA Board. Twenty percent (20%) of the potential bonus payments for Mr. Vlahos shall be related to performance targets established for DAKA as a whole and eighty percent (80%) shall be related to performance targets established for Champps. If Mr. Vlahos leaves for "good reason", or is terminated by DAKA without "cause", during the term of his employment contract, DAKA will be obligated to pay him his remaining salary and bonus as severance. "Good reason" is defined in the agreement as (i) an assignment to Mr. Vlahos of duties other than those contemplated by the agreement, or a limitation on the powers of Mr. Vlahos not contemplated by the agreement, (ii) the removal of Mr. Vlahos from or failure to elect Mr. Vlahos to his named position, or (iii) a reduction in Mr. Vlahos' rate of compensation or level of fringe benefits. "Cause" is defined in the agreement as Mr. Vlahos' (i) theft from or fraud on DAKA, (ii) conviction of a felony, (iii) violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) demonstrated unwillingness to perform his duties under the agreement. In the event that Mr. Vlahos' employment is terminated for any reason other than by DAKA for cause, Mr. Vlahos shall be provided the right to establish a franchise for up to five (5) Champps Americana restaurants anywhere in the world, but no such restaurant may be within a 20 mile radius of any other Champps restaurant, or in any territory that has been franchised or licensed by Champps, and provided that Mr. Vlahos meets the requirements applicable to Champps franchisees at such time and provided that Mr. Vlahos pays the required franchise fees and royalties. If Mr. Vlahos' employment contract were terminated without cause by DAKA or for good reason by Mr. Vlahos as of December 31, 1995 (assuming that the contract had become effective as of such date), Mr. Vlahos would receive $3,500,000 over five years (because five years would remain in the term of Mr. Vlahos' employment contract).

COMPENSATION COMMITTEE REPORT

     The Compensation Committee reviews and approves compensation levels for DAKA's executive officers and oversees and administers DAKA's executive compensation programs. All members of the Compensation Committee, listed at the end of this report, are outside directors who are not eligible to participate in the compensation programs that the Compensation Committee oversees except for non-discretionary option grants. See "--Directors' Compensation."

     Philosophy. The Compensation Committee believes that the interests of its shareholders are best served when compensation is directly aligned with DAKA's financial performance. Therefore, the Compensation Committee has approved overall compensation programs which award a competitive base salary, and then encourage exceptional performance through meaningful incentive awards, both short and long term, which are tied to DAKA's performance.

     Responsibilities. The responsibilities of the Compensation Committee include:

        - developing compensation programs that are consistent with and are linked to DAKA's strategy;

        - assessing the performance of and determining an appropriate compensation package for the Chief Executive Officer; and

        - ensuring that compensation for the other executive officers reflects individual, team, and DAKA performance appropriately.

     Purpose.  DAKA's executive compensation programs are designed to:

        - attract, retain, and motivate key executive officers;

        - link the interests of executive officers with stockholders by encouraging stock ownership;

        - support DAKA's goal of providing superior value to its stockholders and customers; and

        - provide appropriate incentives for executive officers, based on achieving key operating and organizational goals.

     The Compensation Committee believes that DAKA's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with DAKA's financial performance, its business plan and its position within the foodservice and restaurant industries, as well as the compensation policies of similar companies in the foodservice and restaurant businesses. The compensation of individual executives is reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

     In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with DAKA's business strategy, corporate culture and operating performance. Among the factors considered are the following:

          Comparability -- The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed comparable to DAKA. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

          Pay for Performance -- The Compensation Committee believes that compensation should in part be directly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee has relied on cash bonuses which have been determined on the basis of certain objective criteria and recommendations of the Chief Executive Officer.

          Equity Ownership -- The Compensation Committee believes that equity-based, long-term compensation aligns executives' long-range interests with those of the stockholders. These long-term incentive programs are principally reflected in DAKA's stock option plans. The Compensation Committee believes that significant stock ownership is a major incentive in building stockholder value and reviews grants of options with that goal in mind.

          Qualitative Factors -- The Compensation Committee believes that in addition to corporate performance and specific business unit performance, in setting and reviewing executive compensation it is appropriate to consider the personal contributions that a particular individual may make to the overall success of DAKA. Such qualitative factors as leadership skills, planning initiatives and employee development have been deemed to be important qualitative factors to take into account in considering levels of compensation.

     Annual Cash Compensation. Annual cash compensation for the executive officers consists of a base salary and a variable, at-risk incentive bonus under DAKA's Management Annual Incentive Plan.

     It is DAKA's general policy to pay competitive base compensation to its executive officers. The Compensation Committee annually reviews and, if appropriate, adjusts executive officers' salaries, based on an evaluation of each executive officer's performance as well as the performance of DAKA as a whole and, where applicable, the performance of specific business units.

     The Compensation Committee annually reviews base salary. In making individual base salary recommendations, the Compensation Committee considers the executive's experience, management and leadership ability and technical skills, his or her compensation history, DAKA's or its subsidiaries' performance and individual performance. In fiscal year 1995, base salaries for executives were favorably affected by DAKA's record financial performance.

     Under the Management Annual Incentive Plan, each executive is assigned a target incentive award. This incentive award, or some portion thereof, is 'earned' through a combination of four factors: DAKA's performance, business unit performance, attainment of predetermined individual goals, and the level of personal/leadership impact. This evaluation process is not strictly quantitative, but is largely based on qualitative judgments made by the Chief Executive Officer related to individual, team, and DAKA's performance. In fiscal year 1995, annual incentive awards for executives were favorably affected by DAKA's record financial performance.

     Long Term Incentives. The Compensation Committee believes that the granting of stock options to its executive officers and key employees provides a powerful incentive for them to make decisions which are in the long-term best interests of DAKA and strengthens the link between executive compensation and the long-term performance of DAKA.

     Under the CEO Long Term Incentive Plan Mr. Baumhauer is eligible to earn a percentage of an increase in DAKA's value, as measured by stock appreciation above a predetermined rate of return, over a specified three-year period. The Compensation Committee may, at its option, pay any amount due under the CEO Long Term Incentive Plan in cash or in DAKA stock. Any amount due under the CEO Long Term Incentive Plan will vest 100% at the end of the three-year period. Fiscal 1995 was the first year of the three-year vesting period.

     The Management Long Term Incentive Plan, developed by the Compensation Committee effective for fiscal year 1996 and beyond, will grant stock options to senior management and certain other managers. The options will vest 100% on the third anniversary of the date of grant and will have an exercise price equal to the fair market value of the DAKA Common Stock as of the date of grant with respect to one third of the options granted and equal to such fair market value plus a predetermined rate of appreciation with respect to the remaining two thirds of the options granted. The Compensation Committee has discretion in awarding grants under this plan based upon the executive's level and direct line responsibility.

     Chief Executive Officer Compensation. Mr. Baumhauer is employed by DAKA pursuant to a five-year employment contract which commenced January 1, 1992. He participates in the compensation programs as outlined above. Mr. Baumhauer's total compensation for 1995 reflects the Compensation Committee's view of his outstanding performance and leadership in creating enhanced returns to stockholders, in executing expansion plans for future growth, and in articulating a clear and sound approach to an innovative growth strategy. Mr. Baumhauer was awarded an annual incentive award of $230,000, compared to $161,000 the prior year. Mr. Baumhauer's salary was increased to $370,000 from $325,000, representing a 13.8% increase. His long term incentive award, although not vested until June 30, 1997, has, as of July 1995, a value of approximately $380,000. This long term incentive award represents the largest single component of the total compensation package, reflecting the Compensation Committee's philosophy that variable, at-risk pay should comprise a significant portion of overall executive compensation.

     Compensation of Other Officers. DAKA's executive compensation program for other executive officers is described above, although the Corporate, business unit and individual performance goals and the relative weighting of the quantitative performance factors described above varies, depending upon the responsibilities of particular officers.
                                            Erline Belton
                                            E. L. Cox
                                            Timothy A. Dugan
                                            Eric C. Larson
                                            Alan D. Schwartz

PERFORMANCE GRAPH

     The following graph presents a five-year comparison of total cumulative returns on DAKA Common Stock, the S&P 500 Index and a DAKA-selected peer group consisting of businesses in the foodservice and restaurant industries, assuming an initial investment of $100 and reinvestment of all dividends:

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

      MEASUREMENT PERIOD                          S&P 500 IN-
    (FISCAL YEAR COVERED)                DAKA             DEX         PEER GROUP
6/20/90                                    100             100             100
6/28/91                                    100             107              92
6/26/92                                    149             141             103
6/25/93                                    193             136             120
7/2/94                                     247             141             131
7/1/95                                     435             177             132

     The companies included in the peer group are: Bertucci's, Inc., Ground Round Restaurants, Inc., Hamburger Hamlet Restaurants, Inc., Morrison, Inc., Sizzler International, Inc. and Uno Restaurant Corporation. The returns of each issuer in the foregoing group have been weighted according to the respective company's stock market capitalization as of the end of each period.

     The DAKA Common Stock prices shown are neither indicative nor determinative of future stock price performance.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF DAKA

     The following table sets forth certain information, as of January 3, 1996, with respect to each person known by DAKA to be the beneficial owner of more than 5% of any class of the voting stock of DAKA, each director of DAKA, executive officers included in the Summary Compensation Table above, and all directors and executive officers of DAKA as a group:

                                                                    BENEFICIAL OWNERSHIP
                                                            -------------------------------------
                                                                                  PERCENTAGE
                                                                              -------------------
NAME AND ADDRESS OF                                         NUMBER OF         COMMON      VOTING
  BENEFICIAL OWNER                                          SHARES(1)         STOCK      STOCK(2)
-------------------                                         ---------         ------     --------
William H. Baumhauer(3)...................................   159,400(4)         2.3%        2.2%
Allen R. Maxwell(3).......................................   392,766(5)         5.7         5.5
E. L. Cox(6)..............................................     5,500(7)           *           *
Erline Belton(8)..........................................     3,500(9)           *           *
Alan D. Schwartz(10)......................................     7,000(11)          *           *
Eric C. Larson(12)(13)....................................    30,909(14)          *           *
Timothy A. Dugan(13)(15)..................................    30,909(14)          *           *
David G. Parker(3)........................................    34,900(16)          *           *
Louis A. Kaucic(3)........................................    14,500(17)          *           *
Michael A. Woodhouse(3)...................................     3,000(18)          *           *
T. Rowe Associates, Inc.(19)(20)..........................   444,249(19)(20)    6.4         6.2
All directors and executive officers as a group (10
  persons)................................................   652,975(21)        9.4%(14)    9.1%

---------------
* Less than 1%

 (1) Beneficial share ownership is determined pursuant to Rule 13d-3 promulgated under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth in the table as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth in the table as beneficially owned include (i) shares of DAKA Common Stock which directors and executive officers have the right to acquire pursuant to previously granted options exercisable within 60 days of January 3, 1996, and (ii) shares of DAKA Common Stock which may be acquired upon conversion of shares of Series A Preferred Stock outstanding as of January 3, 1996. Each share of Series A Preferred Stock is entitled to one vote on each matter submitted to a vote of stockholders for each share of DAKA Common Stock issuable upon conversion of the share of Series A Preferred Stock at the time the vote is taken.


 (2) Includes all outstanding shares of DAKA Common Stock and the 11,911.5 shares of Series A Preferred Stock remaining outstanding. For purposes of determining the percentages set forth in the table, each outstanding share of Series A Preferred Stock is counted as the equivalent of 22.22 shares of DAKA Common Stock into which it can be converted, because it is entitled to one vote on each matter submitted to a vote of stockholders for each share of DAKA Common Stock issuable upon conversion.

 (3) The address of the beneficial owner is One Corporate Place, 55 Ferncroft Road, Danvers, MA 01923-4001. Mr. Woodhouse resigned effective December 6, 1995 to become the Chief Financial Officer of Cracker Barrel Old Country Store, Inc.

 (4) Includes 159,400 shares of DAKA Common Stock issuable upon exercise of options granted under the Stock Option Plans.

 (5) Includes 35,000 shares of DAKA Common Stock issuable upon exercise of options granted under the Stock Option Plans.

 (6) The address of the beneficial owner is 2215 Covey Court, Grand Rapids, MI 49546.

 (7) Includes 5,500 shares of DAKA Common Stock issuable upon exercise of options granted under the Stock Option Plans.

 (8) The address of the beneficial owner is 41 Hawthorne Street, Roxbury, MA 02119.

 (9) Includes 2,500 shares of DAKA Common Stock issuable upon exercise of options granted under the Stock Option Plans.

(10) The address of the beneficial owner is 245 Park Avenue, New York, NY 10167.

(11) Includes 7,000 shares of DAKA Common Stock issuable upon exercise of options granted under the Stock Option Plans.

(12) Mr. Larson is a general partner of Cross Creek Partners I, in investment partnership composed of individual officers of The First National Bank of Chicago, an affiliate of First Capital Corporation of Chicago ("FCCC"). Mr. Larson is the beneficial owner of a portion of the 1,323.4 shares of Series A Preferred Stock held by Cross Creek Partners I by virtue of his general partnership interest therein.

(13) The address of the beneficial owner is The First National Bank of Chicago, Three First National Plaza, Chicago, IL 60670.

(14) Assumes conversion of all outstanding shares of Series A Preferred Stock owned by the beneficial owner, and includes 1,500 shares of DAKA Common Stock granted under the Stock Option Plans.

(15) Mr. Dugan is general partner of Cross Creek Partners I, an investment partnership composed of individual officers of The First National Bank of Chicago, an affiliate of FCCC. Mr. Dugan is the beneficial owner of a portion of the 1,323.4 shares of Series A Preferred Stock held by Cross Creek Partners I by virtue of his general partnership interest therein.

(16) Includes 34,900 shares of DAKA Common Stock issuable upon exercise of options granted under the Stock Option Plans.

(17) Includes 14,500 shares of DAKA Common Stock issuable upon exercise of options granted under the Stock Option Plans.

(18) Includes 3,000 shares of DAKA Common Stock issuable under options granted under the Stock Option Plans.

(19) The address of the beneficial owner is 100 E. Pratt Street, Baltimore, MD 21202.

(20) This information is based on a Schedule 13G, dated May 10, 1995, filed by
     T. Rowe Associates, Inc. with the SEC.

(21) Includes 264,800 shares of DAKA Common Stock issuable upon exercise of stock options previously granted and 29,409 shares of DAKA Common Stock issuable upon conversion of 1,323.4 shares of Series A Preferred Stock held by Cross Creek Partners I, of which each of Messrs. Larson and Dugan is a general partner.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires DAKA's executive officers, directors and persons who own more than 10% of a registered class of DAKA's equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies thereof to DAKA. Based upon a review of the reports furnished to DAKA and representations made to DAKA by its officers and directors, DAKA believes that, during fiscal 1995, its officers, directors and 10% beneficial owners complied with all applicable reporting requirements.

                                    AUDITORS

     The Board of Directors has selected the firm of Deloitte & Touche LLP as auditors for DAKA for the 1996 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the DAKA Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for inclusion in DAKA's proxy statement in connection with its 1997 annual meeting of stockholders must submit the proposal so as to be received by the Secretary of DAKA at the principal executive offices of DAKA located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001, not later than August 9, 1996. In addition, in order to be included in the proxy statement, such a proposal must comply with the requirements as to form and substance established by applicable laws and regulations.

                                    EXPERTS

     The consolidated financial statements incorporated in this Joint Proxy Statement-Prospectus by reference to the DAKA Annual Report on Form 10-K/A for the year ended July 1, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Champps and its subsidiaries as of December 31, 1994, and for the three-year period ended December 31, 1994, included herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL OPINIONS

     The legality of the shares of DAKA Common Stock to be issued to the Champps stockholders pursuant to the Merger will be passed upon by Goodwin, Procter & Hoar, Boston, Massachusetts. The Merger Agreement also provides that it is a condition to the obligation of DAKA and Merger Subsidiary to consummate the Merger that they receive the opinion of Goodwin, Procter & Hoar to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any effect.

     In addition, the Merger Agreement provides that it is a condition to the obligation of Champps to consummate the Merger that it receive the opinion of Fredrikson & Byron, Minneapolis, Minnesota to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any effect.
     In connection with the filing of the Registration Statement of which this Joint Proxy Statement-Prospectus is a part and the mailing of this Joint Proxy Statement-Prospectus, each of Goodwin, Procter & Hoar and Fredrikson & Byron have passed upon certain federal income tax consequences of the Merger for DAKA and Champps, respectively.

               INDEX TO CHAMPPS CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     PAGE NO.
                                                                                     --------
CHAMPPS ENTERTAINMENT, INC.
Report of Independent Public Accountants............................................    F-2
Consolidated Balance Sheets as of December 31, 1994 and 1993........................    F-3
Consolidated Statements of Operations for the years ended December
  31, 1994, 1993 and 1992...........................................................    F-4
Consolidated Statements of Cash Flows for the years ended December
  31, 1994, 1993 and 1992...........................................................    F-5
Consolidated Statements of Shareholders' Investment for the years ended December 31,
  1994, 1993 and 1992...............................................................    F-6
Notes to Consolidated Financial Statements--December 31, 1994.......................    F-7
Consolidated Balance Sheets as of October 1, 1995 (unaudited) and December 31,
  1994..............................................................................   F-15
Consolidated Statements of Operations for the thirty-nine weeks ended October 1,
  1995 and for the nine months ended September 30, 1994 (unaudited).................   F-16
Consolidated Statements of Cash Flows for the thirty-nine weeks ended October 1,
  1995 and for the nine months ended September 30, 1994 (unaudited).................   F-17
Notes to Consolidated Financial Statements--October 1, 1995 (unaudited).............   F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Champps Entertainment, Inc.:

     We have audited the accompanying consolidated balance sheets of Champps Entertainment, Inc. (a Minnesota corporation) and Subsidiaries as of December 31, 1994 and 1993, the related consolidated statements of operations, shareholders' investment and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Champps Entertainment, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
January 27, 1995

                          CHAMPPS ENTERTAINMENT, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1993
                                                                    -----------     -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................  $ 6,466,419     $ 2,149,040
  Marketable securities (Note 2)..................................      170,000              --
  Inventories.....................................................      112,150          58,238
  Accounts receivable.............................................      166,062          25,239
  Prepaid expenses and other current assets.......................      131,201          23,947
  Preopening costs, net...........................................      262,156              --
  Note receivable from shareholder, current.......................           --          25,500
                                                                    -----------     -----------
          Total current assets....................................    7,307,988       2,281,964
                                                                    -----------     -----------
Property, Equipment and Leasehold Improvements, net...............    2,923,438         894,675
Other Assets......................................................      340,289          85,240
                                                                    -----------     -----------
                                                                    $10,571,715     $ 3,261,879
                                                                    ===========     ===========
LIABILITIES AND SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 3)...................  $   471,034     $ 1,294,730
  Accounts payable................................................      196,123          22,190
  Accrued expenses--
     Payroll and related benefits.................................      222,730          97,440
     Other........................................................      404,252         229,548
  Deferred income taxes...........................................       31,646              --
  Deferred franchise fee revenue..................................      143,000         163,000
                                                                    -----------     -----------
          Total current liabilities...............................    1,468,785       1,806,908
                                                                    -----------     -----------
Long-Term Debt (Note 3)...........................................      610,000         473,511
                                                                    -----------     -----------
Commitments and Contingencies (Note 9)
Shareholders' Investment (Notes 1 and 5):
  Common stock....................................................       47,801           5,221
  Additional paid-in capital......................................    8,230,498       2,591,862
  Unrealized loss on marketable securities, net of tax effect
     (Note 2).....................................................      (18,300)             --
  Retained earnings...............................................      232,931      (1,615,623)
                                                                    -----------     -----------
          Total shareholders' investment..........................    8,492,930         981,460
                                                                    -----------     -----------
                                                                    $10,571,715     $ 3,261,879
                                                                    ===========     ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                          CHAMPPS ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               FOR YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1994           1993           1992
                                                         ----------     ----------     ----------
REVENUES:
  Net sales by Company-owned restaurants...............  $7,900,068     $6,199,050     $6,554,240
  Royalty and franchise fee revenue....................     637,940        361,522        263,458
  Other revenues.......................................      81,695         35,528         73,579
                                                         ----------     ----------     ----------
          Total revenues...............................   8,619,703      6,596,100      6,891,277
                                                         ----------     ----------     ----------
COST AND EXPENSES:
  Cost of sales........................................   2,274,742      1,752,863      1,855,564
  Restaurant operating expenses........................   4,099,440      3,119,650      3,252,780
  Direct franchise expenses............................     119,879         44,908         29,593
  Depreciation and amortization........................     394,524        223,769        268,182
  General and administrative expenses..................   1,232,766        596,254        471,952
  Severance expense (Note 7)...........................     280,377             --             --
  Loss on sale of restaurant (Note 6)..................          --             --        261,551
                                                         ----------     ----------     ----------
          Total cost and expenses......................   8,401,728      5,737,444      6,139,622
                                                         ----------     ----------     ----------
Income from Operations.................................     217,975        858,656        751,655
Interest Expense.......................................    (122,304)       (89,688)      (178,856)
Interest Income........................................     201,260         14,288         26,667
                                                         ----------     ----------     ----------
Income before provision for income taxes...............     296,931        783,256        599,466
Provision for Income Taxes.............................      64,000             --             --
                                                         ----------     ----------     ----------
Net Income.............................................  $  232,931     $  783,256     $  599,466
                                                         ==========     ==========     ==========
Net Income per Common Share............................  $      .05             --             --
                                                         ==========     ==========     ==========
Weighted Average Shares Outstanding....................   4,807,559             --             --
                                                         ==========     ==========     ==========
UNAUDITED PRO FORMA INFORMATION (NOTE 10):
Income before provision for income taxes...............          --     $  783,256     $  599,466
Provision for income taxes.............................          --        325,000        244,000
                                                         ----------     ----------     ----------
Net income.............................................          --     $  458,256     $  355,466
                                                         ==========     ==========     ==========
Net income per common share............................          --     $      .12     $      .09
                                                         ==========     ==========     ==========
Weighted average shares outstanding....................          --      3,901,900      3,901,900
                                                         ==========     ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          CHAMPPS ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  FOR YEARS ENDED DECEMBER 31,
                                                                           ------------------------------------------
                                                                              1994            1993            1992
                                                                           -----------     -----------     ----------
OPERATING ACTIVITIES:
Net income.............................................................    $   232,931     $   783,256     $  599,466
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization........................................        394,524         223,769        268,182
  Noncash severance expense (Note 7)...................................        102,000
  Deferred income tax benefit..........................................        (64,779)             --             --
  Loss on sale of property.............................................             --           3,514        261,551
  Changes in other operating items:
    Inventories........................................................        (53,912)          2,560         (2,517)
    Accounts receivable................................................       (140,823)         (9,412)       (15,827)
    Prepaid expenses and other.........................................       (247,150)         (8,557)        22,881
    Preopening costs...................................................       (344,187)             --             --
    Accounts payable...................................................        173,933         (48,108)        23,195
    Accrued expenses...................................................        299,994         122,903         19,999
    Deferred franchise fee revenue.....................................        (20,000)        163,000             --
                                                                           -----------     -----------     -----------
      Net cash provided by operating activities........................        332,531       1,232,925      1,176,930
                                                                           -----------     -----------     -----------
INVESTING ACTIVITIES:
Purchases of property, equipment and leasehold improvements, net.......     (2,324,784)        (91,935)       (69,364)
Purchase of marketable securities......................................       (200,000)             --             --
Proceeds from sale of assets...........................................        758,981          38,000        (29,121)
                                                                           -----------     -----------     -----------
    Net cash used for investing activities.............................     (1,765,803)        (53,935)       (98,485)
                                                                           -----------     -----------     -----------
FINANCING ACTIVITIES:
Net proceeds from initial public offering of common stock..............      7,196,839              --             --
Borrowings of long-term obligations....................................             --         500,000             --
Payments on long-term obligations......................................     (1,446,185)       (186,975)      (478,139)
Cash proceeds from common stock issuances..............................             --       1,575,000             --
Cash dividends paid....................................................             --      (1,221,000)            --
Proceeds from sale of warrants.........................................             --           3,250             --
Redemption of common stock.............................................             --              --           (200)
Advances to majority shareholder.......................................             --              --       (437,349)
Loan to shareholder/officer............................................             --        (102,000)            --
                                                                           -----------     -----------     -----------
    Net cash provided by (used for) financing activities...............      5,750,651         568,275       (915,688)
                                                                           -----------     -----------     -----------
Net increase in cash and cash equivalents..............................      4,317,379       1,747,265        162,757
Cash and Cash Equivalents, beginning of year...........................      2,149,040         401,775        239,018
                                                                           -----------     -----------     -----------
Cash and Cash Equivalents, end of year.................................    $ 6,466,419     $ 2,149,040     $  401,775
                                                                           ===========     ===========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid..........................................................    $    75,902     $    89,688     $  178,556
Income taxes paid......................................................    $   223,075     $        --     $       --
Noncash transaction--
  Issuance of common stock to purchase trade name......................    $   100,000     $        --     $       --
  Cancellation of a note receivable....................................    $   102,000     $        --     $       --
  Equipment acquired pursuant to capital lease arrangements............    $   758,981              --             --

  The accompanying notes are an integral part of these consolidated financial statements.

                          CHAMPPS ENTERTAINMENT, INC.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
                   YEARS ENDED DECEMBER 31, 1992, 1993, 1994

                            COMMON STOCK                                                  RETAINED     UNREALIZED
                   -------------------------------                         ADDITIONAL     EARNINGS      LOSS ON
                    CMI/THE                                                 PAID-IN     (ACCUMULATED   MARKETABLE   SHAREHOLDERS'
                    COMPANY     CHAMPPS      CFI       TOTAL     AMOUNT     CAPITAL       DEFICIT)     SECURITIES    INVESTMENT
                   ---------   ----------   ------   ---------   -------   ----------   ------------   ----------   -------------
BALANCE, DECEMBER
  31, 1991........    13,333    1,787,500       --   1,800,833   $ 1,133   $  390,600   $  (472,935)          --     $   (81,202)
Redemption of
  stock...........        --     (536,250)      --    (536,250)     (300)         100            --           --            (200)
Dividends to
  shareholder.....        --           --       --          --        --           --       (83,330)          --         (83,330)
Issuance of stock
  purchase
  warrant.........        --           --       --          --        --        1,000            --           --           1,000
Net income........        --           --       --          --        --           --       599,466           --         599,466
                   ---------   ----------   ------   ---------   -------   ----------   -----------     --------      ----------
BALANCE, DECEMBER
  31, 1992........    13,333    1,251,250       --   1,264,583       833      391,700        43,201           --         435,734
Initial
  capitalization
  of CFI..........        --           --    1,000       1,000        10      149,990            --           --         150,000
Cash dividends to
  shareholders
  (Note 8)........        --           --       --          --        --           --    (1,221,000)          --      (1,221,000)
Noncash dividends
  to shareholders
  (Note 8)........        --           --       --          --        --           --    (1,221,080)          --      (1,221,080)
Conversion to
  equity of
  amounts due to
  shareholder.....        --           --       --          --        --      477,300            --           --         477,300
Issuance of stock
  purchase
  warrant.........        --           --       --          --        --        2,250            --           --           2,250
Exercise of stock
  purchase
  warrant.........     1,428      133,975      107     135,510     1,355       73,645            --           --          75,000
Sale of common
  stock...........     3,184      298,830      239     302,253     3,023    1,496,977            --           --       1,500,000
Net income........        --           --       --          --        --           --       783,256           --         783,256
                   ---------   ----------   ------   ---------   -------   ----------   -----------     --------      ----------
BALANCE, DECEMBER
  31, 1993........    17,945    1,684,055    1,346   1,703,346     5,221    2,591,862    (1,615,623)          --         981,460
Conversion to C
  Corporation for
  tax purposes
  (Note 4)........        --           --       --          --        --   (1,615,623)    1,615,623           --              --
Effects of Merger
  Agreement (Note
  5).............. 3,363,355   (1,684,055)  (1,346)  1,677,954    28,592      (28,592)           --           --              --
Initial public
  offering, net of
  expenses (Note
  5).............. 1,380,000           --       --   1,380,000    13,800    7,183,039            --           --       7,196,839
Issuance of common
  stock (Note
  9)..............    18,824           --       --      18,824       188       99,812            --           --         100,000
Unrealized loss on
  marketable
  securities (Note
  2)..............        --           --       --          --        --           --            --     $(18,300)        (18,300)
Net income........        --           --       --          --        --           --       232,931           --         232,931
                   ---------   ----------   ------   ---------   -------   ----------   -----------     --------      ----------
BALANCE, DECEMBER
  31, 1994........ 4,780,124           --       --   4,780,124   $47,801   $8,230,498   $   232,931     $(18,300)    $ 8,492,930
                   =========   ==========   ======   =========   =======   ==========   ===========     ========      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                          CHAMPPS ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Champps Entertainment, Inc. ("Champps") owns and operates a full-service, casual theme restaurant and bar concept under the name Champps Americana. As of December 31, 1994, Champps had two Champps-owned restaurants in operation in Minnesota and Texas and 11 franchised restaurants.

     On April 6, 1994, Champps completed an initial public offering of its common stock. In order to facilitate this offering, the owners of the various predecessor companies under common control and ownership agreed to exchange their ownership interests for shares of Champps pursuant to the terms of an Agreement and Plan of Merger (the "Champps Merger Agreement") dated February 14, 1994 (see Note 5). The predecessor companies consisted of the following:

     - Champps Entertainment, Inc. ("former Champps"), a Minnesota corporation, organized to obtain trade names and licensing rights as well as to develop and franchise Champps restaurants.

     - Champps of Minnetonka, Inc. ("CMI"), a Minnesota corporation, organized to develop and operate a Champps Americana restaurant in Minnetonka, Minnesota.

     - Champps Franchising, Inc. ("CFI"), a Minnesota corporation, organized for the specific purpose of establishing a franchise. The operations of CFI include expenses incurred in connection with the development of new franchises and the related franchise fee revenue.

     As discussed in Note 5, former Champps and CFI merged into CMI. The surviving corporation changed its name to Champps Entertainment, Inc. The accompanying 1994 financial statements have been consolidated as discussed in
Note 2. The 1993 and 1992 financial statements have been presented on a combined basis and contain the financial position and results of operations because the predecessor companies were under common control.

2.  SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Champps and its two wholly owned subsidiaries, Champps Entertainment of Texas, Inc. and Champps Entertainment of Edison, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less.

     Champps has pledged cash equivalents valued at $750,000 as collateral for a letter of credit issued by a bank in the amount of $300,000 (see Note 9).

     MARKETABLE SECURITIES -- Champps adopted Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS
115) as of January 1, 1994. At December 31, 1993, Champps had no investments in marketable securities. Thus, there was no effect on the financial statements upon adoption of SFAS 115 as of January 1, 1994. SFAS 115 requires the classification of debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are reported as a separate component of shareholders' investment until realized.

     All marketable securities held by Champps at December 31, 1994, were classified as current and available-for-sale. As of December 31, 1994, Champps has recorded an unrealized loss as a result of a decrease in fair market value below original cost, net of tax effect, of $18,300. This unrealized loss has been

                          CHAMPPS ENTERTAINMENT, INC.

                               DECEMBER 31, 1994

reflected as a separate component of shareholders' investment in the accompanying consolidated balance sheets. Marketable securities consist entirely of auction rate preferred stock with an original cost of $200,000.

     INVENTORIES--Inventories are stated at the lower of cost (first-in first-out) or market and consist principally of food and beverages.

     PREOPENING COSTS--Preopening costs include the direct and incremental costs typically associated with the opening of a new restaurant which primarily consists of costs incurred to recruit and develop new restaurant management teams, travel and lodging for both the training and opening unit management teams, and the food, beverage and supplies costs incurred to perform role-play, testing of all equipment, concept systems and recipes. These costs are capitalized and amortized over the first 12 months of the restaurant's operations.

     RESTAURANT OPERATIONS--Food and beverage revenues from Champps-owned restaurants are recognized at the time of sale. Restaurant revenues are reported net of applicable sales and excise taxes. Restaurant cost of sales consists of food and beverage costs. Restaurant operating expenses include all on-site labor, occupancy and direct overhead costs.

     FRANCHISE OPERATIONS--Royalty fees received from franchisees are recognized when earned and are based primarily on a contractual percentage of restaurant revenue. Initial franchise fees are included in franchise revenue when the franchised restaurant commences operations. Fees received pursuant to multiple unit development agreements are nonrefundable and recognized as revenue when received based on the fact that no additional services are required to be performed by Champps in connection with the development agreement. Direct franchise expenses include franchise development and support costs and on-site restaurant management expenses as well as a fee paid to the former owner of the "Champps" trade name (see Note 9).

     PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS--Property, equipment and leasehold improvements are recorded at cost less accumulated depreciation and amortization as follows at December 31:

                                                                1994            1993
                                                             -----------     ----------
        Equipment and furniture............................  $ 1,315,252     $  981,347
        Leasehold improvements.............................    1,591,944        664,590
        Equipment under capital leases.....................      758,981             --
        Construction in progress...........................      295,855             --
                                                             -----------     ----------
                                                               3,962,032      1,645,937
        Accumulated depreciation and amortization..........   (1,038,594)      (751,262)
                                                             -----------     ----------
                                                             $ 2,923,438     $  894,675
                                                             ===========     ==========

     Champps uses the straight-line method of depreciation for financial reporting purposes and accelerated methods for income tax reporting purposes. Equipment and furniture are depreciated over their estimated useful lives, which range from 5 to 10 years. Leasehold improvements are amortized over the life of the lease term, generally 10 to 15 years.

     INCOME TAXES--Effective January 1, 1994, Champps adopted FASB Statement No. 109, "Accounting for Income Taxes" (SFAS 109), which requires the asset and liability approach for financial accounting and reporting for deferred income taxes. The cumulative effect of adopting SFAS 109 was not material.

     Prior to January 1, 1994, each of the affiliated legal entities described in Note 1 had elected those provisions of the Internal Revenue Code and state laws which provide for the income of the entities to be taxed at the shareholder level. Accordingly, the consolidated statements of operations for the years ended December 31, 1993 and 1992 do not include a provision for income taxes.

                          CHAMPPS ENTERTAINMENT, INC.

                               DECEMBER 31, 1994

     NET INCOME PER COMMON SHARE--Net income per common share is computed by dividing net income by the weighted average number of shares of common and dilutive common equivalent shares assumed to be outstanding during the period. Common equivalent shares consist of dilutive options and warrants to purchase common stock.

     RECLASSIFICATIONS--Certain reclassifications have been made to the 1993 and 1992 financial statements to conform with the 1994 presentation. These reclassifications had no effect on stockholders' investment or net income as previously presented.

3.  DEBT

     Debt consisted of the following as of December 31:

                                                                 1994           1993
                                                              ----------     ----------
        Notes payable to bank, interest at 8.5% minimum
          monthly payments of $23,000 due April 30, 1995....  $  354,522     $  933,781
        Capital lease obligations collateralized by
          equipment, interest at 7.5%, maturing in October
          1999..............................................     726,512             --
        Borrowings from a non-affiliate, paid in full in
          December, 1994....................................          --        500,000
        Borrowings from a former shareholder, paid in full
          in April, 1994....................................          --        334,460
                                                              ----------     ----------
                  Total.....................................   1,081,034      1,768,241
        Less-current maturities of long-term debt...........     471,034      1,294,730
                                                              ----------     ----------
                  Long-term debt............................  $  610,000     $  473,511
                                                              ==========     ==========

     Maturities of long-term debt as of December 31, 1994 are as follows:

            1995.....................................................  $  471,034
            1996.....................................................     125,671
            1997.....................................................     138,427
            1998.....................................................     150,021
            1999.....................................................     195,881
                                                                       ----------
                      Total..........................................  $1,081,034
                                                                       ==========

4.  INCOME TAXES

     The components of the provision for income taxes for the year ended December 31, 1994 are as follows:

            Current payable:
              Federal.................................................  $ 96,746
              State...................................................    32,033
            Deferred..................................................   (64,779)
                                                                        --------
                      Total...........................................  $ 64,000
                                                                        ========

                          CHAMPPS ENTERTAINMENT, INC.

                               DECEMBER 31, 1994

     A reconciliation of the statutory federal income tax rate to Champps' effective income tax rate for the year ended December 31, 1994 is as follows:

        Federal statutory income tax rate.....................................  34.0%
        State income taxes, net of federal benefits...........................   5.8
        Effect of termination of S corporation election.......................  (8.0)
        FICA tax credit.......................................................  (7.0)
        Tax-exempt interest income............................................  (4.7)
        Other.................................................................   1.5
                                                                                ----
        Effective income tax rate.............................................  21.6%
                                                                                ====

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1994 are as follows:

        Deferred tax assets:
          Property and equipment..........................................  $ 60,650
          Deferred franchise revenue......................................    45,200
          Other...........................................................     2,275
                                                                            --------
                                                                            $108,125
                                                                            ========
        Deferred tax liabilities
          Pre-opening costs...............................................  $ 31,646
                                                                            ========

     The deferred tax asset is included as a component of other assets in the accompanying consolidated balance sheets.

     Management has determined, based on Champps' current taxable income and the anticipation of sufficient future taxable income, that Champps will more likely than not be able to realize the full value of the deferred tax asset. Thus, no valuation allowance has been recorded as of December 31, 1994.

     Unaudited pro forma income taxes represent the estimated income taxes that would have been reported had Champps been a C corporation for the years ended December 31, 1993 and 1992. The following summarizes the unaudited pro forma provision for income taxes:

                                                                      1993          1992
                                                                    ---------     --------
    Currently payable:
      Federal.....................................................  $ 354,077     $200,026
      State.......................................................     85,650       48,481
    Deferred......................................................   (114,727)      (4,507)
                                                                    ---------     --------
    Unaudited pro forma provision for income taxes................  $ 325,000     $244,000
                                                                    =========     ========

     The unaudited pro forma provision for income taxes on adjusted historical income differs from the amounts computed by applying the applicable federal statutory rates due to state income taxes. The components of the pro forma deferred income taxes are principally depreciation and deferred franchise fees.

5.  SHAREHOLDERS' INVESTMENT

     REORGANIZATION--On February 14, 1994, former Champps, CMI and CFI were consolidated into Champps of Minnetonka, Inc., and this corporation changed its name to Champps Entertainment, Inc. Pursuant to the Champps Merger Agreement, all outstanding shares of former Champps common stock were

                          CHAMPPS ENTERTAINMENT, INC.

                               DECEMBER 31, 1994

converted to CMI stock; all outstanding shares of CMI stock were converted on a ratio of 87.08 to 1; and all outstanding shares of CFI common stock were converted to CMI stock on a ratio of 100 to 1. Total outstanding shares subsequent to this merger were 3,381,300. In addition, the Champps Merger Agreement authorized 15,000,000 shares of common stock with a par value of $.01 and 1,000,000 shares of $.01 preferred stock. No shares of preferred stock have been issued.

     SALE OF COMMON STOCK--On December 31, 1993, Champps sold 302,253 shares of common stock (600,000 shares after giving effect to the merger described above) to a then unrelated investor for $1,500,000 pursuant to a stock purchase agreement.

     On March 29, 1994, the Securities and Exchange Commission declared effective a Registration Statement relating to the initial public offering of 1,200,000 shares of Champps' common stock. Champps received net proceeds of $6,650,000 on April 6, 1994 and $990,000 upon exercise of the underwriter's overallotment option of 180,000 shares on April 25, 1994. The accompanying consolidated financial statements reflect the effect of this offering net of transaction-related expenses.

     STOCK PURCHASE WARRANTS--On April 1, 1992, Champps sold a stock purchase warrant to a consultant for $1,000. The warrant gave the holder the right to purchase 5% of the capital stock of Champps for $75,000, fair market value at the issuance date. On August 19, 1993, the warrant was exercised. Pursuant to the merger described above, the certificates initially issued upon the exercise of the warrant were canceled and new certificates which reflected the dilution associated with the sale of the warrant and common stock described above were issued. Total shares issued represented 135,510 shares as of December 31, 1993 and 269,000 as of December 31, 1994.

     STOCK OPTION PLANS--Up to 260,000 shares of common stock may be issued for stock options to employees and directors under Champps' 1994 Incentive Stock Option and Outside Director Stock Option Plans. Such options may be granted from time to time at the discretion of the Champps Board of directors at option prices equal to the fair market value of the shares for incentive stock options. The option price may be less than fair market value for nonstatutory stock options granted. Options generally have a 10-year term and vest over various periods.

     During 1994, 198,000 options were granted at prices ranging from $5.25 to $6.25 per share. No options were canceled or exercised during 1994.

6.  SALE OF NEW BRIGHTON RESTAURANT

     On February 12, 1992, former Champps entered into an agreement to sell its interest in the New Brighton, Minnesota, restaurant. Former Champps repurchased the minority shares held by the buyer group of the restaurant, gave its ownership rights in principally all assets and was released of its obligations to pay account payables, accrued expenses and long-term debt. Former Champps recognized a loss of approximately $262,000 as a result of this transaction. Approximately $240,000 in sales from this restaurant are included in "Net sales by Champps-owned restaurants" in the accompanying consolidated statements of operations for the year ended December 31, 1992.

7.  SEVERANCE EXPENSE

     In January, 1995, Champps reached a settlement agreement with its former chief executive officer related to his November 1994 departure from Champps. The settlement included the cancellation of a $102,000 note receivable and resulted in a net charge to 1994 operations of $280,377.

                          CHAMPPS ENTERTAINMENT, INC.

                               DECEMBER 31, 1994

8.  RELATED-PARTY TRANSACTIONS

     The following is a summary of transactions between Champps and related parties in addition to those described elsewhere in the Notes to Consolidated Financial Statements:

                                                                                DISTRIBUTIONS
                                                           NONCASH        -------------------------
              DESCRIPTION OF TRANSACTION                CONTRIBUTIONS        CASH         NONCASH
              --------------------------                -------------     ----------     ----------
CHAMPPS OF MINNETONKA, INC.
- Dividend to shareholder in February 1993 in
  satisfaction of note receivable from this
  shareholder.........................................    $      --       $       --     $  736,620
- Cash dividend to shareholder in March 1993, used by
  shareholder to repurchase a 25% minority interest in
  Champps.............................................           --          375,000             --
- Assumption of note payable to a former
  shareholder.........................................           --               --        334,460
- Cash dividends to shareholders in December 1993 for
  the payment of 1993 individual income taxes.........           --          498,000             --
- Other cash dividends paid to shareholder for
  personal purposes...................................           --           38,000             --
CHAMPPS FRANCHISING, INC.
- Contribution of initial capital in February 1993....      150,000               --             --
- Dividend to shareholder in February 1993 to repay
  financing of original stock purchase................           --               --        150,000
- Cash dividend to shareholder in December 1993 for
  the payment of 1993 individual income taxes.........           --           80,000             --
CHAMPPS ENTERTAINMENT, INC.
- Conversion of a personal note from Champps to
  capital by majority shareholder in January 1993.....      477,300               --             --
- Cash dividend to shareholder to make payments on
  note to a former shareholder........................           --          180,000             --
- Cash dividend to shareholder in December 1993 for
  the payment of 1993 individual income taxes.........           --           50,000             --
                                                          ---------       ----------     ----------
                                                          $ 627,300       $1,221,000     $1,221,080
                                                          =========       ==========     ==========

     All related-party transactions which occurred during the year ended December 31, 1994 have been disclosed elsewhere in the Notes to Consolidated Financial Statements.

9.  COMMITMENTS AND CONTINGENCIES

     LEASE COMMITMENTS--Champps conducts its operations principally from leased restaurant facilities, all of which have noncancelable operating leases with various expiration dates through 2011. The restaurant leases generally include land and building, require contingent rent above the minimum lease payment based on a percentage of sales ranging from 3% to 5%, as well as various expenses incidental to the use of the property. Most leases have renewal options.

     In connection with certain lease agreements, Champps has entered into separate agreements for the use of liquor licenses from the landlord. In consideration for the licenses, Champps has issued promissory notes aggregating $390,000. These promissory notes require monthly interest payments based on interest rates of 7% and 12% annually. Champps may discharge the indebtedness at any time by returning the license to the landlord and is obligated to return the license at lease termination at which time the indebtedness would be

                          CHAMPPS ENTERTAINMENT, INC.

                               DECEMBER 31, 1994

canceled. Accordingly, this obligation has not been reflected in the accompanying consolidated balance sheets. Interest payments have been included in future minimum lease payments throughout the lease terms.

     The aggregate minimum annual lease payments under noncancelable leases, including those for restaurants which are not yet open, at December 31, 1994 were as follows:

                                                                    CAPITAL     OPERATING
                                                                    LEASES       LEASES
                                                                   ---------   -----------
    1995.........................................................  $ 166,723   $   642,205
    1996.........................................................    166,723       936,366
    1997.........................................................    169,910       941,154
    1998.........................................................    170,573       946,074
    1999.........................................................    203,527       951,128
    Thereafter...................................................         --     8,413,903
                                                                   ---------   -----------
    Total minimum lease commitments..............................  $ 877,456   $12,830,830
                                                                               ===========
    Less-amount representing interest............................   (150,944)
                                                                   ---------
    Present value of obligations.................................    726,512
    Less-current portion.........................................   (116,512)
                                                                   ---------
    Long-term obligations under capital leases...................  $ 610,000
                                                                   =========

     Rent expense charged to operations on operating leases was as follows for each of the three years ended December 31:

                                                               1994       1993       1992
                                                             --------   --------   --------
    Base rent..............................................  $230,526   $145,336   $141,081
    Contingent rent........................................    59,010     28,855     22,623
    Other charges..........................................    70,561     44,066     47,504
                                                             --------   --------   --------
      Total................................................  $360,097   $218,197   $211,208
                                                             ========   ========   ========

     PURCHASE OF TRADE NAME--On February 1, 1994, Champps purchased the exclusive rights to use the "Champps" trade name from a third party by agreeing to pay a fee of 1/4% of gross sales, excluding four pre-existing Champps restaurants in Minnesota, up to a maximum of $250,000 per year, adjusted annually for inflation, or a minimum of $40,000 per year. In addition, Champps issued 18,824 shares of its common stock as additional consideration for the trade name.

     LETTER OF CREDIT AGREEMENTS--A standby letter of credit in the amount of $300,000 has been issued by Champps' bank to secure Champps' obligations under a capital lease for certain restaurant equipment. This letter of credit and the related security agreement terminate in April 1996 upon the satisfaction of certain financial covenants. As security for this standby letter of credit, Champps has pledged certain cash equivalents held at the bank (see Note 2).

     EMPLOYMENT AND CONSULTING AGREEMENTS--On January 1, 1994, Champps entered into an employment agreement with its president that continues through December 31, 1998. The agreement requires a base salary of $236,000 per year and a maximum annual bonus of up to $100,000. The agreement also requires Champps to pay 50% of his salary and bonus to his estate if employment is terminated due to death or one year's salary as severance in the event of a change in control of Champps.

     On January 1, 1994, Champps entered into two consulting agreements with a shareholder. Champps agreed to pay the shareholder/consultant $50,000 at the completion of an initial public offering in

                          CHAMPPS ENTERTAINMENT, INC.

                               DECEMBER 31, 1994

consideration for his management consulting services directly associated with the offering. Champps also agreed to pay the shareholder/consultant an amount no less than $50,000 and no more than $150,000 in any year, equal to the sum of .5% of new Company-owned restaurants' sales and .25% of new franchised restaurants' sales. He is also to receive a one-time payment of $50,000 upon the opening of a Champps-owned restaurant in early 1995. Champps paid the shareholder/consultant $83,000 during the year ended December 31, 1994 pursuant to these agreements.

10.  PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma financial information is provided to show the significant effects on the historical financial information had Champps operated as a single consolidated C corporation throughout all periods presented. Net income per common share is calculated using adjusted net income.

     Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares which were issued or became issuable during the 12 months immediately preceding the initial public offering have been included in the calculation as if they were outstanding for all periods prior to the initial public offering using the treasury stock method and the initial public offering price.

                          CHAMPPS ENTERTAINMENT, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                       OCTOBER 1,    DECEMBER 31,
                                                                          1995           1994
                                                                      ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $  1,534,303   $  6,466,419
  Marketable securities.............................................       180,000        170,000
  Inventories.......................................................       239,530        112,150
  Accounts receivable...............................................       484,468        166,062
  Pre opening costs, net............................................       582,836        262,156
  Prepaid expenses and other current assets.........................       529,115        131,201
                                                                      ------------   ------------
          Total current assets......................................     3,550,252      7,307,988
Property, equipment and leasehold improvements, net.................     9,997,398      2,923,438
Other assets, net...................................................       499,621        340,289
                                                                      ------------   ------------
                                                                      $ 14,047,271   $ 10,571,715
                                                                      ============   ============
LIABILITIES AND SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Current maturities of long-term debt..............................  $    324,566   $    471,034
  Borrowings on line of credit......................................       535,000             --
  Accounts payable..................................................       799,381        196,123
  Accrued expenses --
     Payroll and related benefits...................................       209,750        222,730
     Other..........................................................       531,342        404,252
  Deferred income taxes.............................................        31,646         31,646
  Deferred revenue..................................................        83,000        143,000
                                                                      ------------   ------------
          Total current liabilities.................................     2,514,685      1,468,785
Long-Term Debt......................................................     2,377,119        610,000
Commitments and contingencies
Shareholders' Investment
  Common Stock......................................................        49,537         47,801
  Additional paid-in capital........................................     8,704,082      8,230,498
  Unrealized loss on marketable securities, net of tax effect.......        (8,300)       (18,300)
  Retained earnings.................................................       410,148        232,931
                                                                      ------------   ------------
          Total shareholders' investment............................     9,155,467      8,492,930
                                                                      ------------   ------------
                                                                      $ 14,047,271   $ 10,571,715
                                                                      ============   ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                          CHAMPPS ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              FOR THE THIRTY-
                                                                NINE WEEKS        FOR THE NINE
                                                                   ENDED          MONTHS ENDED
                                                                OCTOBER 1,        SEPTEMBER 30,
                                                                   1995               1994
                                                              ---------------     -------------
REVENUES:
  Net sales by Company-owned restaurants....................    $12,283,527        $ 4,680,664
  Royalty and franchise fee revenue.........................        460,822            435,143
  Other revenue.............................................         65,067             29,928
                                                                -----------        -----------
     Total revenues.........................................     12,809,416          5,145,735
                                                                -----------        -----------
COST AND EXPENSES:
  Cost of sales.............................................      3,522,998          1,319,546
  Restaurant operating expenses.............................      6,495,001          2,416,130
  Direct franchise expenses.................................        101,579             77,285
  Depreciation and amortization.............................      1,020,781            175,698
  General and administrative expenses.......................      1,485,608            839,910
                                                                -----------        -----------
     Total cost and expenses................................     12,625,967          4,828,569
                                                                -----------        -----------
Income from Operations......................................        183,449            317,166
Interest Expense............................................        (68,059)           (99,583)
Interest Income.............................................        148,340            147,756
                                                                -----------        -----------
Income before provision for income taxes....................        263,730            365,339
Provision For Income Taxes..................................         86,513            143,643
                                                                -----------        -----------
Net Income..................................................    $   177,217        $   221,696
                                                                ===========        ===========
Net Income Per Common Share.................................    $      0.04        $      0.05
                                                                ===========        ===========
Weighted Average Shares Outstanding.........................      4,974,337          4,798,071
                                                                ===========        ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          CHAMPPS ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                     FOR THE THIRTY-NINE   FOR THE NINE MONTHS
                                                         WEEKS ENDED              ENDED
                                                       OCTOBER 1, 1995     SEPTEMBER 30, 1994
                                                     -------------------   -------------------
OPERATING ACTIVITIES:
Net income.........................................      $   177,217           $   221,696
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization....................        1,020,781               175,698
  Changes in other operating items:
     Inventories and accounts receivable...........         (445,786)               (5,445)
     Prepaid expenses and other....................         (928,091)             (545,255)
     Accounts payable..............................          603,258                28,914
     Accrued expenses..............................          114,110               143,676
     Deferred franchise fee revenue................          (60,000)                5,000
                                                         -----------           -----------
       Net cash provided by operating activities...          481,489                24,284
                                                         -----------           -----------
INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold
  improvements.....................................       (7,445,358)           (1,640,208)
Payments made for non current assets...............         (206,712)                   --
Proceeds from sale of assets.......................        1,776,154                    --
                                                         -----------           -----------
       Net cash used for investing activities......       (5,875,916)           (1,640,208)
                                                         -----------           -----------
FINANCING ACTIVITIES:
Borrowings of line of credit, net..................          535,000                    --
Payments on long-term debt.........................         (342,852)           (1,262,676)
Exercise of warrants and options...................          270,163                    --
Net proceeds from initial public offering of common
  stock............................................               --             7,212,715
                                                         -----------           -----------
  Net cash provided by financing activities........          462,311             5,950,039
                                                         -----------           -----------
Net increase (decrease) in cash and cash
  equivalents......................................       (4,932,116)            4,334,115
                                                         -----------           -----------
Cash and cash equivalents, beginning of period.....        6,466,419             2,149,040
                                                         -----------           -----------
Cash and cash equivalents, end of period...........      $ 1,534,303           $ 6,483,155
                                                         ===========           ===========
Noncash transactions--
  Tax benefit from exercise of warrants............      $   205,157                    --
  Equipment acquired pursuant to capital lease
     obligation....................................      $ 1,963,503                    --

  The accompanying notes are an integral part of these consolidated financial statements.

                          CHAMPPS ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 1, 1995
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- The accompanying consolidated financial statements have been prepared by Champps Entertainment, Inc. ("Champps"), without audit, in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although Champps believes that the disclosures made are adequate to make the information not misleading.

     The unaudited consolidated balance sheet as of October 1, 1995 and September 30, 1994 and the unaudited consolidated statements of operations and cash flows for the thirty-nine weeks ended October 1, 1995 and nine months ended September 30, 1994 include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the respective interim periods and are not necessarily indicative of results of operations to be expected for the entire fiscal year ending December 31, 1995. The accompanying interim consolidated financial statements have been prepared under the presumption that users of the interim financial information have either read, or have access to the audited consolidated financial statements and notes thereto included in Champps' annual report for the year ended December 31, 1994. Accordingly, footnote disclosures which would substantially duplicate the disclosures contained in the December 31, 1994 audited financial statements have been omitted from these interim consolidated financial statements except for the disclosures below. It is suggested that these unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for Champps included elsewhere in their Joint Proxy Statement/Prospectus.

     FISCAL PERIODS -- Effective January 1, 1995, Champps changed its fiscal year from a calendar year end to a 52/53 week year. Accordingly, the three quarters ended October 1, 1995 consisted of thirty-nine weeks and 2 days and the three quarters ended September 30, 1994 consisted of thirty-nine weeks. All future quarterly periods will consist of thirteen weeks. Champps believes that the change in reporting periods does not have a material effect on the comparability of the accompanying consolidated financial statements.

2.  SHAREHOLDERS' INVESTMENT

     On March 29, 1994, the Securities and Exchange Commission declared effective a Registration Statement on Form SB-2 relating to the initial public offering of 1,200,000 shares of Champps' common stock. Following the effective date of the Registration Statement, Champps issued 1,200,000 shares at $6.25 per share. Champps received net proceeds of $6,650,000 on April 6, 1994 and $990,000 upon exercise of the underwriter's over-allotment option on April 25, 1994. The accompanying consolidated financial statements reflect the effect of this offering net of transaction related expenses.

     As of December 31, 1994, there were warrants outstanding to purchase 171,250 shares of Champps' common stock at $1.50 per share which were granted to Champps' former chief executive officer in connection with his employment agreement. On January 9, 1995, 68,500 shares were exercised and the remaining 102,750 shares were exercised on February 3, 1995. None of these shares are currently held by the former officer. The exercise of these warrants resulted in receipt by Champps of approximately $257,000. In connection with the transaction, Champps recognized a noncash tax benefit of approximately $205,000.

                          CHAMPPS ENTERTAINMENT, INC.

                                OCTOBER 1, 1995
                                  (UNAUDITED)

3.  DEBT

     In August 1995, Champps entered into a $1.5 million revolving line of credit agreement with its bank. The purpose of the credit facility is to provide working capital for new restaurant development. The line of credit expires on August 10, 1996 and bears a variable interest rate equal to the bank's reference rate plus 1% (9.75% on October 1, 1995). The line of credit is collateralized by substantially all of Champp's assets which are not encumbered by capital lease obligations. As of October 1, 1995, borrowings under this line of credit were $535,000.

4.  COMMITMENTS AND CONTINGENCIES

     In August 1995, Champps entered into a noncancellable capital lease agreement for the restaurant audio/visual and point of sale equipment installed in the Champp's Marlton, New Jersey restaurant. The lease has a five-year term and an implicit interest rate of 10.2%. Total borrowings at the inception of the lease were approximately $917,000.

     In August 1995, Champps entered into an Interim Financing Agreement (the "Agreement") with a third party lender. Under the terms of the Agreement, Champps has the ability to borrow up to $925,000 to fund the cost of new restaurant, audio/visual and point of sale equipment during the new restaurant construction period. As of October 1, 1995, borrowings under this facility were approximately $421,000. Capital lease financing is in place such that all outstanding balances will be converted to permanent lease financing within thirty days of each new restaurant opening.

     Champps is involved from time to time in legal proceedings incidental to the normal course of business. Although the ultimate outcome of any of these proceedings cannot be determined at any particular time, management believes there are no current legal proceedings, the final disposition of which, would have a material adverse effect on the financial position or results of operations of Champps.

     In August 1995, Champps entered into a multi-site sale leaseback financing agreement with a third party finance company to provide sale leaseback financing to Champps for up to 6 new restaurant sites in which the Company owns the real estate. Such agreement expires on December 31, 1997. Such new site must be approved by the third party prior to any funding under the agreement.

5.  SUBSEQUENT EVENT

     In October 1995, Champps and DAKA International, Inc. (DAKA) announced that they had entered into a definitive merger agreement (the "Merger Agreement") whereby Champps would become a wholly owned subsidiary of DAKA. Under the terms of the Merger Agreement, each outstanding share of Champps common stock will be converted into the right to receive approximately four-tenths (0.4) of one share of DAKA common stock, subject to adjustment to forty-three hundredths (0.43) of one share of DAKA common stock if the average per share closing price of DAKA common stock as reported on the Nasdaq National Market over the twenty trading days immediately preceding the second trading day prior to the closing date of the Merger (the "DAKA Average Trading Price") is less than $30.00 per share, or thirty-seven hundredths (0.37) of one share of DAKA common stock if the DAKA average trading price is more than $35.00 per share. Consummation of the merger is subject to various conditions, including among other things, the approval by Champp's shareholders of the merger and by DAKA's shareholders to the issuance of stock pursuant to the Merger Agreement; receipt by Champps and DAKA of opinions of counsel as to the treatment of the merger as a tax-free reorganization for federal income tax purposes; qualification of the Merger as a pooling of interests for accounting purposes; and other customary closing conditions. The transaction is anticipated to close in February 1996.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               AGREEMENT AND PLAN
                                   OF MERGER
                                     AMONG
                          CHAMPPS ENTERTAINMENT, INC.,
                            DAKA INTERNATIONAL, INC.
                           AND CEI ACQUISITION CORP.
                          DATED AS OF OCTOBER 10, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                                                                                         PAGE
                                                                                         ----
ARTICLE I
     THE MERGER........................................................................   A-1
     1.01  The Merger..................................................................   A-1
     1.02  Closing.....................................................................   A-1
     1.03  Effective Time..............................................................   A-1
     1.04  Effect of the Merger........................................................   A-2
     1.05  Articles of Incorporation and By-laws.......................................   A-2
     1.06  Directors...................................................................   A-2
     1.07  Officers....................................................................   A-2
ARTICLE II
     CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES................................   A-2
     2.01  Conversion of Securities....................................................   A-2
     2.02  Exchange of Certificates and Cash...........................................   A-3
     2.03  Stock Transfer Books........................................................   A-4
     2.04  Stock Options...............................................................   A-4
     2.05  Warrants....................................................................   A-5
ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................   A-5
     3.01  Organization................................................................   A-5
     3.02  Articles of Incorporation and By-laws.......................................   A-6
     3.03  Capitalization..............................................................   A-6
     3.04  Authority Relative to this Agreement........................................   A-6
     3.05  Consents and Approvals; No Violations.......................................   A-7
     3.06  Compliance..................................................................   A-7
     3.07  SEC Reports.................................................................   A-8
     3.08  Absence of Certain Changes..................................................   A-8
     3.09  Environmental Matters.......................................................   A-9
     3.10  Litigation..................................................................   A-9
     3.11  ERISA Compliance............................................................   A-9
     3.12  Trademarks, Patents and Copyrights..........................................  A-11
     3.13  Taxes.......................................................................  A-11
     3.14  Labor Matters...............................................................  A-12
     3.15  Affiliate Transactions......................................................  A-12
     3.16  Opinion of Financial Advisor................................................  A-12
     3.17  Vote Required...............................................................  A-12
     3.18  Brokers.....................................................................  A-12
     3.19  Contracts and Other Agreements..............................................  A-12
     3.20  Subsidiaries................................................................  A-13
     3.21  Insurance...................................................................  A-13
     3.22  Disclosure..................................................................  A-13
     3.23  Definition of Company's Knowledge...........................................  A-14

                                       (i)

                                                                                         PAGE
                                                                                         ----
ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..................................  A-14
     4.01  Organization................................................................  A-14
     4.02  Certificate of Incorporation and By-laws....................................  A-14
     4.03  Capitalization..............................................................  A-14
     4.04  Authority Relative to this Agreement........................................  A-15
     4.05  Consents and Approvals; No Violations.......................................  A-15
     4.06  Compliance..................................................................  A-15
     4.07  SEC Reports.................................................................  A-16
     4.08  Absence of Certain Changes..................................................  A-16
     4.09  Environmental Matters.......................................................  A-17
     4.10  Litigation..................................................................  A-17
     4.11  ERISA Compliance............................................................  A-17
     4.12  Trademarks, Patents and Copyrights..........................................  A-18
     4.13  Taxes.......................................................................  A-19
     4.14  Labor Matters...............................................................  A-19
     4.15  Affiliate Transactions......................................................  A-19
     4.16  Opinion of Financial Advisor................................................  A-19
     4.17  Vote Required...............................................................  A-20
     4.18  Brokers.....................................................................  A-20
     4.19  Disclosure..................................................................  A-20
     4.20  Insurance...................................................................  A-20
     4.21  Definition of Parent's Knowledge............................................  A-20
ARTICLE V
     COVENANTS.........................................................................  A-20
     5.01  Conduct of Respective Businesses of the Company and Parent Pending the        A-20
           Merger......................................................................
     5.02  No Solicitations............................................................  A-22
     5.03  Access to Information; Confidentiality......................................  A-22
     5.04  Indemnification and Insurance...............................................  A-22
     5.05  Certain Benefits............................................................  A-23
     5.06  Registration Statement; Joint Proxy Statement...............................  A-23
     5.07  Stockholders' Meetings......................................................  A-24
     5.08  Letters of Accountants......................................................  A-24
     5.09  Further Action; Reasonable Best Efforts.....................................  A-25
     5.10  Public Announcements........................................................  A-26
     5.11  Affiliates of the Company...................................................  A-26
     5.12  Conveyance Taxes............................................................  A-26
     5.13  Notification of Certain Matters.............................................  A-26
     5.14  Tax Opinion Matters.........................................................  A-26
     5.15  Interim Financing Arrangement...............................................  A-26
ARTICLE VI
     CONDITIONS........................................................................  A-26
     6.01  Conditions to Each Party's Obligation to Effect the Merger..................  A-26
     6.02  Additional Conditions to Obligations of Parent and Sub......................  A-27
     6.03  Additional Conditions to Obligations of the Company.........................  A-28

                                      (ii)

                                                                                         PAGE
                                                                                         ----
ARTICLE VII
     TERMINATION AND AMENDMENT.........................................................  A-29
     7.01  Termination.................................................................  A-29
     7.02  Effect of Termination.......................................................  A-30
     7.03  Amendment...................................................................  A-31
     7.04  Extension; Waiver...........................................................  A-31
ARTICLE VIII
     MISCELLANEOUS.....................................................................  A-31
     8.01  Effectiveness of Representations, Warranties and Agreements.................  A-31
     8.02  Notices.....................................................................  A-31
     8.03  Descriptive Headings........................................................  A-32
     8.04  Counterparts................................................................  A-32
     8.05  Entire Agreement; Assignment................................................  A-32
     8.06  Governing Law...............................................................  A-32
     8.07  Specific Performance........................................................  A-32
     8.08  Expenses....................................................................  A-32
     8.09  Parties in Interest.........................................................  A-33
     8.10  Severability................................................................  A-33
     8.11  Certain Definitions.........................................................  A-33

                                    EXHIBITS

EXHIBIT A     Form of Affiliate Letter
EXHIBIT B     Interim Financing Arrangements

                                      (iii)

DEFINITION                                                                   SECTION
----------                                                                   -------
Affiliate..................................................................  8.11
Articles of Merger.........................................................  1.03
Assumed Options............................................................  2.04
Beneficial Owner...........................................................  8.11
Benefit Plan...............................................................  3.11
Certificates...............................................................  2.02
COBRA......................................................................  3.11
Closing Date...............................................................  1.02
Closing Price..............................................................  2.01(a)
Code.......................................................................  Introduction
Company....................................................................  Introduction
Company Affiliate Transaction..............................................  3.15
Company 1994 Balance Sheet.................................................  3.13
Company Common Stock.......................................................  Introduction
Company Disclosure Volume..................................................  2.04
Company Material Adverse Effect............................................  3.01 and 3.11
Company Parties............................................................  5.04
Company Permits............................................................  3.06
Company Preferred Stock....................................................  3.03
Company Proprietary Rights.................................................  3.12
Company SEC Reports........................................................  3.07
Company Stock Options......................................................  3.03
Competing Transaction......................................................  7.01
Control....................................................................  8.11
Disserting Shares..........................................................  2.01(a)
Effective Time.............................................................  1.03
ERISA......................................................................  3.11
Exchange Act...............................................................  3.05
Exchange Agent.............................................................  2.02
Exchange Fund..............................................................  2.02
Exchange Ratio.............................................................  2.01
Existing Company Options...................................................  2.04
Form S-4...................................................................  5.06
Governmental Entity........................................................  3.05
Hazardous Materials........................................................  3.09
HSR Act....................................................................  3.05
Injunction.................................................................  6.01
IRS........................................................................  3.11
Issue......................................................................  5.01(b)
Knowledge..................................................................  3.22, 4.20
Material Adverse Effect....................................................  8.11
Merger.....................................................................  Introduction
Merger Consideration.......................................................  2.02
Parent.....................................................................  Introduction
Parent 1995 Balance Sheet..................................................  4.13
Parent Affiliate Transaction...............................................  4.15
Parent Common Stock........................................................  Introduction
Parent Disclosure Volume...................................................  4.03

                                      (iv)

DEFINITION                                                                   SECTION
----------                                                                   -------
Parent Material Adverse Effect.............................................  4.01
Parent Permits.............................................................  4.06
Parent Preferred Stock.....................................................  4.03
Parent SEC Reports.........................................................  4.07
Parent Vote Matter.........................................................  4.04
Person.....................................................................  8.11
Proceeding.................................................................  7.02(f)
Proxy Statement............................................................  5.06
Respective Representatives.................................................  5.03
Registration Statement.....................................................  5.06
Rule 145...................................................................  5.11
SEC........................................................................  2.04
Securities Act.............................................................  3.03
Sub........................................................................  Introduction
Stockholders' Meeting......................................................  5.09(c)
Stockholder Agreement......................................................  5.09
Subsidiary.................................................................  8.11
Surviving Corporation......................................................  1.01
Third Party................................................................  5.02
Warrants...................................................................  3.03
Welfare Plan...............................................................  3.11

                                       (v)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 10, 1995 (the "Agreement"), by and among Champps Entertainment, Inc., a Minnesota corporation (the "Company"), DAKA International, Inc., a Delaware corporation ("Parent"), and CEI Acquisition Corp., a Minnesota corporation and a wholly-owned subsidiary of Parent ("Sub").

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Minnesota Business Corporation Act ("Minnesota Law"), Parent, Sub and the Company will enter into a business combination transaction pursuant to which Sub will merge with and into the Company (the "Merger") and in connection therewith each stockholder of the Company will be entitled to receive a share or shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") in exchange for each share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") that such stockholder owns (and cash in lieu of any fractional share of Parent Common Stock that such stockholder would otherwise be entitled to);

     WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and the holders of Company Common Stock and has approved and adopted this Agreement, has approved the Merger and the other transactions contemplated hereby and has recommended approval and adoption of this Agreement and of the Merger by the stockholders of the Company;

     WHEREAS, the Board of Directors of Parent has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement, has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of the Parent Vote Matter (as defined in Section 4.04 of this Agreement) by holders of Parent Common Stock;

     WHEREAS, it is intended that the Merger qualify as (i) a "pooling of interests" under generally accepted accounting principles; and (ii) a tax-free reorganization under the provisions of Sections 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Sub hereby agree as follows.

                                   ARTICLE I

                                   THE MERGER

     Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of Minnesota Law, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Section 1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto. The date of such consummation is hereinafter referred to as the "Closing Date".

     Section 1.03 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota in such form as required by, and executed in accordance with the relevant provisions of, Minnesota Law (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time").

     Section 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.05 Articles of Incorporation and By-laws. (a) At the Effective Time, the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be amended to be "Champps Entertainment, Inc."

     (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation.

     Section 1.06 Directors. The directors of Sub immediately after the Effective Time shall be William Baumhauer, Dean Vlahos and one other person to be mutually designated by Messrs. Baumhauer and Vlahos. The directors of Parent immediately after the Effective Time shall include Mr. Vlahos.

     Section 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation subsequent to the Effective Time.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 2.01 Conversion of Securities. At the Effective Time and without any action on the part of Parent, Sub, the Company or the holders of any of the securities of any of these corporations, each of the following shall occur:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 2.01(b) and shares, if any, held by persons who in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act have taken all actions prior to the Effective Time to perfect or preserve their rights to demand an appraisal of their shares ("Dissenting Shares")) shall be converted, subject to the provision of Section 2.02(d), into the right to receive .40 of one share of Parent Common Stock; provided, however, that in the event that at the Effective Time the Closing Price (as such term is hereinafter defined) of a share of Parent Common Stock is less than $30.00 per share, then each share of Company Common Stock will be converted into the right to receive .43 of one share of Parent Common Stock; and provided, further, that in the event that at the Effective Time the Closing Price of a share of Parent Common Stock is more than $35.00 per share, then each share of Company Common Stock will be converted into the right to receive .37 of one share of Parent Common Stock (such fraction of a share of Parent Common Stock as each share of Company Common Stock shall convert into the right to receive pursuant hereto, the "Exchange Ratio"). For purposes of this Agreement, the term "Closing Price" shall mean the average per share closing price of Parent Common Stock as reported on the Nasdaq National Market System over the twenty (20) trading days immediately preceding the second trading day prior to the Closing Date. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Closing Prices of Parent Common Stock that determine the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of Company Common

     Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of
     Section 2.02, certificates evidencing such number of whole shares of Parent Common Stock into which such Company Common Stock was converted in accordance with the Exchange Ratio. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and in lieu thereof, a cash payment shall be made in accordance with the provisions of Section 2.02(d).

          (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation and thereafter each stock certificate of Sub shall evidence ownership of shares of common stock of the Surviving Corporation.

     Section 2.02 Exchange of Certificates and Cash. (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, (i) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock and (ii) upon the request of the Exchange Agent, cash in an amount sufficient to make any cash payment due under Section 2.02(d) hereof (such certificates for shares of Parent Common Stock and cash being hereafter collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund to holders of shares of Company Common Stock. Except as contemplated by Section 2.02(d) hereof, the Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of Parent.

     (b) As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Stock and cash, if applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a stock certificate evidencing that number of whole shares of Parent Common Stock that such holder has the right to receive in accordance with the Exchange Ratio in respect of the shares of Company Common Stock formerly evidenced by such Certificate, and (B) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.02(d) (the shares of Parent Common Stock and cash described in clauses
(A) and (B) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, shares of Parent Common Stock may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed any time after the Effective Time to evidence only the right to

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receive the Merger Consideration upon such surrender. On or after the Effective
Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate.

     (d) No fraction of a share of Parent Common Stock shall be issued in connection with the Merger. In lieu of any such fractional shares, each holder of Company Common Stock upon surrender of a Certificate for exchange pursuant to this Section 2.02 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Closing Price of a share of Parent Common Stock by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive under Section 2.01 of this Agreement.

     (e) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock as of that date which is six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to this Article II.

     (f) None of the Surviving Corporation, Parent or the Company shall be liable to any holder of, or person otherwise entitled to receive, shares of Parent Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Parent and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, (i) such withheld amounts shall be paid over to the proper authority or authorities in a reasonably commercial manner and time and (ii) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     Section 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration.

     Section 2.04 Stock Options. Prior to the Effective Time, the Company and Parent shall take such actions with respect to each stock option (each, an "Existing Company Options") set forth in Schedule 3.03 of the volume of disclosure schedules delivered by the Company to Parent on October 10, 1995 (the "Company Disclosure Volume") as may be necessary to cause such Existing Company Option to be assumed by Parent (such options after such assumption, the "Assumed Options"), subject to the amendments described in this Section 2.04. Each Assumed Option shall continue to have, and be subject to, the same terms and conditions (including, without limitation, the applicable vesting schedule, as modified to reflect the change in the number of shares covered by such option as described herein) as set forth in the stock option plan and agreement (as in effect immediately prior to the Effective Time) pursuant to which such Existing Company Option was issued, except that (i) all references to the Company shall be deemed to be references to Parent (or, with respect to employment, Parent or its subsidiaries), (ii) each option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock and (iii) the exercise price per share of Parent Common Stock under such option shall be equal to the exercise

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

price per share of Company Common Stock under the Existing Company Option divided by the Exchange Ratio and rounded down to the nearest cent. The adjustment provided herein with respect to any Existing Company Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Assumed Options pursuant to this Section 2.04 and (ii) promptly after the Effective Time issue to each holder of an outstanding Existing Company Option a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 2.04. Nothing in this Section 2.04 shall affect the schedule of vesting with respect to Company Stock Options to be assumed by Parent as provided in this Section 2.04. Promptly after the Effective Time, Parent shall file a registration statement on Form S-8 with the Securities and Exchange Commission (the "SEC") covering the shares of Parent Common Stock to be issued upon exercise of the Assumed Options, shall use reasonable best efforts to cause such registration statement to become and remain effective so long as any Assumed Options are outstanding, and shall reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise thereof.

     Section 2.05 Warrants. At the Effective Time, the Company's obligations with respect to each outstanding warrant to purchase shares of Company Common Stock set forth in Schedule 3.03 of the Company Disclosure Volume, that will not automatically terminate by its terms at the Effective Time, shall be assumed by Parent, subject to the amendments described in this Section 2.05. The Company's warrants so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as set forth in such warrants as in effect immediately prior to the Effective Time, except that (A) each such warrant shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock into which such warrant was exercisable immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of shares of Parent Common Stock and (B) the exercise price per share of Parent Common Stock under such warrant shall be equal to the exercise price per share of Company Common Stock under such warrant immediately prior to the Effective Time divided by the Exchange Ratio and rounded to the nearest cent. The duration and other terms of the new warrant shall be the same as the original warrant, except that all references to the Company shall be deemed to be references to Parent. Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such warrant pursuant to this Section
2.05 and (ii) promptly after the Effective Time, issue to each holder of such an outstanding warrant a document evidencing the assumption by Parent of Company's obligations with respect thereto under this Section 2.05.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Company and each of its subsidiaries have the requisite power and authority and all necessary governmental approvals to own, lease and operate their properties and to conduct their businesses as currently conducted, except where the failure to have such power, authority or governmental approval would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole.

     Section 3.02 Articles of Incorporation and By-laws. The Company has previously delivered to Parent a true, complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each of its subsidiaries. Such Articles of Incorporation, By-laws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any provision of its Articles of Incorporation, By-laws or equivalent organizational documents.

     Section 3.03 Capitalization. The authorized capital stock of the Company consists of (i) 15,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, $.01 par value per share (the "Company Preferred Stock"). As of the date of this Agreement, (i) 4,953,774 shares of Company Common Stock are issued and outstanding, (ii) 263,000 shares of Company Common Stock are issuable upon the exercise of outstanding stock options granted pursuant to the Company's employee stock option plans, ("Company Stock Options"), (iii) 120,000 shares of Company Common Stock are issuable upon exercise of the Company's outstanding warrants, (iv) no shares of Company Common Stock are held in the treasury of the Company and (v) no shares of Company Preferred Stock are issued or outstanding. The actions necessary under Section
2.04 to cause such options to become Assumed Options are permitted under the terms of the agreements and plans under which such options were issued. Schedule
3.03 of the Company Disclosure Volume sets forth a complete and accurate list of all outstanding Company Stock Options or any other options to purchase shares of Company Common Stock, including with respect to each such option: (i) its grant date, (ii) the per share exercise price, (iii) the termination date, and (iv) the vesting schedule for such option, including whether or not the vesting of such option will be accelerated as a result of the transactions contemplated by this Agreement. Schedule 3.03 of the Company Disclosure Volume sets forth a complete and accurate list of all outstanding warrants (the "Warrants") to purchase shares of Company Common Stock, including with respect to each such
Warrant: (i) its grant date, (ii) the per share exercise price, (iii) the termination date, and (iv) a summary of any rights of the holder of such Warrant to have the Company register the shares issuable upon exercise of the Warrant under the Securities Act of 1933, as amended (the "Securities Act"). Except as set forth in Schedule 3.03 of the Company Disclosure Volume, at the Effective Time, all of the Warrants will automatically terminate by their terms, the holders thereof will have no further rights thereunder, including no right to receive the Merger Consideration, and no person will have any right from and after the Effective Time to obligate the Company, the Surviving Corporation, the Parent or any other person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company, the Surviving Corporation or any other person pursuant to the Warrants. The Company has no restricted Company Common Stock that is subject to vesting or a restricted stock grant. All of the outstanding shares of Company Common Stock has been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. Except as set forth in this
Section 3.03 or Schedule 3.03 of the Company Disclosure Volume, the Company does not have any outstanding options, warrants, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. The Company owns all of the outstanding shares of capital stock of each of its subsidiaries, and such shares are duly authorized, validly issued, fully paid and non-assessable, and free and clear of all preemptive rights and all liens, charges, encumbrances, equities, claims and options of any kind whatsoever. There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Common Stock or which restrict the transfer of any such shares, nor does the Company have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares. There are no outstanding contractual obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary of the Company. Except as set forth in Schedule 3.03 of the Company Disclosure Volume, neither the Company nor any subsidiary of the Company is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

     Section 3.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the

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

consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings or action on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the approval and adoption of the Merger and this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by Minnesota Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     Section 3.05 Consents and Approvals; No Violations. (a) The Board of Directors of the Company has approved the Merger and this Agreement, and the execution and enforceability of this Agreement and the acquisition of shares of Company Common Stock pursuant hereto are not affected by or prohibited under any antitakeover or business combination statute under Minnesota law (provided that no representation is made with respect to Section 302A.671 of the Minnesota Business Corporation Act).

     (b) Except as set forth on Schedule 3.05 of the Company Disclosure Volume, the execution and delivery of this Agreement by the Company do not, and the performance of the transactions contemplated by this Agreement by the Company will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority, domestic or foreign (a "Governmental Entity") or any other person except (i) for (A) applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities or "blue sky" laws,
(B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (C) the filing and recordation of Articles of Merger as required by Minnesota Law, or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications,
(X) would not prevent or delay consummation of the Merger in any material respect, (Y) would not otherwise prevent or delay the Company from performing its obligations under this Agreement in any material respect or (Z) would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (c) Except as set forth on Schedule 3.05 of the Company Disclosure Volume, the execution and delivery of this Agreement by the Company do not, and the performance of the transactions contemplated by this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation, By-laws or equivalent documents of the Company or any of its subsidiaries, (ii) conflict with or violate any order, writ, injunction, decree, statute, treaty, law, rule or regulation applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in a violation or a breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent or delay the Company from performing its obligations under this Agreement in any material respect or (B) would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.06 Compliance. (a) The Company and its subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body or other Governmental Entity material to the conduct of the business of the Company (collectively, "Company Permits"), and such Company Permits are in full force and effect and no proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any Company Permit. Except as set forth on Schedule 3.06 of the Company Disclosure Volume, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not adversely affect any Company Permit or result in any Company Permit being either revoked or limited in any material respect. The Company has made available for review by Parent all material Company Permits.

     (b) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, ordinance, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (including, without limitation, any of the same that apply to franchisors and the offering and sale of franchises) or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Entity or any other person concerning any such possible violations by the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity or any other person indicated an intention to conduct the same in each case other than those the outcome of which would not have, or that, insofar as reasonably can be foreseen, in the future are not reasonably likely to have, a Company Material Adverse Effect.

     Section 3.07 SEC Reports. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since April 6, 1994, and has heretofore provided to Parent, in the form filed with the SEC (including any exhibits thereto), (i) its Annual Reports on Form 10-KSB for the fiscal year ended December 31, 1994, (ii) its Quarterly Reports on Form 10-QSB filed with the SEC since April 6, 1994, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since April 6, 1994 and (iv) all other forms, reports, registration statements and other documents filed by the Company with the SEC since April 6, 1994 (the forms, reports, registration statements and other documents referred to in clauses (i),
(ii), (iii) and (iv) above being referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports and any other forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to be material in amount).

     (c) Except as set forth in the Company SEC Reports filed with the SEC prior to the date of this Agreement, the Company and its subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.08 Absence of Certain Changes. Since December 31, 1994, except as disclosed in any Company SEC Report, there has not been (i) a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of any capital stock of the Company or any of its subsidiaries, or any redemption, purchase or other acquisition of any of their respective securities other than dividends by a subsidiary to the Company, (iii) any entry into any agreement, commitment or transaction by the Company or any of its subsidiaries that is material to the Company and its subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business and lease and other agreements relating to the opening of new Company-owned restaurants, (iv) any change by the Company in accounting methods, principles or practices, or (v) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any of its subsidiaries and having, individually or in the aggregate, a Company Material Adverse Effect. To the best knowledge of the Company, the Company has disclosed to Parent all facts and circumstances regarding the Company and the transactions it has engaged in which could reasonably be expected to adversely affect or preclude accounting for the Merger (as structured by this Agreement, the Stockholders Agreement and the Employment Agreement of even date herewith with Mr. Vlahos (the "Employment Agreement")) as a pooling of interest if consummated at any time from the date hereof through June 30, 1996. As of the date hereof, to the best knowledge of the Company based on the facts and circumstances known to it, the Company has no reason to believe that accounting for the Merger as a pooling of interests if consummated at any time from the date hereof through June 30, 1996 would not be available.

     Section 3.09 Environmental Matters. The Company and its subsidiaries are in compliance with all Environmental Laws, except for any noncompliance that, either singly or in the aggregate, could not have a Company Material Adverse Effect. "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection. The Company has previously furnished to Parent a true and correct list of all Hazardous Materials (as hereinafter defined) generated, used, handled or stored by the Company or any of its subsidiaries, the proper disposal of which will require any material expenditure by the Company or any of its subsidiaries. "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste. The Company has previously made available to Parent copies of all documents concerning any environmental or health and safety matter adversely affecting the Company and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any Governmental Entity regarding the foregoing.

     Section 3.10 Litigation. Except as set forth in Schedule 3.10 of the Company Disclosure Volume, there is no litigation, claim, suit, action, proceeding, investigation or complaint pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign (including, without limitation, any litigation, claim, suit, action, proceeding, investigation, or complaint in which any person alleges (i) the release, threat of release or placement of any hazardous substance in connection with the business of the Company or any subsidiary of the Company, (ii) the generation, transportation, storage, treatment or disposal of any hazardous substance, hazardous waste, pollutant, contaminant or other substance listed or regulated under the Environmental Laws in connection with the business of the Company or any subsidiary of the Company or (iii) any failure of the Company or a subsidiary of the Company to comply with any of the Environmental Laws).

     Section 3.11 ERISA Compliance, etc. (a) The Company has delivered to Parent true and complete copies of all "employee welfare benefit plans" ("Welfare Plans") (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other bonus, deferred compensation, pension, profit-sharing, retirement, medical, group life, disability income, stock purchase, stock option or other "employee pension benefits plans" (as defined in Section 3(2) of ERISA), or any bonus or incentive plan, stock option plan, restricted stock plan, stock bonus plan, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, severance agreement or plan, material fringe benefit plan or payroll practice, whether or not written or terminated (sometimes referred to herein collectively as "Benefit Plans") currently maintained or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") or for which the Company could have any material liability of any nature and which is for the benefit of any current or former employees, officers or directors or independent contractors (or the dependents or beneficiaries thereof) of the Company or any of its Commonly Controlled Entities. The Company has delivered to Parent true, complete and correct copies of (x) the three (3) most recent annual

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

reports on Form 5500 filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Benefit Plan for which such summary plan description is required or if no such summary plan description is required, a written summary of the material terms of each such Benefit Plan and (z) each funding vehicle or arrangement relating to any Benefit Plan.

     (b) Except as would not give rise either singly or in the aggregate to a Company Material Adverse Effect:

          (i) Each Benefit Plan has been administered in accordance with its terms. The Company, any Commonly Controlled Entity and each Benefit Plan are in compliance with all applicable provisions of ERISA and the Code.

          (ii) All Benefit Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the knowledge of the Company or any Commonly Controlled Entity, has revocation been threatened, nor has any such Benefit Plan been amended (or failed to be amended) since the date of its most recent determination letter or application therefor in any respect that would result in a loss of qualification or exempt status of any such Benefit Plan.

          (iii) No person has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any Benefit Plan service provider to tax or penalty under ERISA, the Code or other applicable law. There has been no "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any Benefit Plan during the last five years.

          (iv) With respect to any Benefit Plan that is a Welfare Plan, (Y) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (Z) each such Benefit Plan complies in all material respects with the applicable requirements of
     Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements ("COBRA").

          (v) With respect to each Benefit Plan, there are no actions, suits or investigations or claims pending or, to the knowledge of the Company or any of its Commonly Controlled Entities, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts that could give rise to any liability, action, suit, investigation, or claim against any Benefit Plan, any fiduciary or plan administrator or other person dealing with any Benefit Plan or the assets of any such Benefit Plan.

          (vi) Each Benefit Plan may be amended, terminated, modified or otherwise revised by the Company or any of its Commonly Controlled Entities as of the Effective Time, including the elimination of any and all benefits under any Benefit Plan (except claims incurred but not reported under any Welfare Plan or any benefit described in Section 411(d)(6) of the Code or benefits under cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements and change-of-control agreements; provided that copies of such plans and agreements have been provided to Parent's counsel).

          (vii) There is no accrued liability with respect to a Benefit Plan except for which there exists a separate funding vehicle, with assets equal to such liability, or an equal accrual on the balance sheets (except for liabilities under cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements and change-of-control agreements (provided that copies of such plans and agreements have been provided to Parent's counsel), and, except as set forth on Schedule 3.11 of the Company Disclosure Volume, for accruals in respect of earned vacation pay).

     (c) The Company and any Commonly Controlled Entity do not maintain or contribute to or have any other liability of any nature with respect to any Benefit Plan that is subject to Title IV of ERISA, subject to

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Code Section 412, a "multiemployer plan" as defined in Section 4001 of ERISA, a
"multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Code Section 413(c) or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. No Benefit Plan provides post-retirement medical or life insurance benefits, except as may be required by COBRA.

     (d) No payment will be made to any "disqualified individual" as defined in
Section 280G(c) of the Code as a result of the Merger that will result in a loss of deduction by Parent or the Surviving Corporation as a result of the provisions of Section 280G of the Code.

     (e) For purposes of this Section 3.11, "Company Material Adverse Effect" shall mean a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, after taking into account the liabilities of the Company and its subsidiaries and any other liabilities arising with respect to any Benefit Plan, either to such Benefit Plan or any fiduciary, participant, beneficiary or agent thereof (whether or not the Company and its subsidiaries are obligated directly or indirectly for such liabilities).

     Section 3.12 Trademarks, Patents and Copyrights. The Company and its subsidiaries own, or possess adequate licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register and registrations for, the foregoing patents, trademarks, service marks, know-how and other proprietary rights and information used in connection with the business of the Company and its subsidiaries as currently conducted (the "Company Proprietary Rights"), and no assertion or claim has been made in writing challenging the validity of any of the Company Proprietary Rights. To the best knowledge of the Company, the conduct of the business of the Company and its subsidiaries as currently conducted does not conflict in any way with any patent, patent rights, license, trademark, trademark right, trade name, trade name right, service mark, copyright or other proprietary right of any other person, the Company has received no claim or threat that any such conflict exists, and no litigation, claim, suit, action, proceeding, or complaint concerning the foregoing has been filed or is ongoing. Except as set forth in Schedule 3.12 of the Company Disclosure Volume, the Company and its subsidiaries have the unencumbered right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to any third parties.

     Section 3.13 Taxes. The Company and its subsidiaries have timely filed all material federal, state, local and foreign tax returns and reports required to be filed by them through the date hereof and shall timely file all returns and reports required on or before the Effective Time. Such reports and returns are and will be true, correct and complete in all material respects. The Company and its subsidiaries have paid and discharged all federal, state, local and foreign taxes due from them, other than such taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for as shown in the audited consolidated balance sheet of the Company dated December 31, 1994 (the "Company 1994 Balance Sheet") and its most recent quarterly financial statements, except for such failures to so pay and discharge that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of the Company, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith that, if such deficiencies or claims were finally resolved against the Company and its subsidiaries, would, individually or in the aggregate, have a Company Material Adverse Effect. The accruals and reserves for taxes (including interest and penalties, if any, thereon) reflected in the Company 1994 Balance Sheet and the most recent quarterly financial statements are adequate in accordance with generally accepted accounting principles. The Company and its subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over to be so holding for payment that would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no material liens for taxes upon the assets of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code. Neither the Company nor any of its subsidiaries has made an election under

Section 341(f) of the Code. For purposes of this Section 3.13, where a determination of whether a failure by the Company or any of its subsidiaries to comply with the representations herein has a Company Material Adverse Effect is necessary, such determination shall be made on an aggregate basis with all other failures within this Section 3.13. As of today no payments are due under, and the Company knows of no facts or circumstances that exist and which could give rise to the obligation of the Company to make payments under, any agreement to which the Company is subject and under which the Company has agreed to indemnify persons for tax liabilities.

     Section 3.14 Labor Matters. There is not currently, and within the last three years neither the Company nor any subsidiary of the Company has experienced, any strike, picketing, boycott, work stoppage or slow down or union organization activity. No employee of the Company or any subsidiary of the Company is represented by a union or any similar entity and there is no request for representation pending. The Company has no knowledge (i) of any allegation, charge or complaint of unfair labor practice, employment discrimination or other matter relating to the employment of labor pending or threatened against the Company or any subsidiary of the Company, (ii) of any basis for any such allegation, charge or complaint or (iii) that it, or any subsidiary of the Company, has not complied with all applicable laws relating to the employment of labor that could reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.15 Affiliate Transactions.  The Company has set forth in Schedule
3.15 of the Company Disclosure Volume each material transaction involving the transfer of any cash, property or rights to or from the Company or any subsidiary of the Company from, to or for the benefit of any affiliate or former affiliate of the Company or any subsidiary of the Company or any officer, director, employee or greater than five percent stockholder of the Company ("Company Affiliate Transactions") during the period commencing March 29, 1994 through the date hereof and any existing commitments of the Company or any subsidiary of the Company to engage in the future in any material Company Affiliate Transactions.

     Section 3.16 Opinion of Financial Advisor. The Company has received the opinion of Montgomery Securities, Inc. ("Montgomery"), dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the stockholders of the Company from a financial point of view, a copy of which opinion has been delivered to Parent.

     Section 3.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

     Section 3.18 Brokers. No broker, finder or investment banker (other than Montgomery) is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Montgomery pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

     Section 3.19 Contracts and Other Agreements. Neither the Company nor any of its subsidiaries is a party to or bound by, and neither they nor any of their properties or assets are bound or subject to, any contract or other agreement required to be disclosed in, or filed as exhibit to, the Company SEC Reports which is not filed in the Company SEC Reports. All such contracts and other agreements and each of the contracts set forth in Schedule 3.19 of the Company Disclosure Volume are valid, existing, in full force and effect, binding upon the Company or its subsidiaries, as the case may be, and to the best knowledge of the Company, binding upon the other parties thereto in accordance with their terms, and the Company and its subsidiaries have paid in full or accrued all amounts now due from them thereunder and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for, and are not in default under any of them, nor, to the best knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

     Schedule 3.19 of the Company Disclosure Volume sets forth a list of the following contracts and other agreements to which the Company or any of its subsidiaries is a party or by or to which they or their assets or properties are bound or subject:

          (a) any agreement that individually requires aggregate expenditures by the Company or any of its subsidiaries in any one year of more than $10,000;

          (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $10,000;

          (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by the Company or any of its subsidiaries in any one year of more than $10,000, or (ii) pursuant to which the Company or any of its subsidiaries is the lessor of any real property which has rentals over $5,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

          (d) any agreement of surety, guarantee or indemnification, other than
     (i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $10,000, or (ii) indemnification provisions contained in leases not otherwise required to be disclosed;

          (e) any agreement, including without limitation employment agreements and bonus plans, relating to the compensation of, or obligating the Company to make payments (whether such payments are fixed in amount or contingent upon revenues of, or opening of, a restaurant or other factors) to, (i) officers, (ii) employees, (iii) former employees, (iv) consultants, (v) advisors or (vi) any person who was promised such payments in consideration of helping the Company establish or promote restaurants;

          (f) any agreement containing covenants of the Company not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with the Company or in any line of business of the Company;

          (g) any agreement granting or restricting the right of the Company or any of its subsidiaries to use a trade name, trade mark, logo or the Company Proprietary Rights;

          (h) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $10,000 by the Company or any of its subsidiaries within one year; and

          (i) any franchise, licensing or development agreement.

     True and complete copies of all of the contracts and other agreements set forth in Schedule 3.19 of the Company Disclosure Volume (or required to be set forth therein) have been previously provided to Parent.

     Section 3.20 Subsidiaries. Set forth on Schedule 3.20 to the Company Disclosure Volume is a list of all subsidiaries of the Company, their jurisdiction of incorporation or organization, and the location of their principal offices. Such subsidiaries are wholly owned by the Company and no person has a right to acquire an interest therein. Other than such subsidiaries, the Company does not have any interest, direct or indirect, in any partnership, joint venture or other business entity.

     Section 3.21 Insurance. During the last five years (or, with respect to any particular type of claim, the applicable statute of limitations with respect to such claim) the Company has maintained liability insurance policies of a commercially reasonable amount and nature consistent for a company of its size and with its operations at such time.

     Section 3.22 Disclosure. To the best knowledge of the Company, all material facts relating to the business, operations, properties, assets, liabilities (contingent or otherwise), and financial condition of the Company and its subsidiaries have been disclosed to Parent in or in connection with this Agreement. The representations, warranties and statements made by the Company in this Agreement and in the certificates delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do

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

not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

     Section 3.23 Definition of Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or "to the best knowledge of the Company" (or words of similar import) means the knowledge or the best knowledge of those individuals identified in Schedule 3.23 of the Company Disclosure Volume, and includes any fact, matter or circumstance which any of such individuals, as an ordinary and prudent business person employed in the same capacity in the same type and size of business as the Company, should have known.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     Section 4.01 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Parent and its subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to conduct its business as it is currently conducted, except where the failure to have such power, authority or governmental approval would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole. Sub is a newly-formed, wholly-owned subsidiary of Parent, formed solely for the purpose of consummating the transactions described herein, and has no assets (other than those received in connection with its initial capitalization) or liabilities.

     Section 4.02 Certificate of Incorporation and By-laws. Parent has made available to the Company a true, complete and correct copy of the Certificate of Incorporation, the By-laws or equivalent organizational documents, each as amended to date, of Parent and each of its subsidiaries. Such Certificate of Incorporation, By-laws and equivalent organizational documents are in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

     Section 4.03 Capitalization. The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"). As of the date of this Agreement, (i) 6,924,419 shares of Parent Common Stock are issued and outstanding, (ii) 755,883 shares of Parent Common Stock are issuable upon the exercise of outstanding stock options granted pursuant to Parent's employee stock option plans, (iii) no shares of Parent Common Stock are held in the treasury of Parent, and (iv) 11,911.545 shares of Parent Preferred Stock are issued and outstanding and 264,701 shares of Parent Common Stock are issuable upon conversion of such shares, and (v) 1,291,667 shares of Parent Common Stock are issuable upon conversion of outstanding convertible subordinated notes. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights. Except as set forth in Schedule 4.03 of the volume of disclosure schedules delivered by the Parent to the Company on October 10, 1995 (the "Parent Disclosure Volume"), Parent does not have any outstanding options, warrants, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Parent owns all of the outstanding shares of capital

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

stock of each of its subsidiaries, and such shares are duly authorized, validly issued, fully paid and non-assessable, and free and clear of all preemptive rights and all liens, charges, encumbrances, equities, claims and options of any kind whatsoever.

     Section 4.04 Authority Relative to this Agreement.  Except as set forth on
Schedule 4.05, each of Parent and Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Sub and the sole stockholder of Sub, and no other corporate proceedings or action on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to consummation of the Merger, (i) the approval by Parent's stockholders, in accordance with applicable rules of the Nasdaq National Market System, of the issuance of shares of Parent Common Stock (the "Parent Vote Matter") and (ii) filing and recordation of the appropriate merger documents by Sub as required by Minnesota Law). This Agreement has been duly and validly executed and delivered by parent and Sub, as the case may be, and, assuming the due authorization, execution and delivery by the Company, constitute the valid and binding agreements of parent and Sub, as the case may be, enforceable against parent and Sub in accordance with their terms.

     Section 4.05 Consents and Approvals; No Violations. (a) The Board of Directors of each of Parent and Sub and the sole stockholder of Sub have approved the Merger and this Agreement.

     (b) Except as set forth in Schedule 4.05 of the Parent Disclosure Volume, the execution and delivery of this Agreement by Parent and Sub do not, and the performance of the transactions contemplated by this Agreement by Parent and Sub will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any Governmental Entity or any other person except
(i) for (A) applicable requirements of the Securities Act, the Exchange Act and state securities or "blue sky" laws, (B) the pre-merger notification requirements of the HSR Act, and (C) the filing and recordation of the Articles of Merger, as required by Minnesota Law, or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (X) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent or delay either Parent or Sub from performing its obligations under this Agreement in any material respect, (Y) would not otherwise prevent or delay Parent from performing its obligations under this Agreement in any material respect or (Z) would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     (c) Except as set forth in Schedule 4.05 of the Parent Disclosure Volume, the execution and delivery of this Agreement by Parent and Sub do not, and the performance of the transactions contemplated by this Agreement by Parent and Sub will not, (i) conflict with or violate the Certificate of Incorporation, By-laws or equivalent documents of Parent or of any of its subsidiaries, (ii) conflict with or violate any order, writ, injunction, decree, statute, treaty, law, rule or regulation applicable to Parent or any of its subsidiaries or by which any property or asset of Parent or any of its subsidiaries is bound or affected or
(iii) result in a violation or a breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which or any of its subsidiaries or any property or asset of Parent or any of its subsidiaries is bound or affected, except, in the case of clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent or delay either Parent or Sub from performing its obligations under this Agreement in any material respect or (B) would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.06 Compliance. (a) Parent and its subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body or other Governmental

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

Entity material to the conduct of the business of Parent (collectively, "Parent Permits"), and such Parent Permits are in full force and effect and no proceeding is pending or, to the best knowledge of Parent, threatened to revoke or limit any Parent Permit. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not adversely affect any Parent Permit or result in any Parent Permit being either revoked or limited in any material respect.

     (b) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which any property or asset of Parent or any of its subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any its subsidiaries or any property or asset of Parent or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity or any other person concerning any such possible violations by Parent or any of its subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity or any other person indicated an intention to conduct the same in each case other than those the outcome of which would not have, or that insofar as reasonably can be foreseen, in the future are not reasonably likely to have, a Parent Material Adverse Effect.

     Section 4.07 SEC Reports. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since June 30, 1994 and has heretofore made available to the Company, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Report on Form 10-K for the fiscal year ended July 1, 1995, and (ii) all other forms, reports, registration statements and other documents filed by Parent with the SEC since July 1, 1995 (the forms, reports, registration statements and other documents referred to in clauses (i) and (ii) above being referred to herein, collectively, as the "Parent SEC Reports"). The Parent SEC Reports and any other forms, reports and other documents filed by Parent with the SEC after the date of this Agreement
(i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to be material in amount).

     (c) Except as set forth in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, Parent and its subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.08 Absence of Certain Changes. Since July 1, 1995, except as disclosed in any Parent SEC Report, there has not been (i) a Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of any capital stock of Parent or any of its subsidiaries, or any redemption, purchase or other acquisition of any of their respective securities other than dividends by a subsidiary to Parent,
(iii) any entry into any agreement, commitment or transaction by Parent or any of its subsidiaries that is material to Parent and its subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business, (iv) any change by Parent in accounting methods, principles or practices, or (v) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of Parent or any of its subsidiaries and having, individually or in the aggregate, a Parent Material Adverse Effect. To the best knowledge of Parent, Parent has disclosed to the

Company all facts and circumstances regarding Parent and the transactions it has engaged in which could reasonably be expected to adversely affect or preclude accounting for the Merger (as structured by this Agreement, the Stockholders Agreement and the Employment Agreement) as a pooling of interests if consummated at any time from the date hereof through June 30, 1996. As of the date hereof, to the best knowledge of Parent based on the facts and circumstances known to it, Parent has no reason to believe that accounting for the Merger as a pooling of interests if consummated at any time from the date hereof through June 30, 1996 would not be available.

     Section 4.09 Environmental Matters. Parent and its subsidiaries are in compliance with all Environmental Laws, except for any noncompliance that, either singly or in the aggregate, would not have a Parent Material Adverse Effect. "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection.

     Section 4.10 Litigation. There is no litigation, claim, suit, action, proceeding, investigation or complaint pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign (including, without limitation, any litigation, claim, suit, action, proceeding, investigation, or complaint in which any person alleges (i) the release, threat of release or placement of any hazardous substance in connection with the business of Parent or any subsidiary of Parent, (ii) the generation, transportation, storage, treatment or disposal of any hazardous substance, hazardous waste, pollutant, contaminant or other substance listed or regulated under the Environmental Laws in connection with the business of Parent or any subsidiary of Parent or (iii) any failure of Parent or a subsidiary of Parent to comply with any of the Environmental Laws) which are expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     Section 4.11 ERISA Compliance. (a) Parent has made available to the Company true and complete copies of all Welfare Plans and all other bonus, deferred compensation, pension, profit-sharing, retirement, medical, group life, disability income, stock purchase, stock option or other "employee pension benefits plans" (as defined in Section 3(2) of ERISA), or any bonus or incentive plan, stock option plan, restricted stock plan, stock bonus plan, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, severance agreement or plan, material fringe benefit plan or payroll practice, whether or not written or terminated (sometimes referred to herein collectively as "Parent Benefit Plans") currently maintained or contributed to, or required to be maintained or contributed to, by Parent or any other person or entity that, together with Parent, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Parent Commonly Controlled Entity") or for which Parent could have any material liability of any nature and that is for the benefit of any current or former employees, officers or directors or independent contractors (or the dependents or beneficiaries thereof) of Parent or any of the Parent Commonly Controlled Entities. Parent has made available to the Company true, complete and correct copies of (x) the most recent annual report on Form 5500 filed with the IRS with respect to each Parent Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Parent Benefit Plan for which such summary plan description is required or if no such summary plan description is required, a written summary of the material terms of each such Parent Benefit Plan and (z) each funding vehicle or arrangement relating to any Parent Benefit Plan.

     (b) Except as would not give rise either singly or in the aggregate to a Parent Material Adverse Effect:

          (i) Each Parent Benefit Plan has been administered in accordance with its terms. Parent, any Parent Commonly Controlled Entity and each Parent Benefit Plan are in compliance with all applicable provisions of ERISA and the Code.

          (ii) All Parent Benefit Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Parent Benefit Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the knowledge of Parent any Parent Commonly Controlled Entity, has revocation been threatened, nor has any such Parent Benefit Plan been amended (or failed to be amended) since the date of its most recent determination letter or application therefor in any respect that would result in a loss of qualification or exempt status of any such Parent Benefit Plan.

          (iii) No person has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any of its subsidiaries, any officer of Parent or any of its subsidiaries or any Parent Benefit Plan service provider to tax or penalty under ERISA, the Code or other applicable law. There has been no "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any Parent Benefit Plan during the last five years.

          (iv) With respect to any Parent Benefit Plan that is a Welfare Plan,
     (Y) no such Parent Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (Z) each such Parent Benefit Plan complies in all material respects with the applicable requirements of COBRA.

          (v) With respect to each Parent Benefit Plan, there are no actions, suits or investigations or claims pending or, to the knowledge of Parent or any of its Parent Commonly Controlled Entities, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts that would give rise to any liability, action, suit, investigation, or claim against any Parent Benefit Plan, any fiduciary or plan administrator or other person dealing with any Parent Benefit Plan or the assets of any such Parent Benefit Plan.

          (vi) Each Parent Benefit Plan may be amended, terminated, modified or otherwise revised by Parent or any Parent Commonly Controlled Entities as of the Effective Time, including the elimination of any and all benefits under any Parent Benefit Plan (except claims incurred but not reported under any Welfare Plan or any benefit described in Section 411(d)(6) of the Code or benefits under cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements and change-of-control agreements; provided that copies of such plans and agreements have been provided to the Company's counsel).

          (vii) There is no accrued liability with respect to a Parent Benefit Plan except for which there exists a separate funding vehicle, with assets equal to such liability, or an equal accrual on the balance sheets (except for liabilities under cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements and change-of-control agreements; provided that copies of such plans and agreements have been provided to the Company's counsel).

     (c) Parent and any Parent Commonly Controlled Entity do not maintain or contribute to or have any other liability of any nature with respect to any Parent Benefit Plan that is subject to Title IV of ERISA, subject to Code
Section 412, a "multiemployer plan" as defined in Section 4001 of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Code Section 413(c) or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. No Parent Benefit Plan provides post-retirement medical or life insurance benefits, except as may be required by COBRA.

     (d) For purposes of this Section 4.11, "Parent Material Adverse Effect" shall mean a material adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, after taking into account the liabilities of Parent and its subsidiaries and any other liabilities arising with respect to any Parent Benefit Plan, either to such Parent Benefit Plan or any fiduciary, participant, beneficiary or agent thereof (whether or not Parent and its subsidiaries are obligated directly or indirectly for such liabilities).

     Section 4.12 Trademarks, Patents and Copyrights. Parent and its subsidiaries own, or possess adequate licenses or other valid rights to use, all patents, patent rights, patents, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register and registrations for, the foregoing trademarks, service marks, know-how and other proprietary rights and information used in connection with the business of Parent and its subsidiaries as currently conducted (the "Parent Proprietary Rights"), and no assertion or claim has been made in writing challenging the validity of any of the Parent Proprietary Rights. To the best knowledge of Parent, the conduct of the business of Parent and its subsidiaries as currently conducted does not conflict in any way with any patent, patent rights, license, trademark, trademark right, trade name, trade name right, service mark, copyright or other proprietary right of any other person. Except as set forth in Schedule 4.12 of the Parent Disclosure Volume, Parent and its subsidiaries have the unencumbered right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to any third parties.

     Section 4.13 Taxes. Parent and its subsidiaries have timely filed all federal, state, local and foreign tax returns and reports required to be filed by them through the date hereof and shall timely file all returns and reports required on or before the Effective Time. Such reports and returns are and will be true, correct and complete in all material respects. Parent and its subsidiaries have paid and discharged all federal, state, local and foreign taxes due from them, other than such taxes that are being contested in good faith by appropriate proceedings and are adequately reserved as shown in the audited consolidated balance sheet of Parent dated July 1, 1995 (the "Parent 1995 Balance Sheet"), except for such failures to so pay and discharge which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of Parent, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith that, if such deficiencies or claims were finally resolved against Parent and its subsidiaries, would, individually or in the aggregate, have a Parent Material Adverse Effect. The accruals and reserves for taxes (including interest and penalties, if any, thereon) reflected in the Parent 1995 Balance Sheet are adequate in accordance with generally accepted accounting principles. Parent and its subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over to be so holding for payment that would not, individually or in the aggregate, have a Parent Material Adverse Effect. There are no material liens for taxes upon the assets of Parent and its subsidiaries. Neither Parent nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code. Neither Parent nor any of its subsidiaries has made an election under Section 341(f) of the Code. For purposes of this Section 4.13, where a determination of whether a failure by Parent or any of its subsidiaries to comply with the representations herein has a Parent Material Adverse Effect is necessary, such determination shall be made on an aggregate basis with all other failures within this Section 4.13.

     Section 4.14 Labor Matters. There is not currently, and within the last three years neither Parent nor any subsidiary of Parent has experienced, any strike, picketing, boycott, work stoppage or slow down or union organization activity. No employee of Parent or any subsidiary of Parent is represented by a union or any similar entity and there is no request for representation pending. Parent has no knowledge (i) of any allegation, charge or complaint of unfair labor practice, employment discrimination or other matter relating to the employment of labor pending or threatened against Parent or any subsidiary of Parent, (ii) of any basis for any such allegation, charge or complaint or (iii) that it, or any subsidiary of Parent, has not complied with all applicable laws relating to the employment of labor that could reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.15 Affiliate Transactions. Parent has set forth in Schedule 4.15 of the Parent Disclosure Volume each material transaction involving the transfer of any cash, property or rights to or from Parent or any subsidiary of Parent from, to or for the benefit of any affiliate or former affiliate of Parent or any subsidiary of Parent or any officer, director, employee or greater than five percent stockholder of the Company ("Parent Affiliate Transactions") during the period from July 2, 1994 through the date hereof and any existing commitments of Parent or any subsidiary of Parent to engage in the future in any material Parent Affiliate Transactions.

     Section 4.16 Opinion of Financial Advisor. Parent has received the opinion of Piper Jaffray, Inc. ("Piper Jaffray"), dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the stockholders of Parent from a financial point of view, a copy of which opinion has been delivered to the Company.

     Section 4.17 Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock cast at the Parent Stockholders Meeting, provided that the total vote cast on the Parent Vote Matter represents over 50% of the outstanding shares of Parent Common Stock, is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Parent Vote Matter. The sole stockholder of Sub has approved this Agreement and the Merger and no further vote of such stockholder is required with respect to such matters.

     Section 4.18 Brokers. No broker, finder or investment banker (other than Piper Jaffray) is entitled to any brokerage, finder's or other fee or commission from Parent in connection with the transactions contemplated herein by this Agreement. The Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent and Piper Jaffray pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

     Section 4.19 Disclosure. To the best knowledge of Parent and Sub, all material facts relating to the business, operations, properties, assets, liabilities (contingent or otherwise) and financial condition of Parent and its subsidiaries have been disclosed to the Company in or in connection with this Agreement. The representations, warranties and statements made by Parent and Sub in this Agreement and in the certificates delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

     Section 4.20 Insurance. During the last five years (or, with respect to any particular type of claim, the applicable statute of limitations with respect to such claim) Parent has maintained liability insurance policies of a commercially reasonable amount and nature consistent for a company of its size and with its operations at such time.

     Section 4.21 Definition of Parent's Knowledge. As used in this Agreement, the phrase "to the knowledge of Parent" or "to the best knowledge of Parent" (or words of similar import) means the knowledge or the best knowledge of those individuals identified in Schedule 4.21 of the Parent Disclosure Volume, and includes any fact, matter or circumstance which any of such individuals, as an ordinary and prudent business person employed in the same capacity in the same type and size of business as Parent, should have known.

                                   ARTICLE V

                                   COVENANTS

     Section 5.01 Conduct of Respective Businesses of the Company and Parent Pending the Merger. Each of the Company and Parent covenants and agrees as to itself and each of its subsidiaries that between the date of this Agreement and the Effective Time, it shall carry on its respective businesses in the usual, regular and ordinary course, consistent with past practice, and each of them shall use its reasonable best efforts to preserve intact its present business organizations, keep available the services of its present officers and employees, keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect as of the date of this Agreement, to preserve and protect the Company Proprietary Rights (in the case of the Company) and the Parent Proprietary Rights (in the case of Parent) and preserve its relationships with customers, franchisees, suppliers, licensors and other persons with which it has significant business dealings. Without limiting the generality of the foregoing, neither the Company nor Parent nor any of their respective subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose or agree to do, any of the following without the prior written consent of the other:

     (a) (i) Declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, except for any dividend from a subsidiary to Parent or the Company, as the case may be, (ii) split, combine, reclassify or subdivide any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its capital stock;

     (b) Authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) (collectively, "Issue") any shares of stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, phantom stock or stock appreciation rights), other than (i) the issuance of capital stock in connection with (X) the exercise of options, warrants, convertible debentures, convertible preferred stock or other similar rights outstanding as of the date of this Agreement and in accordance with the terms of such options, warrants, convertible debentures, convertible preferred stock or other rights in effect on the date of this Agreement or (Y) options granted under Parent's stock option plans after the date of this Agreement, or (ii) is otherwise permitted to be issued pursuant to this Agreement;

     (c) In the case of the Company, acquire or encumber (other than in connection with the opening of new Company-owned restaurants) or sell, lease, transfer or dispose of any assets other than in the ordinary course of business;

     (d) In the case of the Company, other than in connection with activities consistent with expansion of Company's restaurant operations, incur any long-term indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or otherwise become liable or potentially liable for) any debt of others, make any loans, advances or capital contributions; mortgage, pledge or otherwise encumber any material assets; or create or suffer any material lien thereupon other than in the ordinary course of business consistent with prior practice or incur any short-term indebtedness for borrowed money except for credit facilities in existence on the date hereof;

     (e) In the case of the Company, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, (ii) in connection with the transactions contemplated by this Agreement, or (iii) in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries or Parent and its consolidated subsidiaries, as the case may be;

     (f) Change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles);

     (g) In the case of the Company, increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business in accordance with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of it or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

     (h) Amend or otherwise change the Company's Articles of Incorporation or By-laws (in the case of the Company) Parent's Certificate of Incorporation or By-laws (in the case of Parent) or Sub's Articles of Incorporation or By-laws (in the case of Parent);

     (i) In the case of the Company, other than in connection with activities consistent with expansion of Company's restaurant operations, (i) enter into a new agreement, contract or commitment involving payment to or by the Company of $10,000 or more or (ii) amend any existing agreement that could reasonably be expected to have a Company Material Adverse Effect;

     (j) In the case of the Company, other than in connection with activities consistent with expansion of the Company's restaurant operations, enter into or modify or amend any lease, license agreement, franchise agreement or development agreement;

     (k) Knowingly engage in any transaction or cause any fact or circumstance to occur which would preclude accounting for the Merger (as structured by this Agreement, the Stockholders Agreement and the Employment Agreement) as a pooling of interests if consummated at any time from the date hereof through June 30, 1996; or

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

     (l) Enter into an agreement to take any of the foregoing actions or take, or enter into an agreement to take, any action that would result in any of the conditions to the Merger set forth in Article VI not being satisfied.

     Section 5.02 No Solicitations. (a) Unless and until this Agreement shall have terminated in accordance with its terms, neither the Company nor any of its subsidiaries shall (and the Company and each of its subsidiaries shall use its best efforts to cause all of its officers, directors, employees, agents, representatives and advisors, including, without limitation, investment bankers, attorneys and accountants, not to), directly or indirectly, solicit, initiate, knowingly encourage or enter into any agreement with respect to or participate in negotiations with, provide any confidential information to, enter into any agreement with or (except, as advised in a written opinion of Fredrikson & Byron, P.A. or other counsel reasonably acceptable to Parent, as may be required by applicable state corporate law with respect to the provisions of materials to a stockholder of the Company) otherwise cooperate in any way in connection with, any Third Party (as hereinafter defined) concerning any Competing Transaction (as defined in Section 7.01). For purposes of this Agreement, "Third Party" shall mean any corporation, partnership, person or "group" (as defined in Section 13(d)(3) of the Exchange Act and the Rules and Regulations thereunder) other than Parent, Sub, any affiliate of Parent or Sub or any of their respective directors, officers, employees, representatives, advisors and agents. The Company agrees to terminate, immediately following the execution of this Agreement, all pending discussions or negotiations with any Third Party with respect to any possible Competing Transaction (as defined in Section 7.01).

     (b) The Company will notify Parent and Sub orally, within twenty-four hours, and in writing, as promptly as practicable (i) of the identity of any Third Party from which it or any of its subsidiaries or any of their respective officers, directors, employees, agents, representative or advisors receives any request for information, any inquiry or any proposal to initiate discussions or negotiations with respect to, or relating to, a Competing Transaction or any of the other matters set forth in Section 5.02(a) and (ii) if applicable, the terms of such Competing Transaction. If such request, inquiry or proposal is in writing, the Company will deliver to Parent and Sub a copy of such request, inquiry or proposal within twenty-four hours of its receipt.

     Section 5.03 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, each of the Company and Parent shall (and shall cause its subsidiaries and officers, directors, employees, auditors and agents
to) afford the officers, employees and agents of the other party (the "Respective Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information as may be reasonably requested.

     (b) All information obtained by the Company or Parent pursuant to this
Section 5.03 shall be kept confidential in accordance with the terms of the agreement or agreements covering confidentiality of materials entered into between each party or between a party and a financial advisor to a party in connection with a contemplated transaction between the parties.

     (c) No investigation pursuant to this Section 5.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 5.04 Indemnification and Insurance. (a) The provisions in the charter and by-laws of each of the Surviving Corporation and Parent with respect to indemnification of officers and directors and limitations on their personal liability shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company ("Company Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation arising out of such provisions or, at its option, in the alternative shall purchase a one-year directors' and officers' "tail" insurance policy covering the obligations of the Surviving Corporation in such regard.

     (b) This Section 5.04 is intended for the irrevocable benefit of, and to grant third party rights to, the Company Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Company Parties shall be entitled to enforce the covenants contained in this Section 5.04.

     (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.04.

     Section 5.05 Certain Benefits. (a) Parent and Sub agree that the Company and its subsidiaries, and the Surviving Corporation and its subsidiaries after the Effective Time, will provide benefit plans to employees of the Company and its subsidiaries that, at the option of the Parent, either (i) will be no less favorable, in the aggregate, than those provided by Parent and its subsidiaries to their employees or (ii) will, in the aggregate, be no less favorable than those provided by the Company and its subsidiaries to their employees prior to the date of this Agreement. Nothing contained in this Section 5.05(a) shall be construed to grant any right of continued employment to any present employee of the Company or any of its subsidiaries.

     (b) If any employee of the Company or any of its subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent, any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and its subsidiaries or any predecessor employer (to the extent such credit was given by the Company under a similar plan) for purposes of eligibility (including, without limitation, waiting periods), vesting and vacation accrual.

     (c) Except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, the Company will not, and will not permit any of its Commonly Controlled Entities to, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 5.06 Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the meetings of the stockholders of Parent and the Company to be held in connection with the Merger and the Parent Vote Matter (together with any amendments thereof or supplements thereto, the "Proxy Statement") and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement shall be included as part (together with the Proxy Statement and all amendments to the Proxy Statement and the Form S-4, the "Registration Statement") in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of the Company and Parent shall use their reasonable best efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of the Company and Parent shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Registration Statement to its respective stockholders. The Registration Statement shall include the recommendation of the Board of Directors of each of Parent and the Company in favor of the Merger, the Merger Agreement and the Parent Vote Matter, as the case may be; provided, however, that nothing contained in this Section 5.06 shall prohibit the Board of Directors of the Company or Parent from failing to make the recommendation if the Board of Directors of Parent or the Company, as the case may be, has determined in good faith, after consultation with and based upon the written advice of independent legal counsel, that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

     (b) The information supplied by Parent for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the Company, (iii) the time of each of the Stockholders Meetings (as defined in Section 5.07), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or any of their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, Parent shall promptly inform the Company.

     (c) The information supplied by the Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and Parent, (iii) the time of each of the Stockholders Meetings (as defined in Section 5.07), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any its subsidiaries, or any of their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement, the Company shall promptly inform Parent.

     Section 5.07 Stockholders' Meetings. Parent shall call and hold a meeting of its stockholders, and the Company shall call and hold a meeting of its stockholders (collectively, the "Stockholders' Meetings") as promptly as practicable for the purpose of voting upon the approval, in the case of the Company, of the Merger and the Merger Agreement and, in the case of Parent, of the Parent Vote Matter, and Parent and the Company shall use their reasonable best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. The Company and Parent shall use their reasonable best efforts to solicit from their stockholders proxies in favor of the approval of the Merger and Merger Agreement or the Parent Vote Matter, as the case may be, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law or Minnesota law, as the case may be, to obtain such approvals. Parent shall vote the shares of Company Common Stock for which it will act as proxy at the Company's Stockholder Meeting pursuant to the Stockholders Agreement in favor of approval of the Merger and the Merger Agreement.

     Section 5.08 Letters of Accountants. Provided Parent gives to Arthur Andersen LLP a customary representation letter, the Company shall deliver to Parent "comfort" letters of Arthur Andersen LLP, the Company's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Parent, in form and substance reasonably satisfactory to Parent, to the effect that:

          (i) they are independent accountants within the meaning of the Securities Act and the Exchange Act;

          (ii) in their opinion, the financial statements of the Company included in the Registration Statement that were reported on by such firm comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act;

          (iii) on the basis of a reading of the latest unaudited financial statements made available by the Company and its subsidiaries; their limited review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited interim financial information for the period since December 31, 1994, carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, the board of directors and the executive, compensation, and audit committees of the board of directors; and inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its subsidiaries as to transactions and events subsequent to December 31, 1994, nothing came to their attention which caused them to believe that:

             (1) any unaudited financial statements included in the Registration Statement do not comply in form in all material respects with applicable accounting requirements of the Act and with the published rules and regulations of the Commission with respect to registration statements on Form S-4; or that any material modifications should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Registration Statement,

             (2) with respect to the period subsequent to the unaudited interim balance sheet of the Company set forth in the Registration Statement, there were any changes, at a specified date not more than five business days prior to the date of the letter, in the long-term debt or notes payable of the Company and its subsidiaries or capital stock of the Company or increases in the accumulated deficit of the Company as compared with the amounts shown on such balance sheet included in the Registration Statement, or for the period from the date of such balance sheet to such specified date there were any decreases, as compared with the corresponding period in the preceding quarter, in operating revenues, or any decreases, as compared with the corresponding period in the preceding year, in operating income or net income before income taxes or in total or per share amounts of net income of the Company, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless such explanation is not deemed necessary by Parent; and

          (iv) they have performed certain other specified procedures as a result of which they determined that certain information (including specified dollar amounts, numbers of shares, and percentages of revenues and earnings) of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company and its subsidiaries) set forth in the Registration Statement, agrees with the accounting records of the Company and its subsidiaries, excluding any questions of legal interpretation.

     Section 5.09 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated herein, (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and all parties to contracts with Parent and the Company and their respective subsidiaries as are necessary for the consummation of the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) with copies of, (i) all filings made by such party with any Governmental Entity or any other person in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby and (ii) all other written materials submitted or prepared by any such party concerning obtaining all licenses, permits, consents, approvals, authorizations and orders that are required to be obtained in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

     (b) Each party shall use its best efforts not to take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     (c) The Company will take no action to assert or cooperate (other than as required by law) with a Third Party who asserts that the voting rights of the shares of common stock of the Company that are subject to that certain stockholders Agreement of even date herewith among certain Stockholders of the Company and Parent (the "Stockholders Agreement") are adversely affected by the execution and delivery of the Stockholders' Agreement as a result of the provisions of Section 302A.671 of the Minnesota Business Corporation Act or any other antitakeover or business combination statute under Minnesota law.

     Section 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     Section 5.11 Affiliates of the Company. Within 30 days after the date of this Agreement, (a) the Company shall deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act ("Rule 145"), including, without limitation, all directors and executive officers of the Company and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. The Company shall use its best efforts to obtain as soon as practicable from any person who may be deemed to have become an affiliate of the Company after the Company's delivery of the letter referred to above and prior to the Effective Time, a written agreement substantially in the form of Exhibit A.

     Section 5.12 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     Section 5.13 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.14 Tax Opinion Matters. Each of Parent, Sub and the Company will deliver to counsel to the parties hereto a document containing, to the extent reasonably required, the representations, warranties and agreements necessary for counsel to the parties to render the opinions described in Sections 6.02(c) and 6.03(c).

     Section 5.15 Interim Financing Arrangement. Parent and Company shall promptly negotiate and enter into a financing arrangement on the terms set forth on Exhibit B.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.01 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

     (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, and the Parent Vote Matter shall have been approved and adopted by the requisite vote of the stockholders of Parent. In addition, the holders of the requisite number of shares of Company Common Stock sufficient, either alone or in combination with other factors (including payment of cash in lieu of fractional shares), to preclude accounting for the Merger as a pooling of interests or to obtain tax free treatment for the Merger under Section 368(a) of the Code shall not have perfected or preserved dissenters' rights under applicable law with respect to the adoption of this Agreement.

     (c) No Injunction or Restraints; Illegality. The consummation of the Merger shall not be prohibited by any injunction, order, decree or ruling (an "Injunction") of a United States federal or state court of competent jurisdiction (each party agreeing to use its best efforts to have any such Injunction stayed or reversed), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger, or any executive order or decree issued, by any Government Entity that is in effect and that makes consummation of the Merger illegal.

     (d) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

     (e) Approvals; Consents. Other than the filing of merger documents in accordance with Minnesota Law, all authorizations, consents (including the consent of Parent's lender as set forth in Schedules 4.04 and 4.05), waivers, orders and approvals required to be obtained, and all filings, notices and declarations required to be made, by Parent and the Company prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities and all other persons except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make would not have a Material Adverse Effect (as defined in Section 8.11), at or after the Effective Time, on (i) the Company and its subsidiaries taken as a whole or (ii) Parent and its subsidiaries taken as a whole.

     (f) Accountants' Letters. Each of Parent and the Company shall have received letters, dated as of the Effective Time, from Deloitte & Touche LLP and Arthur Andersen LLP to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     Section 6.02 Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger and the transactions contemplated herein are also subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub in their sole discretion:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of their Effective Time (except for such representations and warranties which are qualified by their terms by a reference to materiality or a Company Material Adverse Effect, which representations and warranties as so qualified shall be correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time). Parent and Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

     (b) Agreement and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent and Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

     (c) Tax Opinion. Parent and Sub shall have received the opinion of Goodwin, Procter & Hoar dated on or about the date that is two business days prior to the date the Registration Statement is first mailed to stockholders of Parent and the Company, reasonably acceptable to Parent and Sub, and subject to customary conditions and qualifications, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Sections 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

     (d) Material Adverse Change. Except for any event disclosed in the Company's SEC Reports filed prior to the date of this Agreement, there shall not have occurred any change concerning the Company or any of its subsidiaries that, individually or in the aggregate, has had a Material Adverse Effect on the Company and its subsidiaries taken as a whole since December 31, 1994, and Parent and Sub shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the foregoing effect.

     (e) Additional Tax Statement. Parent shall have received a statement dated as of immediately prior to the Effective Time, from the Company to the effect that the Company Common Stock is not a "U.S. real property interest." Such statement shall be in compliance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3).

     Section 6.03 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction of following conditions, any or all of which may be waived by the Company in its sole discretion:

     (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time (except for such representations and warranties which are qualified by their terms by a reference to materiality or a Parent Material Adverse Effect, which representations and warranties as so qualified shall be correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as Effective
Time). The Company shall have received a certificate signed on behalf of the Parent and Sub by the Chief Executive Officers and Chief Financial Officers of Parent and Sub to the foregoing effect.

     (b) Agreements and Covenants. Parent and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate signed on behalf of the Parent and Sub by the Chief Executive Officers and Chief Financial Officers of Parent and Sub to the foregoing effect.

     (c) Tax Opinion. The Company shall have received the opinion of Fredrikson & Byron, P.A. dated on or about the date that is two business days prior to the date the Registration Statement to first mailed to stockholders of the Company and Parent, reasonably acceptable to the Company, and subject to customary conditions and qualifications, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Sections 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

     (d) Material Adverse Change. Except for any event disclosed in Parent's SEC Reports filed prior to the date of this Agreement, there shall not have occurred any change concerning Parent or any of its subsidiaries that, individually or in the aggregate, has had a Material Adverse Effect on Parent and its subsidiaries taken as a whole since July 1, 1995, and the Company shall have received a certificate signed on behalf of Parent and Sub by the Chief Executive Officers and Chief Financial Officers of Parent and Sub to the foregoing effect.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     Section 7.01 Termination. (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of the Company or the approval by the stockholders of Parent of the Parent Vote Matter:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company if any United States federal or state court of competent jurisdiction or other Government Entity shall have issued an Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Injunction or other action shall have become final and non-appealable;

     (c) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in each case such that the conditions set forth in Section 6.02(a) or Section 6.02(b), as the case may be, would be incapable of being satisfied by June 30, 1996; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.01(c);

     (d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b), as the case may be, would be incapable of being satisfied by June 30, 1996; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.01(d);

     (e) by Parent, if (i) the Board of Directors of the Company shall have failed to make or shall withdraw, modify or change its recommendation of this Agreement or the Merger or shall have resolved to do any of the foregoing, or
(ii) a Third Party shall have commenced (as such term is defined in Rule 14d-2 of the Exchange Act) and consummated a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock;

     (f) by either Parent or the Company if (i) the Merger and the Merger Agreement shall have failed to receive the requisite vote for approval and adoption by the stockholders of the Company (except that Parent may not terminate under this clause 7.01(f)(i) if Parent failed to vote for such matters the shares of Company Common Stock with respect to which it had authority to act as proxy at the Company Stockholder Meeting and such matters would have been approved had such shares been voted for such matters) or (ii) the Parent Vote Matter shall have failed to receive the requisite vote for approval and adoption by the stockholders of Parent; or

     (g) by either Parent or the Company, if the Merger shall not have been consummated on or before June 30, 1996; or

     (h) by Company if (i) the Board of Directors of Parent shall have failed to make or shall withdraw, modify or change its recommendation of this Agreement or the Merger or shall have resolved to do any of the foregoing, or (ii) a Third Party shall have commenced (as such term is defined in Rule 14d-2 of the Exchange Act), or shall have filed a Registration Statement under the Securities Act, with respect to a tender offer or exchange offer for 20% or more of the outstanding shares of Parent Common Stock.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective employees, officers, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement. For purposes of this Agreement, a "Competing Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries taken as a whole, in a single transaction or series of transactions, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith, (iv) the issuance, sale or other disposal by the Company (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing, or convertible into or exercisable for the acquisition of, 20% or more of the voting power of the Company or any of its subsidiaries or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Section 7.02 Effect of Termination. (a) Except as set forth in Section 8.01, in the event of the termination and abandonment of this Agreement pursuant to Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease; provided that nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement except as provided in Section 7.02(f) or shall relieve the Company from liability under this Section 7.02 except as provided in Section 7.02(f).

     (b) If Parent terminates this Agreement pursuant to Section 7.01(c) or pursuant to Section 7.01(e) or 7.01(f)(i), then, within ten (10) days of the date of such termination (or within 45 days of such termination if Company acknowledges to Parent in writing within ten days of such termination that it is obligated to pay the Termination Fee with no right of offset for counterclaims, but such 45 day period shall end if a Proceeding (as defined below) should occur), the Company shall pay to Parent the Termination Fee (as defined below); provided, that, no such Termination Fee will be due in the event of a termination of this Agreement pursuant to Section 7.01(f)(i) if the average per share closing price of Parent Common Stock on the Nasdaq National Market System over the twenty (20) trading days immediately preceding the originally scheduled date of the Company's Stockholder Meeting was less than $22.50.

     (c) If at any time prior to or within one year after termination of this Agreement (unless such termination was pursuant to Section 7.01(a), (b), (d),
(g), (h), (f)(ii) or, if the average per share closing price of Parent Common Stock on the Nasdaq National Market System over the twenty (20) trading days immediately preceding the date of the Company's Stockholder Meeting was less than $22.50, f(i)) the Company enters into an agreement relating to a Competing Transaction with a Third Party or the Company's Board of Directors recommends or resolves to recommend to the Company's stockholders approval or acceptance of a Competing Transaction with a Third Party then, upon the entry into such agreement or the making of such recommendation or resolution the Company shall pay to Parent the Termination Fee.

     (d) At any time prior to or within one year after termination of this Agreement, the Company shall not enter into any agreement relating to a Competing Transaction with a Third Party unless such agreement provides that such Third Party shall, upon the execution of such agreement, pay any Termination Fee due Parent under this Section 7.02.

     (e) As used herein, the term "Termination Fee" means the sum of $2,800,000 paid in cash in immediately available funds to an account designated by Parent, provided that the Termination Fee shall be reduced, on a dollar for dollar basis, to the extent that payments are made to Parent under the certain Stockholder's Agreement on account of Stockholder Fees (as defined therein). The parties acknowledge and agree that the provisions for payment of a Termination Fee are included herein in order to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. No more than one Termination Fee shall be paid under this Section 7.02. The parties hereto agree that any Termination Fee that is paid to or due Parent shall not be deemed to be liquidated damages, and that, subject to Section 7.02(f), Parent's right to payment of the Termination Fee shall be in addition to any other rights or remedies under contract, at law or in equity to which Parent may be entitled.

     (f) In the event of a termination giving rise to the right of Parent to receive a Termination Fee, Company shall have no liability to Parent other than the payment of such Termination Fee so long as (x) such Termination Fee is paid in full when due, (y) there is no pending or threatened suit or complaint brought by or on behalf of any stockholder of the Company against Parent or Sub arising out of any matter relating to this

Agreement or the transactions contemplated in connection herewith (a "Proceeding"), and (z) the Company and the persons who are parties to the Stockholders Agreement have given a full release of any rights or claims they then or may thereafter have arising out of this Agreement and have waived all rights to instigate or pursue any Proceeding; provided that if at any time a Proceeding is initiated by any stockholder of the Company or by or on behalf of the Company (other than on behalf of the Company by Parent or a stockholder of the Company controlled by Parent), then, during the existence of such Proceeding, Parent's rights shall not be limited by this clause (f).

     Section 7.03 Amendment. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger or the Parent Vote Matter by the stockholders of Parent or the Company, no amendment that under applicable law may not be made without the approval of the stockholders of Parent or the Company may be made without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.01 Effectiveness of Representations, Warranties and
Agreements. Except as set forth in Section 8.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

     (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VII; except that the agreements set forth in Articles I, II and VIII and Sections 5.04, 5.05(a) and (b) shall survive the Effective Time and those set forth in Sections 5.03(b) and 7.02 and Article VIII hereof shall survive termination.

     Section 8.02 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to

       DAKA International, Inc.
       One Corporate Place
       55 Ferncroft Road
       Danvers, MA 01923-4001
         Attn: Charles W. Redepenning, Jr.
               General Counsel
       Tel: (508) 774-9115
       Fax: (508) 774-8765
         with a copy to

       Goodwin, Procter & Hoar
       Exchange Place
       Boston, MA 02109-2881
         Attn: Ettore Santucci, P.C.
       Tel: (617) 570-1260
       Fax: (617) 523-1231

     (b) if to the Company, to

        Champps Entertainment, Inc.
        153 East Lake Street
        Wayzata, MN 55391
          Attn: Dean P. Vlahos
                President
        Tel: (612) 449-4841
        Tel: (612) 449-4938

        with a copy to

        Fredrikson & Byron, P.A.
        1100 International Center
        900 2nd Ave. South
        Minneapolis, MN 55402-3397
          Attn: Gregory G. Freitag
        Tel: (612) 347-7153
        Fax: (612) 347-7077

     Section 8.03 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 8.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.05 Entire Agreement; Assignment. This Agreement (together with the Confidentiality Agreement, the Company Disclosure Volume, the Parent Disclosure Volume, the exhibits hereto and the other documents delivered pursuant hereto) (a) constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent may cause Sub to assign its rights and obligations to Parent or any other direct or indirect wholly-owned subsidiary of Parent that becomes a party to this Agreement and agrees to perform and assume the obligations of Sub hereunder, but no such assignment shall relieve either Parent or Sub of its obligations hereunder if such assignee does not perform such obligations.

     Section 8.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without regard to any applicable principles of conflicts of law.

     Section 8.07 Specific Performance. Except when Section 7.02(f) limits the remedies of Parent and Sub, the parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without the posting of any bond whatsoever in addition to any other remedy at law or equity.

     Section 8.08 Expenses. Fees, expenses and all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses; provided, however, that all costs and expenses related to printing, filing and mailing the Registration Statement and all SEC and other regulatory filing fees (including, without limitation, under the HSR Act) incurred in connection with the Registration Statement shall be borne equally by the Company and Parent.

     Section 8.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Sections 5.04 and 5.05 hereof. Parent shall cause Sub to perform its obligations hereunder and shall be fully liable, severally and jointly, for any failure of Sub to perform such obligations.

     Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 8.11 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first mentioned person;

     (b) With respect to any shares of Company Common Stock, a person shall be deemed to be the "beneficial owner" of such shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time or the satisfaction of certain conditions), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates, or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares, and with respect to any shares of capital stock of any person other than the Company, beneficial ownership shall be determined in accordance with the provisions of Rule 13(d)(3) of the Exchange Act;

     (c) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "subsidiary" or "subsidiaries" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

     (e) "person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity; and

     (f) "Material Adverse Effect" shall mean, when used with respect to any person, a material adverse effect on the business, operations, results of operations or financial condition of such person.

     IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



Attest:                                          CHAMPPS ENTERTAINMENT, INC.


                                                 By: /s/  DEAN P. VLAHOS
  -------------------------------------------        -------------------------------------
  Secretary                                          Name: Dean P. Vlahos
                                                     Title: CEO & President


Attest:                                          DAKA INTERNATIONAL, INC.


  Charles W. Redepenning, Jr.                    By: /s/  WILLIAM H. BAUMHAUER
  -------------------------------------------        -------------------------------------
  Secretary                                          Name: William H. Baumhauer
                                                     Title: Chairman and Chief Executive
                                                     Officer


Attest:                                          CEI ACQUISITION CORP.


  Charles W. Redepenning, Jr.                    By: /s/  MICHAEL A. WOODHOUSE
  -------------------------------------------        -------------------------------------
  Secretary                                          Name: Michael A. Woodhouse
                                                     Title: Chief Financial Officer

                                           EXHIBIT A -- FORM OF AFFILIATE LETTER

                                           , 1995

DAKA International, Inc.
One Corporate Place
55 Ferncroft Road
Danvers, MA 01923

Gentlemen:

     The undersigned, a holder of shares and/or options to purchase shares of common stock, par value $.01 per share (collectively, the "Champps Shares"), of Champps Entertainment, Inc. ("Champps"), is entitled to receive shares and/or options to purchase shares of common stock, $.01 par value per share (collectively, the "Daka Stock"), of DAKA International, Inc. ("Daka"), in connection with the merger ("the Merger") of CEI Acquisition Corp. ("Sub"), a wholly-owned subsidiary of Daka, into Champps as contemplated by the Agreement
and Plan of Merger dated October   , 1995 (the "Merger Agreement") among Daka,
Sub and Champps. The Daka Stock into which the undersigned's Champps Shares will convert pursuant to the Merger shall be referred to herein as "Daka Shares."

     Rule 145. The undersigned has been advised that the issuance of the Daka Shares in the Merger has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger is submitted for a vote of Champps stockholders the undersigned may be an "affiliate" of Champps (although nothing contained herein should be construed as an admission of such fact), as that term is used in Rule 145(c) promulgated under the Act ("Rule 145"), the Daka Shares may be offered for sale, sold, assigned, transferred, distributed or otherwise disposed of (any of such transactions being referred to hereinafter as a "sale") by the undersigned only if (i) the undersigned sells the Daka Shares in conformity with certain provisions of Rule 144 promulgated under the Act as made applicable pursuant to paragraph (d) of Rule 145, (ii) any subsequent sale of the Daka Shares by the undersigned has been registered under the Act, or (iii) in the opinion of counsel, reasonably satisfactory to Daka, some other exemption from registration under the Act is available with respect to any sale of the Daka Shares.

     The undersigned understands that the requirements of Rule 145(d) will differ depending upon how long the undersigned holds the Daka Shares and whether the undersigned is or recently was an affiliate of Daka at the time of sale. The undersigned understands that, in general, the provisions of Rule 145(d) will permit resale of the Daka Shares within two years following the Merger only in brokers' transactions where the aggregate number of shares sold at any time, together with all sales of the undersigned's Daka Stock during the preceding three-month period, does not exceed the greater of (i) one percent (1%) of the total number of shares of Daka Stock outstanding or (ii) the average weekly volume of trading in shares of Daka Stock on all national securities exchanges during the four-week period preceding any such sale.

     The undersigned hereby represents to and covenants to Daka that the undersigned will not sell the Daka Shares except pursuant to the provisions of Rule 145, an effective registration statement or an exemption from registration under the Act.

     In the event that the undersigned intends to sell Daka Shares other than
(i) pursuant to Rule 145 or (ii) pursuant to an effective registration statement, at least two business days prior to effecting any such sale the undersigned will furnish Daka with an opinion of counsel, reasonably satisfactory to Daka (the "Legal Opinion"), to the effect that some other exemption from registration is available with respect to such sale.

     Pooling of Interest. The undersigned acknowledges that Daka and Champps contemplate that the Merger will be treated as pooling of interests" under generally accepted accounting principles. In connection therewith, the undersigned hereby represents and warrants to and covenants with Daka that the undersigned will not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Daka Stock including the Daka Shares, or cause any shares of Daka Stock including the Daka Shares, to be sold, transferred or otherwise disposed of, until such time as unaudited financial statements covering at least 30 days of the combined operations of Champps and Daka following the Merger have been published by Daka.

     Representation. The undersigned represents and warrants to Daka as follows:

     (a) Set forth below the undersigned's signature hereto are the exact numbers of Champps Shares which the undersigned owns of record only, beneficially only and of record and beneficially; and

     (b) Such ownership is free and clear of any security interest, lien, encumbrance, charge, equity, claim or restriction whatsoever, except as set forth below the undersigned's signature hereto and as may be imposed by reason of the Act or the General Rules and Regulations thereunder.

     The undersigned understands that Daka may, within the two-year period immediately following the Merger, instruct its transfer agent to withhold the transfer of any Daka Shares by the undersigned, but if the transfer is pursuant to an effective registration statement or Rule 145 or if Daka receives a Legal Opinion (in the case of a sale made pursuant to an exemption from registration other than Rule 145) the transfer agent shall effect such transfer.

     The undersigned acknowledges that the undersigned has carefully read this letter, has had the opportunity to discuss this letter with counsel and understands the requirements hereof and the limitations imposed upon the sale of the Daka Shares.

                                                  Very truly yours,


              , 1995                              _____________________________________________
                                                  Signature


                                                  _____________________________________________
                                                  Name


                                                  Champps Shares Owned of Record Only:_________


                                                  Champps Shares Owned Beneficially Only:______


                                                  Champps Shares Owned Beneficially and
                                                  of Record:____________


                                                  Encumbrances Noted:_______________________




                                        EXHIBIT B -- INTERIM FINANCING AGREEMENT

                    SUMMARY OF INTERIM FINANCING ARRANGEMENT

     Parent will, or will cause one of its subsidiaries to, provide to the Company additional financing for the development of Champps restaurants subject to the terms and conditions outlined below:

     1. Amount and Terms of Additional Financing: up to $3,000,000 aggregate principal amount, with each loan bearing interest at the rate of 10% per year, interest on all loans payable quarterly in arrears and principal of all loans payable in a single installment on October 10, 2000 (or such earlier date to which maturity is accelerated pursuant to paragraph 4 below). In the alternative, Parent may satisfy its commitment by providing credit enhancements to induce third parties to provide financing to the Company upon terms and conditions no less favorable than those described herein.

     2. Conditions of Each Loan: (i) consent of the Company's lender, if required, including an agreement to subordinate with respect to liens described in paragraph 3 below, and (ii) delivery of customary documentation in form and substance reasonably satisfactory to Parent and the Company.

     3. Form of and Collateral for Each Loan: Loans shall be provided by Parent from time to time as required with respect to the development by the Company of specific proposed Champps restaurants ("Approved Projects"), so long as the site and plans for such proposed new restaurant (including without limitation the terms of any lease) are approved by Parent, which approval shall not be unreasonably withheld. Parent shall provide such loans with respect to any Approved Project in such amount and in form as is reasonably acceptable to Parent giving due regard to the circumstances affecting the development of such restaurant, it being understood that such form is presently contemplated to be a mortgage loan secured by a first priority lien on and collateral assignment of all real estate leases (or owned real estate, if any) with respect to each Approved Project, a security interest in all furniture, fixtures and equipment at such Approved Project (which may be junior to any purchase money lien to the extent such property is financed through loans from third parties), collateral assignments of all licenses, permits and approvals and a license upon reasonably acceptable terms and conditions with respect to the "Champps" trademark and trade dress effective in the event of foreclosure. The subsidiaries of the Company will guarantee all obligations of the Company to Parent.

     4. Termination; Prepayment; Acceleration: No further financing will be made available by Parent in the event that the Merger Agreement terminates. All principal of outstanding loans may be (a) repaid at any time at the option of the Company and (b) declared immediately due and payable by Parent (i) in the event that a majority change of control occurs with respect to the Company or
(ii) upon the happening of usual and customary events of default with respect to payment collateral, cross-defaults and insolvency and grace periods.

                                                                      APPENDIX B
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   FAIRNESS OPINION OF MONTGOMERY SECURITIES

                             DATED JANUARY 12, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

January 12, 1996

Members of the Board of Directors
Champps Entertainment, Inc.
153 East Lake Street
Wayzata, MN 55391

Gentlemen:

     We understand that Champps Entertainment, Inc., a Minnesota corporation
(the "Company"), DAKA International, Inc., a Delaware corporation ("Parent"), and CEI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), propose to enter into an Agreement and Plan of Merger, dated as of October 10, 1995 (the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock of the Company, par value $.01 per share ("Company Common Stock"), not owned directly or indirectly by the Company or Parent, will be converted into .40 shares (the "Exchange Ratio") of the common stock of Parent, par value $.01 per share ("Parent Common Stock"), subject to adjustment as described below (the "Consideration"). If the average per share closing price of Parent Common Stock as reported on the Nasdaq National Market over the twenty (20) trading days immediately preceding the second trading day prior to the closing date of the Merger is (a) less than $30.00 per share, the Exchange Ratio will be adjusted to
 .43 shares of Parent Common Stock for each share of Company Common Stock, or (b) more than $35.00 per share, the Exchange Ratio will be adjusted to .37 shares of Parent Common Stock for each share of Company Common Stock.

     You have asked for our opinion as to whether the Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company and Parent, including the consolidated financial statements for recent years and interim periods to October 1, 1995 and September 30, 1995, respectively, and certain other relevant financial and operating data relating to the Company and Parent made available to us from published sources and from the internal records of the Company and Parent; (ii) reviewed a draft of the Merger Agreement provided to us by the Company; (iii) reviewed certain historical market prices and trading volumes of the Company Common Stock and the Parent Common Stock as reported on the Nasdaq National Market; (iv) compared the Company and Parent from a financial point of view with certain other companies in the restaurant industry that we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry that we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of the Company and Parent certain information of a business and financial nature regarding the Company and Parent, furnished to us by them, including financial forecasts and related assumptions of the Company and Parent;
(vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing information and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts for the Company and Parent provided to us by their respective managements, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of the Company and Parent and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or Parent's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Parent, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have further assumed, with your consent, that the Merger will be consummated in accordance with the terms described in the Merger Agreement without any amendments thereto, and without waiver by the Company or Parent of any of the conditions to their respective obligations thereunder.

     Based upon the foregoing and in reliance thereon, it is our opinion that the Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

     This opinion is furnished pursuant to our engagement letter, dated October 4, 1995. This opinion is addressed to the Board of Directors of the Company and is not intended to be and shall not be deemed to be a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Except as provided in such engagement letter, this opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act.

                                          Very truly yours,

                                          MONTGOMERY SECURITIES

                                                                      APPENDIX C
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     FAIRNESS OPINION OF PIPER JAFFRAY INC.

                             DATED JANUARY 12, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

January 12, 1996

Board of Directors
DAKA International, Inc.
One Corporate Place
55 Ferncroft Road
Danvers, MA 01923-4001

Members of the Board:

     This letter relates to the issuance of shares of common stock of DAKA International, Inc. ("DAKA") in exchange for all of the outstanding shares of common stock of Champps Entertainment, Inc. ("Champps") pursuant to the Agreement and Plan of Merger referred to below (the "Transaction"). The aggregate consideration to be paid by DAKA will be based on a fixed exchange ratio of 0.40 of a DAKA share of common stock for each Champps' share of common stock if the Closing Price (as defined below) of DAKA common stock is equal to or more than $30.00 but not more than $35.00; 0.43 of a share of DAKA common stock for each share of Champps common stock if the Closing Price of DAKA common stock is less than $30.00; and 0.37 of a share of DAKA common stock if the Closing Price of DAKA common stock is more than $35.00 (the "Exchange Ratio"). As used herein, "Closing Price" means the average per share closing price of DAKA common stock as reported on the Nasdaq National Market System over the twenty (20) trading days immediately preceding the second trading day prior to the closing date of the Transaction. You have requested our opinion as to the fairness to DAKA, from a financial point of view, of the Exchange Ratio in the Transaction.

     Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. Piper Jaffray makes a market in the Common Stock of DAKA and also provides research coverage for DAKA. For our services in rendering this opinion, DAKA will pay us a fee and indemnify us against certain liabilities. The fee is not contingent upon the consummation of the Merger.

     In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:
      1. Reviewed the Agreement and Plan of Merger by and between DAKA, Champps and CEI Acquisition Corp. dated October 10, 1995.

      2. Reviewed the audited Financial Information for Champps for the three years ended December 31, 1994.
      3. Reviewed the Financial Information for Champps for the nine months ended September 30, 1995.

      4. Reviewed the audited Financial Information for DAKA for the three years ended July 1, 1995.

      5. Reviewed the Financial Information for DAKA for the three months ended September 30, 1995.

      6. Reviewed five-year financial forecasts for DAKA furnished by DAKA management.

      7. Reviewed five-year financial forecasts for Champps furnished by Champps management.

      8. Conducted discussions with members of senior management of Champps, including the President/Chief Executive Officer and the Vice President of Finance/Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance, and the balance sheet characteristics of Champps and the prospects for the combined company after consummation of the proposed Transaction.

      9. Conducted discussions with members of senior management of DAKA, including the Chairman and Chief Executive Officer, Chief Financial Officer and Controller. Topics discussed included, but were not limited to, the background and rationale for the proposed Transaction, the financial condition, operating performance, balance sheet characteristics and prospects of DAKA's business independently and the financial and operating prospects for the combined company after consummation of the proposed Transaction.

     10. Reviewed the historical prices and trading activity for DAKA and Champps common stock.

     11. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

     12. Performed discounted cash flow analysis on five-year financial forecasts for Champps furnished by Champps' management.

     13. Considered the proforma effect of the proposed Transaction on DAKA's earnings per share for calendar 1996 and the five fiscal years ending June 30, 2000.

     14. Compared certain financial and securities data of Champps and DAKA with certain financial and securities data of companies deemed similar to Champps and DAKA or representative of the business sector in which both companies operate.

     15. Analyzed the premiums paid in recent acquisitions of public company stock.

     16. Calculated the projected contribution of DAKA and Champps to the combined company by revenue, income and ownership for six fiscal years beginning July 1, 1995.

     17. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.
     We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by DAKA and Champps or otherwise made available to us and have not attempted independently to verify such information. We have further relied upon the assurances of DAKA's and Champps's managements that the information provided has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. In that regard, we have assumed with your consent that any projections or forecasts, including without limitation, any projected cost savings and operating synergies resulting from the Transaction, reflect best currently available estimates and judgments of the respective managements of DAKA and Champps and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of DAKA and Champps. Furthermore, we have assumed that neither DAKA nor Champps is a party to any pending transaction, including external financings, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business.

     In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of DAKA or Champps and express no opinion regarding the liquidation value of DAKA or Champps. Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. We express no opinion herein as to the prices at which shares of DAKA common stock may trade at any future time.

     This opinion is for benefit of the Board of Directors of DAKA and shall not be relied upon, published or otherwise used, nor shall any public references to Piper Jaffray be made without our written consent, except for inclusion in the full proxy/prospectus to be sent to all stockholders of DAKA and Champps and in any filings or disclosures required by law.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio in the Transaction is fair, from a financial point of view, to DAKA.

Sincerely,

PIPER JAFFRAY INC.

                                                                      APPENDIX D
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SECTIONS 302A.471 AND 302A.473 OF THE
                       MINNESOTA BUSINESS CORPORATION ACT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

302A.471 RIGHTS OF DISSENTING SHAREHOLDER.

     Subdivision 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the by-laws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     Subdivision 2. BENEFICIAL OWNERS.

     (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     Subdivision 3. RIGHTS NOT TO APPLY. Unless the articles, the by-laws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     Subdivision 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in

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subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

     HISTORY: 1981 c 270 s 80; 1987 c 203 s 2,3; 1988 c 629 s 10; 1991 c 49 s
16; 1992 c 517 art 1 s 15; 1993 c 17 s 40; 1994 c 417 s 5

302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.

     Subdivision 1. DEFINITIONS.

     (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     Subdivision 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     Subdivision 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the share owned by the shareholder and must not vote the shares in favor of the proposed action.

     Subdivision 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES.

     (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     Subdivision 5. PAYMENT; RETURN OF SHARES.

     (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with

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subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     Subdivision 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     Subdivision 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section; and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use; whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, but which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

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     Subdivision 8. COSTS; FEES; EXPENSES.

     (a) The court shall determine the costs and expense of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expense may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expense to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

     HISTORY: 1981 c 270 s 81; 1987 c 104 s 30-33; 1993 c 17 s 41, 42

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